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As filed with the Securities and Exchange Commission on May 31, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASTLEPOINT HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	N/A (IRS Employer Identification Number)

Clarendon House
2 Church Street
Hamilton HM 11
Bermuda
(441) 295-1422
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation System
111 8th Avenue, 13th Floor
New York, New York 10011
(212) 590-9330
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Roslyn Tom, Esq.
Baker & McKenzie LLP
1114 Avenue of the Americas
New York, New York 10036
(212) 891-3971

        Approximate date of commencement of proposed sale of securities to the public:    From time to time after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares, $0.01 par value	29,580,000	$11.00	$325,380,000(1)	$34,816

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. No exchange or over-the-counter market exists for the registrant's common shares; however, the registrant's shareholders have privately sold common shares using the Portal system. The fee is based on the price of the registrant's common shares on May 26, 2006, which was reported on Portal at a price of $11.00 per share.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 31, 2006

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

29,580,000 Common Shares
CastlePoint Holdings, Ltd.

        The selling shareholders named in this prospectus are offering up to 29,580,000 of our common shares. The selling shareholders will receive all proceeds from the sale of the common shares, and therefore we will not receive any of the proceeds from their sale of our shares.

        No public market currently exists for our common shares, and our common shares are not currently listed on any national exchange or market system. However, our common shares have been sold from time to time in private transactions, and some of those sales have been reported on The Portal Market. Shares sold pursuant to this prospectus will not continue to trade on The Portal Market. Application will be made to have our common shares approved for quotation on the Nasdaq National Market System under the symbol "CPHL."

        Investing in our shares involves risks. See "Risk Factors" beginning on page 9 of this prospectus to read about the risks you should consider before buying our shares.

        Because all of the shares being offered under this prospectus are being offered by the selling shareholders, we cannot currently determine the price or prices at which our common shares may be sold under this prospectus. Prior to the date of this prospectus, we are aware that some of our common shares have been sold in private resale transactions by qualified institutional buyers that purchased our common shares in a private offering that closed in April 2006. We understand those sales have been reported to The Portal Market. To our knowledge, the most recent price at which shares were resold was $11.00 per share on May 26, 2006. Future prices will likely vary from that price and these sales may not be indicative of prices at which our common shares will trade. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any stock exchange or automated interdealer quotation system on which the common shares are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, and at prices and on terms that will be determined by market prices prevailing at the time of sale, or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

        None of the Securities and Exchange Commission (the "SEC"), any state securities regulators, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2006

Table of Contents

PROSPECTUS SUMMARY	1
RISK FACTORS	9
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	34
USE OF PROCEEDS	35
INSTITUTIONAL TRADING AND RELATED SHAREHOLDER MATTERS	35
DIVIDEND POLICY	36
CAPITALIZATION	37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	38
INDUSTRY BACKGROUND	51
BUSINESS	53
REGULATION	80
MANAGEMENT	92
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	104
PRINCIPAL SHAREHOLDERS	118
DESCRIPTION OF SHARE CAPITAL	119
MATERIAL TAX CONSIDERATIONS	130
SHARES ELIGIBLE FOR FUTURE SALE	140
SELLING SHAREHOLDERS	142
PLAN OF DISTRIBUTION	154
LEGAL MATTERS	157
EXPERTS	157
ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS	157
WHERE YOU CAN FIND MORE INFORMATION	158
INDEX TO CONSOLIDATED BALANCE SHEET	F-1
GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS	G-1

        We have filed for registration in the U.S. Patent and Trademark Office for the marks "CastlePoint Holdings, Ltd.", "CastlePoint Reinsurance Company" and "CastlePoint Insurance Company". All other brand names or trade names appearing in this prospectus are the property of their respective holders.

CERTAIN IMPORTANT INFORMATION

        For your convenience, we have included below definitions of terms used in this prospectus that are specific to the business of CastlePoint. In addition, we have provided a Glossary, beginning on page G-1, of selected insurance, reinsurance and investment terms.

  In this prospectus:

  •
  Unless the context suggests otherwise, "CastlePoint", "our company", "we", "us" or "our" refer to CastlePoint Holdings, Ltd. and its subsidiaries, which include CastlePoint Management Corp. ("CastlePoint Management"), a Delaware corporation and our program management company; CastlePoint Bermuda Holdings, Ltd. ("CastlePoint Bermuda Holdings"), our Bermuda intermediate holding company; CastlePoint Reinsurance Company, Ltd. ("CastlePoint Re"), our Bermuda reinsurance subsidiary; and one or more U.S. licensed insurance companies we plan to acquire within the next six to nine months, one of which will be named CastlePoint Insurance Company. "CastlePoint Holdings" refers to CastlePoint Holdings, Ltd.;

  •
  "brokerage business" refers to broad classes of business that are underwritten on an individual policy basis by an insurance company's underwriting staff through wholesale and retail agents, and for which most or all of the services are provided by the insurance company as part of the overall product offering;

  •
  "program business" refers to narrowly defined classes of business that are underwritten on an individual policy basis by program underwriting agents on behalf of insurance companies;

  •
  "traditional program business" refers to blocks of program business in excess of $5 million in gross written premium that Tower Group, Inc., or Tower, historically has underwritten, consisting of non-auto related personal lines and the following commercial lines of business: retail stores and wholesale trades, commercial and residential real estate, restaurants, grocery stores, office and service industries and artisan contractors;

  •
  "specialty program business" refers to (i) program business other than traditional program business and (ii) traditional program business that Tower elects not to manage and that we elect to manage;

  •
  "insurance risk-sharing business" refers to various risk sharing arrangements, such as (i) pooling or sharing of premiums and losses between our U.S. licensed insurance companies and other insurance companies based upon their respective percentage allocations or (ii) appointing other insurance companies as our program underwriting agents and then having those insurance companies assume through reinsurance a portion of the business they produce as program underwriting agents; and

  •
  "program underwriting agent" refers to an insurance intermediary that aggregates business from retail and general agents and manages business on behalf of insurance companies, including functions such as risk selection and underwriting, premium collection, policy form design and client service.

        Potential investors are warned that financial information presented in this prospectus may not be indicative of our future operating results or financial performance. In addition, as disclosed elsewhere in this prospectus, within the next six to nine months, we plan to acquire one or more U.S. licensed insurance companies with little or no pre-existing business to enable us to commence our insurance business. Unless and until such acquisition is completed, we expect that we will conduct primarily our reinsurance business as described herein.

        In this prospectus, amounts are expressed in U.S. dollars and the financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"), except as otherwise indicated.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in us. You should read the entire prospectus carefully, including the sections entitled "Risk Factors", "A Warning About Forward-Looking Statements" and the financial information contained in this prospectus before investing in us. Percentages of ownership presented on a fully diluted basis assume the issuance of our common shares pursuant to (i) the exercise of 1,082,666 options we granted under our 2006 long-term equity compensation plan as described herein; and (ii) the exercise by Tower Group, Inc., or Tower, of the warrants we granted to it to purchase 1,127,000 of our common shares.

Overview

        We are a new Bermuda holding company organized to provide property and casualty insurance and reinsurance business solutions, products and services primarily to small insurance companies and program underwriting agents in the United States. We were incorporated in November 2005 to take advantage of opportunities that we believe exist in the insurance and reinsurance industry for providing traditional quota share reinsurance, insurance risk sharing, program capacity and support, and insurance company services that can be purchased on a stand-alone, or unbundled basis.

        We provide innovative insurance and reinsurance business solutions, as well as a broad range of products and services to insurance companies and program underwriting agents, to enable them to improve their ability to deliver and market their products and services. Our insurance company customers will primarily be insurance companies with surplus of less than $100 million that underwrite small commercial and personal lines policies with low to moderate hazard risks that we believe produce consistently profitable underwriting results, but have been unable to grow their operations due to such factors as limited capital base, lack of adequate ratings or limited licensing. We believe small insurance companies can overcome their limitations by entering into traditional quota share reinsurance and other insurance risk-sharing arrangements, such as pooling, with us, and thereby access our surplus, higher rating, broad based licensing or other capabilities. We also plan to conduct business with other insurance companies without those limitations that are seeking to manage their capital more efficiently by ceding premiums to us to generate commission and fee income or expand their capacity to write business in certain geographic areas. In addition, we plan to provide comprehensive business solutions, products and services to program underwriting agents that underwrite program business which we refer to as narrowly defined classes of business that are underwritten on an individual policy basis by program underwriting agents on behalf of insurance companies.

        We offer reinsurance products to insurance companies through CastlePoint Re, our Bermuda reinsurance subsidiary. We also plan to acquire one or more U.S. licensed insurance companies, which companies we expect will enter into pooling and other insurance risk-sharing arrangements, as well as write specialty program business. Until we acquire the U.S. licensed insurance companies, we are utilizing Tower's insurance companies to write insurance risk-sharing and specialty program business through our management company, CastlePoint Management.

        CastlePoint Re has received a Financial Strength rating of "A-" (Excellent) from A.M. Best Company, Inc., which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. In addition, upon the acquisition and capitalization of our U.S. licensed insurance companies, we expect that such companies will also receive a Financial Strength rating of "A-" (Excellent). The maintenance of the assigned rating depends upon CastlePoint Re operating in a manner consistent with the business plan presented to A.M. Best.

Market Opportunities

        Beginning in 2001, after a prolonged period of excess underwriting capacity, we believe many reinsurers became less willing to provide traditional quota share reinsurance due to their limited experience with underwriting, pricing and managing the underlying primary insurance business written by ceding insurance companies. We refer to traditional quota share reinsurance as a type of reinsurance whereby a reinsurer provides reinsurance coverage to an insurance company on a pro rata basis based upon a ceding percentage without any provisions to limit meaningful losses. As an alternative to traditional quota share reinsurance, many reinsurers began offering finite reinsurance that contained loss limitation provisions designed to limit the likelihood of a meaningful loss to the reinsurer. This situation continued until the spring of 2005, when various regulatory agencies began to scrutinize whether many finite quota share reinsurance agreements contained a sufficient level of risk transfer to qualify as reinsurance under applicable accounting principles. We believe that this scrutiny has reduced the market for finite quota share reinsurance and is creating a greater demand for traditional quota share reinsurance. Nonetheless, we believe that many reinsurers are still reluctant to provide traditional quota share reinsurance due to their lack of primary insurance expertise. As a result, we believe we are well positioned to take advantage of this market opportunity given our senior management's primary insurance company background, expertise and established track record in underwriting primary business.

        In addition to utilizing traditional quota share reinsurance, we believe small insurance companies can overcome their surplus limitations by entering into insurance risk-sharing arrangements with us to access our surplus, higher rating, broad based licensing or other capabilities to improve their ability to market their products and services. Doing so will enable them to generate commission income from managing this business on our behalf in addition to continuing to generate underwriting profit on the business that they retain. We will offer insurance risk-sharing solutions to these small insurance companies by sharing underwriting results with them through pooling agreements, or by appointing them as a program underwriting agent so that they can access our insurance companies. We believe there are significant market opportunities for us as we are not aware of other insurance companies or reinsurers offering these types of insurance risk-sharing solutions.

        We also believe that there are significant market opportunities for program business. We believe that, after prolonged soft market conditions that ended in 2001, many insurance companies have either ceased or significantly reduced writing program business due to lack of profitability or reduced commissions paid to program underwriting agents. Despite improved profitability in recent years, which has attracted more insurers and reinsurers to support program business, we believe this market is still underserved and that program underwriting agents are seeking alternatives to increase their profit margin. Furthermore, we believe there is a lack of insurance company service providers that offer insurance services to support program business.

Our Business Solutions, Products and Services

        We plan to offer the following products and services:

    •
    Reinsurance solutions. We primarily focus on providing traditional quota share reinsurance and expect to focus to a lesser extent on offering property and casualty excess of loss and other ancillary reinsurance coverage to insurance companies with low risk profiles that underwrite small commercial and personal lines policies with low to moderate hazard risks that we believe produce consistently profitable underwriting results.

    •
    Insurance solutions. We plan to offer insurance risk-sharing solutions to customers writing policies with low to moderate hazard risks. These solutions will include (i) pooling or sharing of premiums and losses between our U.S. licensed insurance companies and other insurance companies based upon their respective percentage allocations or (ii) appointing other insurance companies as our program underwriting agents and then having those insurance companies assume through reinsurance a portion of the business they produce as program underwriting agents. We also plan to provide comprehensive business solutions to program underwriting agents in the United States, including policy issuance capability through our insurance companies, assumption of underwriting risk and the ability to participate in underwriting risk by providing alternative risk transfer capabilities.

    •
    Product Lines. As a part of our insurance and reinsurance business solutions, we plan to offer broad lines of business, including commercial package, fire and allied lines, commercial general liability, workers compensation, homeowners and personal dwellings, professional liability, commercial and personal inland marine and commercial and personal automobile.

    •
    Unbundled Insurance Company Services. We plan to offer a comprehensive set of insurance company services which can be purchased separately from our product offerings on an unbundled basis, including claims handling, policy administration and insurance technology solutions. We believe these services should facilitate marketing our insurance and reinsurance products and solutions to program underwriting agents, as well as generate fee income.

Our Sponsor

        Tower, our sponsor, is our first and currently largest customer for our reinsurance products, and will be our first and largest customer for our insurance solutions, especially during our initial years of operations. Tower is also our strategic partner that provides various insurance company services to us and to our customers. In connection with our formation and capitalization, we issued 2,555,000 of our common shares, representing at the time of issuance 100% of our outstanding common shares, to Tower in consideration of its investment of $15.0 million in us. The common shares held by Tower currently represent 8.6% of our outstanding common shares. We also issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share, which shares represent 3.5% of our common shares outstanding on a fully-diluted basis. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, represent 11.3% of our outstanding common shares on a fully-diluted basis. Tower is a publicly traded insurance holding company that provides property and casualty insurance products and services through its insurance company subsidiaries and its management company to small to mid-sized businesses and to individuals primarily in New York City and the adjacent areas of New York State. Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer, is also Chairman of the Board, President and Chief Executive Officer of Tower.

        Tower has historically utilized a business model that involves ceding a certain percentage of its business to reinsurers and placing business with other insurance companies through its management company to increase its capacity to underwrite an amount of premium volume beyond its own surplus capacity. For example, utilizing other insurance companies through its management company, Tower placed with other insurance companies 10.5%, 23.3% and 22.9% of the total gross premiums written by its insurance company and produced for other insurance companies for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, Tower ceded 29.5%, 45.2% and 79.0% of its gross premiums written to reinsurers in the years ended December 31, 2005, 2004 and 2003, respectively. While Tower reduced the premiums ceded to reinsurers and placed with other insurance companies in order to increase its retention after completing its initial public offering in October 2004, it anticipates that it will continue to rely on reinsurance and other insurance companies to support its future growth. Due to regulatory scrutiny concerning the use of finite reinsurance, as well as reduced availability of traditional quota share reinsurance and insurance risk sharing capacity, Tower decided to sponsor us and entered into a long-term strategic relationship with us to secure a stable source of traditional quota share and insurance risk-sharing capability to support its anticipated future growth. This strategic relationship with Tower allows us to participate as a reinsurer, and we expect that it will allow us to participate as a pooling participant, in Tower's book of business that it has historically underwritten profitably.

Our Agreements with Tower

        Pursuant to a master agreement and certain reinsurance agreements we entered into with Tower and/or certain of its subsidiaries, we provide traditional quota share reinsurance to Tower and participate in Tower's ceded property and casualty excess of loss reinsurance program. After we acquire one or more U.S. licensed insurance companies, one of which will be named CastlePoint Insurance Company, and receive any required regulatory approvals, we will also enter into pooling agreements with Tower to supplement or replace Tower's management agreements with other insurance companies. We will also utilize one or more of these U.S. licensed insurance companies to underwrite insurance risk-sharing business. Under the pooling agreements, all premiums and losses will be shared by us and Tower proportionately from the first claim dollar based on our respective participation percentages. Tower will manage and pool with us brokerage business, which we refer to as broad classes of business that are underwritten on an individual policy basis by an insurance company's underwriting staff through wholesale and retail agents, and for which most or all of the services are provided by the insurance company as part of the overall product offering. We expect that Tower, as manager of the brokerage business pool, will purchase reinsurance from CastlePoint Re to protect CastlePoint Insurance Company's net exposure to catastrophe losses that it may be exposed to as part of its participation in the brokerage business pool. In addition, Tower will manage and pool with us traditional program business, which we refer to as blocks of program business in excess of $5 million in gross written premium that Tower has historically underwritten, consisting of non-auto related personal lines and the following commercial lines of business: retail stores and wholesale trades, commercial and residential real estate, restaurants, grocery stores, office and service industries and artisan contractors. We will manage and pool with Tower's insurance companies specialty program business comprised of program business, except any traditional program business that Tower elects to manage. Until we acquire one or more U.S. licensed insurance companies, our program management company, CastlePoint Management, is managing the specialty program business, as well as insurance risk-sharing business, with other insurance companies utilizing Tower's insurance companies.

        The reinsurance agreements have, and the pooling agreements contemplated by the master agreement will have, a term of three years, subject to regulatory approval and to certain termination rights of the parties as further described under "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries." The master agreement also provides that, subject to receipt of any required regulatory approvals and third party consents, CastlePoint Insurance Company will write the specialty program business that Tower has historically written, and our subsidiary, CastlePoint Re, will become a reinsurer under one of Tower's assumed reinsurance agreements. In addition, we have entered into a service and expense sharing agreement with Tower and certain of its subsidiaries, pursuant to which we will be able to purchase from them insurance company services at cost and market these services to our program underwriting agents on an unbundled basis. We will share with Tower 50% of the profits and losses generated from these services.

        For a description of certain of the terms and provisions of our agreements with Tower and its subsidiaries, see "Certain Relationships and Related Transactions."

Business Strategy

        In order to capitalize on our strategic relationship with Tower and the market opportunities we have identified in the property and casualty insurance industry, we intend to pursue the following business strategies:

    •
    Rely on Tower as an initial principal production source. A substantial amount of our reinsurance and insurance business is derived from Tower, and we expect that this will continue during the initial years of our operation, as we gradually develop business opportunities from other distribution sources.

    •
    Deliver traditional quota share reinsurance and insurance risk-sharing solutions to insurance companies. We plan to provide traditional quota share and other related reinsurance products and insurance risk-sharing solutions primarily to small insurance companies with surplus of less than $100 million that have a limited capital base, lack of adequate ratings or have limited licensing, and that underwrite commercial and personal lines policies with low to moderate hazard risks generating average annual premiums of less than $10,000 per policy. In addition, we also plan to provide these solutions to other insurance companies without these limitations that are seeking to efficiently manage their capital as well as to limit their concentration of risk in certain geographic areas.

    •
    Deliver comprehensive program business solutions and capabilities to program underwriting agents. We plan to differentiate ourselves from other insurance companies writing program business by offering a broad line of products as well as comprehensive insurance, reinsurance and alternative risk transfer solutions and insurance company services on an unbundled basis to attract program underwriting agents with large and profitable books of program business that need or desire to access these products and services.

    •
    Make strategic investments in our clients. We plan to make strategic investments in, including potential acquisitions of, small insurance companies and program underwriting agents in order to share in the value that we believe will be created as a result of our product offerings. For the same reasons, we also may invest in our strategic partner, Tower, at some point in the future.

Competitive Strengths

        We believe we have the following competitive strengths, which position us to underwrite business profitably:

    •
    Access to Profitable Book of Business from Tower. Pursuant to our agreements with Tower, we reinsure, and in the future also expect to pool, a significant amount of the brokerage business and traditional program business that Tower writes, which generated an average gross loss ratio of 57.7% for the three years ended December 31, 2005. The master agreement also provides that, subject to receipt of any required regulatory approvals and third party consents, CastlePoint Insurance Company will write the specialty program business that Tower has historically written, and our subsidiary, CastlePoint Re, will become a reinsurer under one of Tower's assumed reinsurance agreements.

    •
    Access to Established Insurance Company Infrastructure. Through our service and expense sharing agreement with Tower's subsidiaries, we and our clients will be able to access Tower's well established insurance company infrastructure, including claims handling and administration, technology, program design, regulatory compliance and other services. We believe that this capability will enable us to successfully write specialty program business and insurance risk-sharing business and avoid the significant cost of establishing a primary insurance company infrastructure.

    •
    Bermuda-Based Operations. We expect to benefit from Bermuda's pool of experienced professionals with significant reinsurance expertise, as well as Bermuda's regulatory environment that allows for the development and sale of innovative business solutions and cost-effective reinsurance and insurance products.

    •
    Strong Market Relationships. We market our reinsurance products, and expect to market our insurance products, principally through our management's industry contacts and through independent reinsurance intermediaries. Our senior management team has extensive industry relationships, including relationships with a number of reinsurance intermediaries, program underwriting agents and insurance companies. We believe that these relationships will allow us to quickly establish our presence in the reinsurance and insurance markets.

    •
    New Insurance Company. As a newly formed company, we are unencumbered by historical liability exposures currently affecting competitors, including claims relating to asbestos and environmental remediation and other mass torts.

    •
    Experienced Management with Knowledge of Primary Insurance Companies and Products. We have assembled a senior management team with an average of over 20 years of property and casualty industry experience. Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer, was a founder of Tower in 1990 and has developed reinsurance, insurance, service and capital solutions that enabled Tower to overcome the limitations it faced as a small insurance company and management company to increase its capability to deliver products and services. Mr. Lee remains Chairman of the Board, President and Chief Executive Officer of Tower and, as such, does not serve our company on a full-time basis. In addition, our other senior officers have substantial experience in the property and casualty insurance industry, including Joel S. Weiner, our Chief Financial Officer, Senior Vice President and director, and Joseph P. Beitz, Executive Vice President and director of CastlePoint Re.

Risks Relating to Our Company

        As part of your evaluation of our company, you should take into account the substantial risks we face. See "Risk Factors" beginning on page 9 of this prospectus. You should carefully consider these risk factors together with all the other information included in this prospectus.

Private Offering

        On April 4 and April 5, 2006, we sold an aggregate of 27,025,000 common shares in a private placement exempt from registration under the Securities Act, which we refer to in this prospectus as the private offering, at a purchase price of $10.00 per share, except for 500,000 common shares sold at $9.30 per share to Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc., the initial purchaser of some of the shares. Friedman, Billings, Ramsey & Co., Inc. resold the shares it purchased to investors pursuant to Rule 144A and Regulation S under the Securities Act. We raised approximately $249.4 million in net proceeds from the private offering. We used these proceeds and the $15.0 million Tower invested in us as follows: (1) $250 million to capitalize our reinsurance subsidiary, CastlePoint Re; and (2) approximately $14.4 million to capitalize our intermediate Bermuda holding company, CastlePoint Bermuda Holdings.

        In connection with the private offering, we entered into a registration rights agreement for the benefit of the holders of the shares sold in the private offering. We also entered into a registration rights agreement with Tower with respect to its ownership of 2,555,000 of our common shares, which are being registered pursuant to the registration statement of which this prospectus is a part, and 1,127,000 common shares issuable upon exercise of the warrants we granted to Tower. See "Description of Share Capital—Registration Rights."

Our Organization

        We were incorporated on November 16, 2005 as a company limited by shares under Bermuda law. Our reinsurance subsidiary, CastlePoint Re, was incorporated on March 9, 2006 and was licensed as a Class 3 Bermuda exempted insurer on March 22, 2006. CastlePoint Re commenced writing business as of April 6, 2006, following its capitalization on April 5, 2006 with a portion of the net proceeds of the private offering. CastlePoint Management, a Delaware corporation and our program management company, was incorporated in January 2006. CastlePoint Bermuda Holdings, our Bermuda intermediate holding company, was incorporated in March 2006.

        The following chart summarizes our corporate organization. We may change our corporate organization from time to time as we expand our business or as market conditions change.

(1)
Reflects our ownership of one or more U.S. licensed insurance companies that we expect to acquire within the next six to nine months. We will rename one of these companies "CastlePoint Insurance Company."

        Our registered office is currently located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and our telephone number is (441) 295-1422.

The Offering

Shares offered by the selling shareholders
A total of up to 29,580,000 common shares held by the selling shareholders, consisting of the following: 27,025,000 common shares sold in the private offering and 2,555,000 common shares held by Tower. The selling shareholders may or may not sell any or all of the common shares that have been registered by us.
Shares outstanding	29,580,000 common shares. Our outstanding shares exclude:
• 1,127,000 common shares issuable upon the exercise of the warrants we issued to Tower; and
• 1,082,666 common shares issuable upon the exercise of outstanding stock options we granted to non-employee directors and certain officers of our company and our subsidiaries; and
• 652,355 additional common shares available for issuance under our 2006 long-term equity compensation plan.
Dividend policy
Our board of directors currently intends to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record, payable on a quarterly basis beginning with the quarter ending June 30, 2006. Any determination to pay dividends is at the discretion of our board of directors and is dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda legal and regulatory constraints.
Use of proceeds	We will not receive any of the proceeds from the sale of our shares.
Trading
Our common shares are not currently listed on any national securities exchange or on Nasdaq. However, following the private offering, our common shares have been sold from time to time in private transactions and some of those sales have been reported on The Portal Market. Shares sold pursuant to this prospectus will not continue to trade on The Portal Market. Application will be made to have our common shares approved for quotation on the Nasdaq National Market System under the symbol "CPHL."
Voting limitation
Our bye-laws contain a provision limiting the voting rights of any person beneficially owning, directly, indirectly or, in the case of any U.S. person (as defined in the Internal Revenue Code of 1986, or the Code) constructively or by attribution, shares with more than 9.5% of the total voting power of all shares entitled to vote at a general meeting of the shareholders of our company to 9.5% of such total voting power. The common shares owned by Tower are subject to this voting rights limitation. See "Description of Share Capital—Limitation on Voting Rights."

RISK FACTORS

        An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "A Warning About Forward-Looking Statements."

Risks Related to Our Business

  We have a very limited operating history and are not yet able to engage in the primary insurance business.

        We were recently formed and are not yet able to engage in the primary insurance business because we have not received all of the necessary regulatory approvals or acquired our U.S. licensed insurance companies. We cannot assure you that we will obtain the regulatory approvals necessary for us to conduct our business as planned or that any approval granted will not be subject to conditions that restrict our operations. As a newly formed company, we have a very limited operating history on which you can base an estimate of our future earnings prospects.

  We are dependent on Tower and its subsidiaries for a substantial portion of our business.

        We expect to derive 80% or more of our reinsurance business and insurance business from Tower and its subsidiaries during our initial year of operation, and also expect that Tower will account for a substantial portion of our reinsurance and insurance business throughout the following few years of operation. We have commenced our reinsurance business by providing traditional quota share reinsurance primarily to Tower's insurance companies, assuming initially a 30% quota share portion of the net liabilities less recoveries of the policies relating to each of Tower's brokerage business and traditional program business, and an 85% quota share portion of the net liabilities less recoveries of the policies relating to Tower's specialty program business and insurance risk-sharing business. In addition, through CastlePoint Re, we currently assume 37.5% of the ceded first property excess of loss layer and 42% of the ceded first multiline excess of loss layer under Tower's existing property and casualty excess of loss reinsurance agreements, pursuant to an understanding we have reached to this effect with the reinsurance intermediary of the third party reinsurers party to such agreements. Our quota share portions under the quota share reinsurance agreements may be adjusted by Tower, subject to a minimum portion of 25% and a maximum portion of 45% with respect to each of the brokerage business and traditional program business, and a minimum portion of 75% and a maximum portion of 85% with respect to the specialty program business and insurance risk-sharing business.

        We cannot commence our insurance business until we acquire at least one U.S. licensed insurance company consistent with our plans, and obtain the required regulatory approvals and licenses for it. We plan to acquire one or more U.S. licensed insurance companies, and we expect that we will acquire at least one within six to nine months. Upon the acquisition of one or more U.S. licensed insurance companies, and subject to the receipt of any required regulatory approvals or third party consents, we will cause these subsidiaries to enter into three pooling agreements with Tower's insurance companies. Our initial percentage participation in each of the brokerage business pool and the traditional program business pool will be 25%, which may be adjusted by Tower Insurance Company of New York, subject to a minimum participation of 25% and a maximum participation of 45%. Our initial percentage participation in the specialty program business will be 85%, which we may adjust, subject to a minimum participation of 75% and a maximum participation of 85%. In addition, our capabilities to provide insurance company services will be based, at least initially, on Tower's infrastructure.

        With Tower's assistance, we have identified certain specialty programs that we believe our U.S. licensed insurance companies, once acquired, will be able to write, subject to receipt of any required regulatory approvals and third party consents. If any required approvals or consents are not obtained, our ability to commence and successfully develop our specialty program business may be adversely affected. In addition, through CastlePoint Re, we currently assume 37.5% of the ceded first property excess of loss layer and 42% of the ceded first multiline excess of loss layer under Tower's existing property and casualty excess of loss reinsurance agreements, pursuant to an understanding we have reached to this effect with the reinsurance intermediary of the third party reinsurers party to such agreements. However, these arrangements have not yet been set forth in a written agreement.

        Accordingly, we are dependent on Tower and its subsidiaries for a substantial portion of our business. Although the reinsurance agreements and service and expense sharing agreement we entered into with Tower and/or certain of its subsidiaries, and the pooling agreements we will enter into with such parties, each have a term of three years, subject to certain early termination provisions, the termination of any of these contracts would reduce our revenues during our initial years of operation and increase our dependence on third party insurance companies, program underwriting agents and service providers to support our business and would have a material adverse effect on us. In addition, there are risks related to the business of Tower and its insurance subsidiaries that may adversely impact our ability to continue doing business with them.

  Our business relationship with Tower and its subsidiaries may present, and make us vulnerable to, difficult conflicts of interest, related party transactions, business opportunity issues and legal challenges.

        We entered into a master agreement, certain reinsurance agreements, a program management agreement and a service and expense sharing agreement with Tower and/or its subsidiaries. Under the master agreement, we and Tower agreed to cause our respective subsidiaries to enter into certain pooling agreements as soon as practicable after we acquire a U.S. licensed insurance company and required regulatory approvals are obtained. All of these agreements, as well as the warrants we issued to Tower and the employment agreements and compensation arrangements we entered into with Michael H. Lee and other managers at Tower, were negotiated while we were a wholly-owned subsidiary of Tower. Accordingly, the terms of these agreements do not necessarily reflect terms that we or Tower would agree to in arms-length negotiations with an independent third party.

        In addition, we plan to meet our financial objectives during the first three years primarily through our relationship with Tower, while gradually developing business opportunities from other distribution sources. Therefore, we are heavily dependent on Tower to achieve our business objectives. Because (i) Tower has sponsored our formation, (ii) Tower's common shares currently represent 8.6% of our outstanding common shares and we also issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share, which brings Tower's ownership interest in us to 11.3% on a fully-diluted basis if the warrants are exercised in full, and (iii) we and Tower have overlapping executive management, as described below, we may be deemed an affiliate of Tower by regulatory authorities, including state insurance regulatory authorities. In that event, any transaction or agreement between us and Tower or any of its subsidiaries may be subject to regulatory review and modification. Due to our close business relationship with Tower, we may be presented with situations involving conflicts of interest with respect to the agreements and other arrangements we entered into, or will enter into, with Tower and its subsidiaries, exposing us to possible claims that we have not acted in the best interest of our shareholders.

        Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer, who founded Tower in 1990, holds the same positions at Tower and, as such, does not serve our company on a full-time basis. Furthermore, members of our executive management are former managers of Tower. Conflicts of interest could arise with respect to business opportunities that could be advantageous to Tower or its subsidiaries, on the one hand, and us or any of our subsidiaries, on the other hand.

        Because Mr. Lee holds leadership positions at both Tower and our company, potential conflicts of interest may arise should the interests of Tower, CastlePoint and Mr. Lee diverge. While we expect that initially our interests and Tower's interests should be aligned, they may diverge as we develop additional business through other distribution sources and become less dependent on Tower.

        Mr. Lee's service as Chairman of the Board, President and Chief Executive Officer of both CastlePoint Holdings and Tower could also raise a potential challenge under anti-trust laws. Section 8 of the Clayton Antitrust Act, or the Clayton Act, prohibits a person from serving as a director or officer in any two competing corporations under certain circumstances. If CastlePoint and Tower are in the future deemed to be competitors within the meaning of the Clayton Act, certain thresholds relating to direct competition between Tower and CastlePoint are met, and the Department of Justice and Federal Trade Commission challenge the arrangement, Mr. Lee may be required to resign his positions with one of the companies, and/or fines or other penalties could be assessed against Mr. Lee and CastlePoint. To alleviate any potential for direct competition between Tower and us, the master agreement provides, and we expect that the pooling agreements will provide, that Tower will manage the brokerage business and traditional program business pool and CastlePoint will manage the specialty program business pool. This division of responsibilities reflects the different market strategies and focus of our companies. However, it is possible that the potential for direct competition may exist with respect to the business that we pursue with insurance companies other than Tower's insurance companies.

        As part of our business strategy of making strategic investments in the insurance companies and program underwriting agents that may become our clients, we may make a strategic investment in Tower at some point in the future.

  We may require additional capital in the future, which may not be available on favorable terms or at all.

        Our future capital requirements will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover our losses. We used approximately $249.4 million in net proceeds we received from the private offering and the $15.0 million Tower invested in us as follows: (1) $250 million to capitalize CastlePoint Re; and (2) approximately $14.4 million to capitalize CastlePoint Bermuda Holdings. We or one of our subsidiaries may need to raise additional funds to further capitalize CastlePoint Re and to acquire and capitalize a U.S. licensed insurance company to commence our insurance business. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into an unsecured revolving credit facility and a term loan facility with one or more syndicates of lenders. We currently have no commitment from any lender with respect to a credit facility or a loan facility. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we are able to raise capital through equity financings, the interest of shareholders in our company would be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common shares. If we cannot obtain adequate capital, we may not be able to adequately operate our reinsurance business and cover claim losses or commence our insurance business and fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected.

  Our failure to purchase U.S. licensed insurance companies, to obtain required regulatory approvals or to enter into an acceptable agreement with a licensed insurer could have a material adverse impact on our ability to commence our insurance business and to fully implement our business strategy.

        We are not currently authorized to write insurance business in the United States. We intend to write insurance through one or more U.S. licensed insurance companies we plan to acquire. Through these U.S. licensed insurance companies, we intend to write insurance on an admitted basis, for risks in those U.S. jurisdictions where such companies are licensed. In addition, CastlePoint Re is seeking to become eligible to write on a non-admitted basis in the United States. Any direct insurance written by CastlePoint Re will be bound by independent agents or brokers acting in the ordinary course of their business. To acquire these U.S. licensed insurance companies, we will need the approval of insurance regulators in the respective states of domicile of such companies, and also may need the approval of insurance regulators in states where such companies are admitted. To become eligible to write business on a non-admitted basis in certain states in the United States, CastlePoint Re will need approval of insurance regulators in those states. We cannot assure you we will obtain the necessary regulatory approvals or that we will be able to acquire such insurance companies on terms favorable to us or at all. If we do not receive the required approvals, we will be able to write only insurance business in the United States on a limited basis as an unauthorized non-U.S. insurer and will be unable to write insurance business in the United States through a licensed insurer. This would have a material adverse impact on our ability to implement our business strategy.

        Until we acquire one or more U.S. licensed insurance companies, Tower's insurance companies are managing the brokerage business and traditional program business, while we are managing the specialty program business and insurance risk-sharing business through CastlePoint Management. During this time, Tower is issuing the policies for both the brokerage business and the traditional program business, as well as the specialty program business and insurance risk-sharing business. CastlePoint Re entered into three traditional quota share reinsurance agreements with Tower's insurance companies. Under the quota share reinsurance agreements for each of the brokerage business and the traditional program business, Tower initially cedes 30% of such business to CastlePoint Re. Under the quota share reinsurance agreement for the specialty program business and insurance risk-sharing business, Tower initially cedes 85% of such business to CastlePoint Re. See "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries—Traditional Quota Share Reinsurance Agreements." However, because our capacity or our ability to otherwise develop our insurance business may be limited if we continue to rely on these reinsurance agreements, we need to acquire the U.S. licensed insurance companies to be able to further grow our insurance business.

        If we do not acquire a U.S. licensed insurance company, we will be able to write insurance business in the United States only on a limited non-admitted basis as an unauthorized non-U.S. insurer, or by acting as the reinsurer of a U.S. licensed insurer. If we act as a reinsurer of a U.S. licensed insurer, the reinsurance agreement will require that we compensate the U.S. licensed insurer, as well as provide the insurer with security in the form of a letter of credit or trust arrangement. This reinsurance agreement may be difficult to obtain and we may not be able to enter into an acceptable arrangement, in which case we will be unable to write the types of insurance contracts that may only be written by U.S. licensed insurers. Our failure to acquire one or more U.S. licensed insurance companies or reach an acceptable agreement with a U.S. licensed insurer would have a material adverse impact on our ability to implement our business strategy.

  Our agreements with Tower's insurance companies are subject to regulatory review by the insurance departments of various states and if these agreements are required to be revised or are disapproved by a state insurance department, we will not be able to fully implement our business strategy on a timely basis or at all, and the loss of revenues from these agreements would have a material adverse effect on our business, financial condition and results of operations.

        Because Tower owned 100% of our shares when our agreements with Tower's insurance companies were negotiated and was deemed to control us under the provisions of the New York State Insurance Law and applicable regulations, we could not enter into any of the reinsurance agreements, pooling agreements, program management agreement, service and expense sharing agreement or any other agreement with Tower's insurance companies unless Tower gave 30 days advance notice to the New York State Insurance Department and the New York State Insurance Department did not disapprove of such agreements within such period. Although the 30 day notice period passed without such disapproval, Tower is discussing the quota share reinsurance agreements with the New York State Insurance Department and some terms may be modified as a result of these discussions. Our agreements with Tower also are subject to review by the Massachusetts Division of Insurance.

        Any revisions to these agreements or any other agreement with Tower and its insurance companies by the New York State Insurance Department, the Massachusetts Division of Insurance or any other state insurance department may cause a delay in the implementation of our business strategy or cause us to deviate from our business strategy, which would have a material adverse effect on our business, financial condition and results of operation. The disapproval of any of these agreements in their entirety would have a material adverse effect on our business, financial condition and results of operation.

        In addition, some or all of the agreements we and our subsidiaries plan to enter into with Tower and its insurance companies may be subject to review and approval of the domestic regulators of our U.S. licensed insurance companies. The failure to obtain such approvals may have a material adverse effect on our business, financial condition and results of operation.

  Our actual insured losses may be greater than our loss reserves, which would negatively impact our financial condition and results of operations.

        Our success depends in part upon our ability to assess accurately the risks associated with the businesses that we reinsure and will in the future insure. Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to an insurer and payment by the insurer of that loss. In connection with our writing reinsurance business and recognizing liabilities for unpaid losses, we establish loss reserves as balance sheet liabilities, and we will also do so for the insurance business we plan to write in the future. These reserves represent estimates of amounts needed to pay reported losses and unreported losses and the related loss adjustment expense. Loss reserves are only an estimate at a point in time of what an insurer anticipates the ultimate costs of claims to be and therefore cannot and do not represent an exact calculation of actual ultimate liability. Estimating loss reserves is a difficult and complex process involving many variables and subjective judgments, particularly for new companies, such as ours, that have no loss development experience. As part of our reserving process, we review historical data as well as actuarial and statistical projections and consider the impact of various factors such as:

  •
  trends in claim frequency and severity;

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  changes in operations;

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  emerging economic and social trends;

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  inflation; and

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  changes in the regulatory and litigation environments.

        This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates. In addition, unforeseen losses, the type or magnitude of which we cannot predict, may emerge in the future. We establish or adjust reserves for CastlePoint Re in part based upon loss data received from the ceding companies with which we do business, including Tower. We will establish or adjust reserves for the U.S. licensed insurance companies we plan to acquire based upon information that we will receive from program underwriting agents with whom we do business. There is a time delay between the receipt and recording of claims results by the ceding insurance companies or by the program underwriting agents and the receipt and recording of those results by us. As a result of this time delay, reserves for CastlePoint Re and for the U.S. licensed insurance companies to be acquired by us will be more difficult to timely and accurately estimate.

        Furthermore, CastlePoint Re is a newly formed company, and other than through its traditional quota share reinsurance business from Tower, it has a very limited loss experience and a relatively small population of underlying risks. Therefore, CastlePoint Re is exposed to an increased likelihood that actual results may not conform to our estimates.

        To the extent our loss reserves are insufficient to cover actual losses or loss adjustment expenses, we will have to adjust our loss reserves and may incur charges to our earnings in the period in which such adjustment is made, which could have a material adverse effect on our business, financial condition and results of operations.

  We are currently dependent on our reinsurance business for a substantial portion of our revenues and profits and may not be able to maintain or increase this business.

        We currently derive almost all of our income from our reinsurance business. We anticipate that revenues from our reinsurance business will continue to account for a significant portion of our total revenues and total income, particularly if we do not quickly acquire one or more U.S. licensed insurance companies to conduct our insurance business and insurance risk-sharing business. Neither we nor CastlePoint Re is a U.S. licensed insurer, and consequently we will be deriving a substantial portion of our revenue from reinsuring our share of the specialty program business pool that CastlePoint Management will manage, and our share of the brokerage business and traditional program business pool that Tower will manage, during our initial years of operation.

  Reinsurance of Tower's insurance companies' business could expose us to substantial risk of loss.

        As part of our business, we intend to reinsure a substantial amount of Tower's insurance companies' business. Accordingly, our results of operations are, and will continue to be, highly dependent on the results of operations of Tower's insurance company subsidiaries.

        Tower's insurance companies write business primarily in the southern portion of New York State and, to a lesser extent, in upstate New York and other states. As a result, a single catastrophe occurrence, destructive weather pattern, terrorist attack, regulatory development or other condition or general economic trend disproportionately affecting the region within which these entities conduct most of their business could have a material adverse affect on such subsidiaries, and therefore, our financial condition or results of operations.

        Some of the reinsurance agreements that we entered into with Tower's insurance companies, and the pooling agreements that we plan to enter into with them, may extend up to three years. To the extent that market conditions change during that period, we will be adversely affected should Tower's underwriting results deteriorate during that period to the extent we are a reinsurer or a pooling partner for that business and cannot exercise our right to cancel such agreements under the early termination provisions that are described under "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries."

  If the market opportunities for traditional quota share reinsurance do not materialize as we expect, our dependence on Tower for traditional quota share reinsurance business will increase, and our financial condition and results of operations may be materially adversely affected.

        We believe that significant market opportunities will arise for reinsurers that understand how to manage primary insurance business and are willing to provide traditional quota share reinsurance as an alternative to finite quota share reinsurance. However, we cannot assure you that the opportunities for traditional quota share reinsurance will materialize as we expect. The market for finite quota share reinsurance is currently in a state of flux. If regulations imposing limitations on the use of finite reinsurance are not implemented and finite quota share insurance remains an attractive product to insurance companies, we may not be able to attract the business we currently anticipate by providing traditional quota share reinsurance. Alternatively, if regulations are adopted that impose limitations on the characterizations of finite quota share reinsurance, other companies might offer traditional quota share reinsurance products on more competitive terms than we can provide. Under these circumstances, we might not be able to expand our traditional quota share reinsurance business beyond our reinsurance agreements with Tower's insurance companies, which would increase our dependence on Tower and have a material adverse effect on our ability to fully implement our business strategy, as well as our financial condition and results of operation.

  The occurrence of severe catastrophic events may have a material adverse effect on our financial results and financial condition.

        We reinsure, and intend to insure on a direct basis, property and casualty insurance with large aggregate exposures to natural and man-made disasters, such as hurricane, typhoon, windstorm, flood, earthquake, acts of war, acts of terrorism and political instability. We expect that our loss experience generally will include infrequent events of great severity. Although we may attempt to exclude losses from terrorism and other similar risks from some coverages we write, we may not be successful in doing so. The risks associated with natural and man-made disasters are inherently unpredictable, and it is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. The occurrence of losses from catastrophic events may cause a material adverse effect on our ability to write new business, results of operations and financial condition. These losses could eliminate our shareholders' equity and statutory surplus (which is the amount remaining after all liabilities, including loss reserves, are subtracted from all admitted assets, as determined under statutory accounting principles, or SAP). Increases in the values and geographic concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years and we expect that those factors will increase the severity of catastrophe losses in the future.

        The pool managers for each of the brokerage, traditional program and specialty program business pools are required to purchase property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance from third party reinsurers to protect the net exposure of the pool participants. In purchasing the property catastrophe excess of loss reinsurance, the pool manager may retain approximately 10% of the combined surplus of Tower and CastlePoint Insurance Company (referred to as the pooled retention). With respect to the brokerage business pooling agreement in the first year only, Tower shall reimburse CastlePoint Insurance Company for the property catastrophe excess of loss premium paid to CastlePoint Re to protect CastlePoint Insurance Company's net exposure to the pooled retention in excess of an amount equal to the product of $10 million multiplied by its percentage participation in the brokerage business pool. In addition, with respect to each of the pools, any of the participating companies shall have the option to require the pool manager to increase the pooled retention by an amount up to 10% of CastlePoint Re's surplus provided that CastlePoint Re reinsures this increase to the pooled retention.

  If we are unable to implement our business strategy or operate our business as we currently expect, our results may be adversely affected.

        We recently commenced operations and, as a result, we have very limited name recognition or reputation in the insurance or reinsurance industry. Businesses, such as ours, which are starting up or in their initial stages of development, present substantial business and financial risks and may suffer significant losses. While we are commencing our operations using senior management who are experienced in the property and casualty insurance industry, no assurance can be given that their relationships in the industry will be successfully transferred to our company. We may also be limited in pursuing certain business opportunities due to our relationship with Tower. Further, we must hire new key employees and other staff, develop business relations, establish operating procedures, obtain facilities, implement new systems, find and acquire an insurer having limited or no pre-existing business that is licensed in most U.S. states, obtain regulatory approvals and complete other tasks necessary for the conduct of our intended business activities. Until we acquire one or more U.S. licensed insurance companies and receive the necessary regulatory approvals, we will not be able to write primary insurance policies in the United States on an admitted basis or offer unbundled services. If we are unable to implement these activities in a timely manner, our results will be adversely affected. In addition, as a result of industry factors or factors specific to us, we may have to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume.

  We are dependent on our key executives and may not be able to attract and retain key employees or successfully integrate our new management team to fully implement our newly formulated business strategy.

        Our success depends largely on the senior management of CastlePoint, which includes, among others, Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer, Joel S. Weiner, our Senior Vice President, Chief Financial Officer and director, and Joseph P. Beitz, Executive Vice President and director of CastlePoint Re. We entered into employment agreements with Messrs. Lee and Weiner, and we are in the process of negotiating the terms and conditions of Mr. Beitz' employment with CastlePoint Re. We are actively searching for qualified candidates to serve as President of CastlePoint Re and President of CastlePoint Management. In addition, although we have hired a number of key managers, we still need to attract additional managers for key positions in order to fully implement our business strategy. Mr. Lee, our Chairman of the Board, President and Chief Executive Officer, holds the same positions at Tower, and therefore he does not devote all of his time to our company. Further, we must attract and retain experienced underwriters, actuarial staff and risk analysts and modeling personnel in order to successfully operate and grow our business, none of whom have been hired at this time. After our management team and other personnel are assembled, our ability to implement our business strategy will depend on their successful integration. The number of available, qualified personnel in the insurance and reinsurance industry to fill these positions may be limited. Our inability to attract and retain executives to serve as President of CastlePoint Re and President of CastlePoint Management, as well as these additional personnel or the loss of the services of any of our senior executives or key employees, could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business. In addition, we cannot assure you that we will successfully integrate our executive or other personnel, as we recently commenced operations.

        Further, we continue to pursue hiring additional executives or other personnel, individually or in groups, from other companies in the insurance and reinsurance industry. These companies and other competitors may have agreements that restrict those persons and our existing employees from soliciting or hiring their employees and working for competitors and may seek to retain, or prevent us from hiring, their executives and other personnel. We cannot assure you that we will be successful in hiring executives or other personnel, who may be subject to these restrictions, or whose employer seeks to prevent us from hiring them or that we will not incur any liability in connection with our hiring, or attempting to hire, such executives or other personnel.

  CastlePoint Re has received a rating of "A-" (Excellent) from A.M. Best. Our inability to maintain such rating or obtain the same rating for our primary insurance subsidiaries or a future downgrade in our ratings would adversely affect our competitive position with customers, our standing among brokers, program underwriting agents and insurance company clients and would have an adverse effect on our ability to meet our financial goals.

        Competition in the types of insurance business that we intend to underwrite and reinsure is based on many factors, including the perceived financial strength of the insurer and ratings assigned by independent rating agencies. A.M. Best is generally considered to be the most important rating agency in connection with the evaluation of insurance and reinsurance companies by their customers. Generally, the objective of the rating agencies' rating systems is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders and are not evaluations directed to investors in a company's securities nor recommendations to buy, sell or hold such securities. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (In Liquidation). A.M. Best's ratings are generally based on a quantitative evaluation of a company's performance with respect to profitability, leverage and liquidity and a qualitative evaluation of spread of risk, investments, reinsurance programs, reserves and management. In addition, its ratings take into consideration the fact that we just commenced our operations. Insurance ratings are used by customers, reinsurers and reinsurance intermediaries as an important means of assessing the financial strength and quality of insurers. In addition, the rating of a company seeking reinsurance, also known as a ceding company, may be adversely affected by the lack of a rating of its reinsurer. Therefore, the lack of a satisfactory rating may dissuade a ceding company from reinsuring with us or may influence a ceding company to reinsure with a competitor of ours.

        CastlePoint Re has received a Financial Strength rating of "A-" (Excellent) from A.M. Best, which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. In addition, based upon our discussions with A.M. Best, upon the acquisition and capitalization of our U.S. licensed insurance companies, we would expect that such U.S. licensed insurance companies will have ratings of "A-" (Excellent) based on our capital funding plans, management experience and relationship with Tower. However, there is no assurance that the insurance companies we will acquire will receive such rating.

        A.M. Best stated that it would closely monitor the flow of business between CastlePoint Re and Tower to ensure there are no material deviations from projections utilized by A.M. Best to establish CastlePoint Re's rating. A.M. Best also stated that it believes CastlePoint Re's results could be impacted by Tower's growth and exposure to catastrophes due to its business concentration in New York City.

        The ratings of CastlePoint's reinsurance and insurance subsidiaries are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. The maintenance of the assigned rating depends upon CastlePoint Re operating in a manner consistent with the business plan presented to A.M. Best. Even if our insurance subsidiaries receive a desired rating, if A.M. Best subsequently downgrades their ratings or CastlePoint Re's current rating below "A-", the competitive position of our reinsurance and insurance subsidiaries would suffer, and their ability to market their products, to obtain customers and to compete in the reinsurance and insurance industry would be adversely affected. A subsequent downgrade, therefore, could result in a substantial loss of business as our insurance company clients and program business managers may move to other insurers with higher claims paying and financial strength ratings.

  We may not be able to manage our growth effectively.

        We intend to grow our business in the future, which could require additional capital, systems development and human resources. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire qualified employees or incorporate effectively the components of any businesses we may acquire in our effort to achieve growth. The failure to manage our growth effectively could have a material adverse effect on our business, financial condition, and results of operations.

  A significant amount of our invested assets will be subject to changes in interest rates and market volatility.

        We are in the process of investing substantially all of the proceeds we received from the private offering in fixed income securities (with approximately $3 million to $5 million to be maintained in cash and short-term investments for general corporate purposes, including working capital), and we expect our invested assets to be fully deployed according to our investment strategy by the end of the second quarter of 2006. In addition, we intend to invest the premiums we receive from our reinsurance and insurance underwriting activities in highly rated and liquid fixed income securities, short-term U.S. Treasury bills, cash and money market equivalents. The fair market value of these assets and the investment income from these assets will fluctuate depending on general economic and market conditions. Because we intend to classify substantially all of our invested assets as available for sale, we expect changes in the market value of our securities will be reflected in shareholders' equity. Our board of directors has established our investment policies and our management is in the process of implementing our investment strategy with the assistance of independent investment managers. We expect our investment portfolio to include a significant amount of interest rate-sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Because of the unpredictable nature of losses that may arise under reinsurance and insurance policies, our liquidity needs could be substantial and may increase at any time. Increases in interest rates will decrease the value of our investments in fixed-income securities. If increases in interest rates occur during periods when we sell investments to satisfy liquidity needs, we may experience investment losses. If interest rates decline, reinvested funds will earn less than expected.

        Our investment results may also be adversely affected by changes in the business, financial condition or results of operations of the entities in which we invest, as well as changes in government monetary policies, and general economic and overall market conditions. Furthermore, general economic conditions and overall market conditions may be adversely affected by U.S. involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts.

        If we do not structure our investment portfolio so that it is appropriately matched with our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. For this or any of the other reasons discussed above, investment losses could significantly decrease our asset base, which will adversely affect our ability to conduct business. In addition, part of our business strategy includes making strategic investments in insurance companies and program underwriting agents that are or may become our clients. These investments may not be liquid and could increase our investment losses.

        Any of these events or changes could have a material adverse effect on our business, financial condition and results of operations.

  Our business could be adversely affected by Bermuda employment restrictions.

        We intend to hire a certain number of non-Bermudians to work for us in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government's policy limits the duration of work permits to six years, with certain exemptions for key employees and job categories where there is a worldwide shortage of qualified employees. Currently, the non-Bermudians we employ are working under temporary permits granted by the Bermuda government, and applications have been made for permanent work permits. We may not be able to use the services of one or more of our key employees if we are not able to obtain work permits for them, which could have a material adverse effect on our business, financial condition and results of operations.

  Our business is dependent upon reinsurance brokers and program underwriting agents and the failure to develop or maintain these relationships could materially adversely affect our ability to market our products and services.

        We market our reinsurance products primarily through brokers and our insurance products primarily through program underwriting agents. We expect that we will derive a significant portion of our business from a limited number of brokers and program underwriting agents. While we generally rely on the industry relationships and relationships with a number of brokers and program underwriting agents that our senior management team has developed, our failure to further develop or maintain relationships with brokers and program underwriting agents from whom we expect to receive our business could have a material adverse effect on our business, financial condition and results of operations.

  Our reliance on brokers and program underwriting agents subjects us to their credit risk.

        In accordance with industry practice, we anticipate that we will frequently pay amounts owed on claims under our insurance or reinsurance contracts to brokers and program underwriting agents, and these brokers and program underwriting agents in turn are required to pay and will pay these amounts over to the clients that have purchased insurance or reinsurance from us. If a broker or a program underwriting agent fails to make such a payment, in a significant majority of business that we write, it is highly likely that we will be liable to the client for the deficiency under local laws or contractual obligations, notwithstanding the broker or program underwriting agent's obligation to make such payment. Likewise, when the client pays premiums for these policies to brokers or program underwriting agents for payment over to us, these premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts, whether or not we actually receive the premiums from the brokers. Consequently, with respect to most of our insurance and reinsurance business, we will assume a degree of credit risk associated with brokers and program underwriting agents with whom we work.

  We compete with a large number of companies in the insurance and reinsurance industry for underwriting revenues.

        We compete with a large number of other companies in our selected lines of business. We compete with major U.S. and non-U.S. insurers and reinsurers, including several Bermuda-based insurers, that offer the lines of insurance and reinsurance that we offer or will offer, target the same markets as we do and utilize similar business strategies. We face competition from specialty insurance companies, program underwriting agents and intermediaries, as well as diversified financial services companies. In addition, newly formed and existing insurance industry companies have recently raised capital to meet perceived demand in the current environment and address underwriting capacity issues. Other newly formed and existing insurance companies may also be preparing to enter the same market segments in which we compete or in which we expect to raise new capital. Since we have a very limited operating history, many of our competitors have greater name and brand recognition than we have. Many of them also have more (in some cases substantially more) capital and greater marketing and management resources than we have, and may offer a broader range of products and more competitive pricing than we are able to, or will be able to, offer.

        Our competitive position is based on many factors, including our perceived financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), speed of claims payment, reputation, experience and qualifications of employees and local presence. Since we have recently commenced operations, we may not be able to compete successfully on many of these bases. If competition limits our ability to write new business at adequate rates, our return on capital may be adversely affected.

        A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

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  an increase in capital-raising by companies in our lines of business, which could result in additional new entrants to our markets and an excess of capital in the industry;

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  programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other "alternative markets" types of coverage; and

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  changing practices caused by the Internet, which may lead to greater competition in the insurance business.

        New competition from these developments could cause the supply and/or demand for insurance or reinsurance to change, which could affect our ability to price our products at attractive rates and adversely affect our underwriting results.

  We may misevaluate the risks we seek to insure. If we misevaluate these risks, our business, reputation, financial condition and results of operations could be materially and adversely affected.

        We are a Bermuda company formed to provide reinsurance and insurance products and services to the property and casualty insurance industry through our wholly-owned operating subsidiaries. Our success depends upon the ability of our underwriters and actuaries to accurately assess the risks associated with the programs and treaties that we insure or reinsure.

        In our reinsurance business, we, like other reinsurers, do not separately evaluate each of the individual risks assumed under reinsurance treaties. Thus, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that our ceding companies may not have adequately evaluated the individual risks to be reinsured and that the premiums ceded to us may not adequately compensate us for the risks we assume.

        In our insurance business, we will underwrite programs in which program underwriting agents will be authorized to exercise underwriting authority on our behalf. While we will provide underwriting guidelines and audit underwriting results, there is no assurance that program underwriting agents will evaluate each of the risks within the program adequately or that the premium charged will be sufficient to compensate us for the underwriting risk insured by us. In addition, we will delegate to program underwriting agents some insurance underwriting activities that are usually handled by the insurance company. No assurance can be given that such program underwriting agents will administer these activities adequately. If they fail to do so, additional underwriting risks may be incurred or regulatory fines may result for which we would be liable.

  We may face substantial exposure to losses from terrorism. Our U.S. insurance companies will be required by law to offer coverage against such losses and the protection afforded by federal legislation has been reduced.

        The location and concentration of business written in New York City and adjacent areas by Tower may expose us to losses from terrorism. U.S. insurers are required by state and Federal law to offer coverage for terrorism in certain commercial lines.

        In response to the September 11, 2001 terrorist attacks, the United States Congress enacted legislation designed to ensure, among other things, the availability of insurance coverage for foreign terrorist acts, including the requirement that insurers offer such coverage in certain commercial lines. The Terrorism Risk Insurance Act of 2002 ("TRIA") requires commercial property and casualty insurance companies to offer coverage for certain acts of terrorism and established a Federal assistance program through the end of 2005 to help such insurers cover claims related to future terrorism-related losses. The Terrorism Risk Insurance Extension Act of 2005 ("TRIEA") extends the Federal assistance program through 2007, but it also has set a per-event threshold that must be met before the federal program becomes applicable and also increases the insurers' statutory deductibles.

        Pursuant to TRIA, insurance companies, including Tower's insurance companies, must offer insureds the option to purchase coverage for acts of terrorism that are certified as such by the U.S. Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General, for an additional premium or decline such coverage. When the coverage is not purchased, the policy is endorsed to exclude coverage for certified acts of terrorism, but losses from an act of terrorism that is not a certified event may be covered in any case. Also, even if coverage for certified acts of terrorism is excluded, losses from fire following the act of terrorism are required to be covered in New York and certain other states.

        Under TRIA, the Federal government agreed to reimburse commercial insurers for up to 90% of the losses due to certified acts of terrorism in excess of a deductible.

        Under TRIEA, the Federal government will reimburse commercial insurers only after a per-event threshold, referred to as the program trigger, has been reached. In the case of certified acts of terrorism taking place after March 31, 2006, the program trigger has been set at $50 million for industry-wide insured losses occurring in 2006 and $100 million for industry-wide insured losses occurring in 2007. The amount of the Federal government's reimbursement drops from 90% to 85% for insured losses in 2007. In addition, each insurer's deductible amount is set at 17.5% of certain of the insurer's direct earned commercial lines premiums for 2006 and 20% for 2007. These changes reduce federal assistance and increase the costs of the terrorism risk insurance program for Tower's insurance companies and other insurers (such as the U.S. insurance companies that we plan to acquire) subject to TRIA and TRIEA.

        Due to Tower's current concentration of business in New York City, a terrorist attack or series of attacks in New York City or the surrounding areas could have a material adverse effect on our results of operations and financial condition. In addition, terrorist attacks in these areas could depress economic activity in Tower's core market, which could hurt our business. Similarly, the terrorism risk insured by (1) our U.S. licensed insurance companies, and (2) the small insurance companies with whom we expect to share risk, could have a material adverse effect on our results of operations and financial condition.

        Pursuant to the reinsurance agreements that CastlePoint Re entered into with Tower's insurance companies and others, CastlePoint Re is required to reinsure a portion of each ceding insurer's losses resulting from terrorism. Although we expect that CastlePoint Re will seek to retrocede some or all of this terrorism risk to unaffiliated reinsurers, it may be unable to do so on terms that it considers favorable, or at all.

  The reinsurance and retrocessional coverage that we intend to use to limit our exposure to risks may be limited, and credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.

        We provide reinsurance, and in the future will provide insurance, to our clients and in turn retrocede coverage to other insurers and reinsurers, some of whom may be relatively small agency-owned, association-owned or otherwise privately owned insurers or reinsurers. Some of these insurers or reinsurers to whom we retrocede coverage may be domiciled in Bermuda or other non-U.S.

locations. We are subject to credit and other risks that depend upon the financial strength of these reinsurers. Further, we are subject to credit risk with respect to our reinsurance and retrocessional arrangements because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our business, financial condition and results of operation. We attempt to mitigate these risks by retaining collateral or trust accounts for premium and claims receivables, but nevertheless we cannot be assured that reinsurance will be fully collectable in the case of all potential claims outcomes.

  Our future primary insurance operations may be adversely affected by a failure of Tower to provide services needed for us to conduct our domestic insurance company business following our acquisition of one or more U.S. licensed insurance companies.

        Our subsidiary, CastlePoint Management, has entered into a service and expense sharing agreement with Tower and certain of its subsidiaries. Under this agreement, we have access to various insurance company services, such as claims, policy administration and technology services, necessary to conduct our business, as well as to offer these services to our clients. We will rely on such services when conducting our primary insurance operations, which we expect to commence after we acquire one or more U.S. licensed insurance companies. However, our service and expense sharing agreement has a term of only three years, subject to certain early termination provisions. See "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries." Should Tower terminate such agreement, fail to renew such agreement, fail to provide such services to us or fulfill any of its other obligations thereunder, we would need to outsource such services, which, due to market conditions or otherwise, may be on less favorable terms and may have an adverse effect on our domestic insurance company business as well as our financial condition and results of operations. Our ability to develop a similar infrastructure internally would take several years and require a significant expenditure in time and expense to hire and train the necessary staff and implement the procedures to provide comparable services. Accordingly, we do not anticipate being able to provide such services internally in the near term.

  The effects of emerging claim and coverage issues on our business are uncertain.

        As industry practices and legal, judicial, social and other environmental conditions change, unexpected issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. A recent example of emerging claims and coverage issues is the growing trend of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claims-handling, insurance sales practices and other practices related to the conduct of business in our industry. The effects of this and other unforeseen emerging claim and coverage issues are extremely hard to predict and could have a material adverse effect on our business, financial condition and results of operations.

  Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments.

        CastlePoint Holdings is a holding company. As a result, we do not have, and will not have, any significant operations or assets other than our ownership of the shares of our subsidiaries.

        Dividends and other permitted distributions from our operating subsidiaries are our sole source of funds to pay dividends to shareholders and meet ongoing cash requirements, including debt service payments, if any, and other expenses. Bermuda law and regulations, including, but not limited to, Bermuda insurance regulations, restrict the declaration and payment of dividends and the making of distributions by CastlePoint Re, unless specific regulatory requirements are met. In addition, following our planned acquisitions of one or more U.S. licensed insurance companies, such companies will be subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Furthermore, any dividends paid by such U.S. licensed insurance companies will be subject to a 30% withholding tax. Therefore, any dividends or other permitted distributions we expect to receive will likely be paid or otherwise made by CastlePoint Re, which is subject to Bermuda regulatory restrictions and any applicable contractual restrictions on any such payments. If we cannot receive dividends or other permitted distributions from CastlePoint Re as a result of such restrictions, we will be unable to pay dividends as currently contemplated by our board of directors. The inability of our operating subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our business, financial condition and results of operations.

        We are subject to Bermuda regulatory constraints that affect our ability to pay dividends on our shares and make other payments. Under the Companies Act 1981 of Bermuda (the "Companies Act"), we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts. For a discussion of the legal and regulatory limitations on our existing and future subsidiaries' ability to pay dividends to CastlePoint Holdings and of CastlePoint Holdings to pay dividends to its shareholders, see "Regulation—Regulation of CastlePoint Re—Minimum Solvency Margin and Restrictions on Dividends and Distributions" and "Regulation—U.S. Regulation—Regulation of Dividends and other Payments from Insurance Subsidiaries."

  We will be subject to extensive regulation in the United States and Bermuda once all of our subsidiaries are formed or acquired, which may adversely affect our ability to achieve our business objectives. If we do not comply with these regulations, we may be subject to penalties, including fines, suspensions and withdrawals of licenses, which may adversely affect our financial condition and results of operations.

        We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. These regulations, generally administered by a department of insurance in each jurisdiction in which we currently do, or may in the future do, business, relate to, among other things:

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  approval of policy forms and premium rates;

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  standards of solvency, including risk-based capital measurements;

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  licensing of insurers and their agents;

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  restrictions on the nature, quality and concentration of investments;

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  restrictions on the ability of our insurance company subsidiaries to pay dividends to us;

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  restrictions on transactions between insurance company subsidiaries and their affiliates;

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  restrictions on the size of risks insurable under a single policy;

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  requiring deposits for the benefit of policyholders;

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  requiring certain methods of accounting;

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  periodic examinations of our operations and finances;

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  prescribing the form and content of records of financial condition required to be filed; and

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  requiring reserves for unearned premium, losses and other purposes.

        Insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives.

        In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. We intend to base some of our practices on our interpretations of regulations or practices that we believe are generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business. Further, changes in the level of regulation of the insurance or reinsurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.

        Regulation in the United States.    In recent years, the state insurance regulatory framework in the United States has come under increased federal scrutiny, and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the senior insurance regulatory officials of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations, interpretations of existing laws and the development of new laws, and recommend changes, which may be more restrictive or may result in higher costs to us than current statutory and regulatory requirements.

        Regulation in Bermuda.    CastlePoint Re has been registered as a Bermuda insurance company and is subject to regulation and supervision in Bermuda. The applicable Bermuda statutes and regulations generally are designed to protect insureds and ceding insurance companies, not our shareholders. CastlePoint Re will not be registered or licensed as an insurance company in any jurisdiction outside Bermuda, will conduct business through offices in Bermuda and will not maintain an office or conduct any insurance or reinsurance activities in the United States or elsewhere. Inquiries into or challenges to the insurance activities of CastlePoint Re may still be raised in the future.

        In the past, there have been congressional and other proposals in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate reinsurers domiciled outside the United States. If CastlePoint Re were to become subject to any insurance laws and regulations of the United States or any U.S. state, which are generally more restrictive than those applicable to it in Bermuda, at any time in the future, it might be required to post deposits or maintain minimum surplus levels and might be prohibited from engaging in lines of business or from writing specified types of policies or contracts. Complying with those laws could have a material adverse effect on our ability to conduct business and on our financial condition and results of operations.

  The outcome of recent insurance industry investigations and regulatory proposals could adversely affect our financial condition and results of operations and cause the price of our shares to be volatile.

        The insurance industry has attracted increased scrutiny by regulatory and law enforcement authorities, as well as class action attorneys and the general public, relating to allegations of improper special payments, price-fixing, bid-rigging, improper accounting practices and other alleged misconduct, including payments made by insurers to brokers and the practices surrounding the placement of insurance business. Formal and informal inquiries have been made of a large segment of the industry, and a number of companies in the insurance industry have received or may receive subpoenas, requests for information from regulatory agencies or other inquiries relating to these and similar matters. These efforts have resulted in both enforcement actions and proposals for new regulation. Although some of these enforcement actions have been settled, it is difficult to predict the outcome of this increased regulatory scrutiny and whether it will expand into other areas not yet contemplated, whether activities and practices currently thought to be lawful will be characterized as unlawful, what form new regulations will have when finally adopted and the impact, if any, of increased regulatory and law enforcement action and litigation on our business and financial condition when we enter the United States market directly after the acquisition of the U.S. insurance companies we plan to acquire.

  Consolidation in the insurance and reinsurance industry could lead to lower margins for us and less demand for our products and services.

        The insurance and reinsurance industry is undergoing a process of consolidation as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market power through merger and acquisition activities. We believe that the larger entities resulting from these mergers and acquisition activities may seek to use the benefits of consolidation, including improved efficiencies and economies of scale, to, among other things, implement price reductions for their products and services to increase their market shares. If competitive pressures compel us to reduce our prices, our operating margins will decrease.

        As the insurance and reinsurance industry consolidates, competition may become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins.

Risks Related to Our Shares

  An active trading market for our shares may never develop.

        Currently, there is no established trading market for our shares. Although the shares that were sold to qualified institutional buyers in the private offering are currently eligible for trading among qualified institutional buyers in The Portal Market of the National Association of Securities Dealers, Inc., shares sold pursuant to this prospectus will not continue to trade on The Portal Market. Application will be made to have our common shares approved for quotation on the Nasdaq National Market System under the symbol "CPHL". However, we cannot assure you that an active trading market for the shares will develop. Accordingly, we cannot assure you as to:

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  the likelihood that an active market for the shares will develop;

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  the liquidity of any such market;

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  the ability of our shareholders to sell their shares; or

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  the price that our shareholders may obtain for their shares.

        If an active trading market does not develop or is not maintained, holders of the shares may experience difficulty in reselling, or an inability to sell, the shares. Future trading prices for the shares may be adversely affected by many factors, including changes in our financial performance, changes in the overall market for similar shares and performance or prospects for companies in our industry.

  We currently intend to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record; however, any determination to pay dividends is at the discretion of our board of directors.

        Our board of directors currently intends to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record, payable on a quarterly basis beginning with the quarter ending June 30, 2006. Any determination to pay dividends is at the discretion of our board of directors and is dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda legal and regulatory constraints.

  Our results of operations and revenues may fluctuate as a result of many factors, including cyclical changes in the insurance and reinsurance industry, which may cause the price of our shares to decline.

        Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic and other loss events, levels of capacity, general economic and social conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance industry historically has been cyclical and characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. The supply of insurance and reinsurance may increase, either due to capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates and additional competition for business. In addition, our profitability can be affected significantly by:

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  the differences between actual and expected losses that we cannot reasonably anticipate using historical loss data and other identifiable factors at the time we price our products;

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  volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks, or court grants of large awards for particular damages;

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  changes in the level of reinsurance capacity;

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  changes in the amount of loss reserves resulting from new types of claims and new or changing judicial interpretations relating to the scope of insurers' liabilities; and

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  fluctuations in equity markets, interest rates, credit risk and foreign currency exposure, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses.

        In addition, the demand for the types of insurance we will offer can vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases, causing our revenues to fluctuate. These fluctuations in results of operations and revenues may cause the price of our securities to be volatile.

  Future sales of shares may adversely affect their price.

        Future sales of our common shares by our shareholders or us, or the perception that such sales may occur, could adversely affect the market price of our common shares. Currently, 29,580,000 common shares are outstanding. In addition, we have reserved 1,735,021 shares for issuance under our 2006 long-term equity compensation plan. Under this plan, we have granted options exercisable for, in the aggregate, 1,082,666 of our common shares. In addition, we have issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share. See "Shares Eligible For Future Sales." Up to 29,580,000 of our common shares, which are all of the shares currently outstanding, are being registered pursuant to the registration statement of which this prospectus is a part. Sales of substantial amounts of our shares, or the perception that such sales could occur, could adversely affect the prevailing price of the shares and may make it more difficult for us to sell our equity securities in the future, or for shareholders to sell their shares, at a time and price that they deem appropriate.

  Provisions in our bye-laws may reduce or increase the voting rights of our shares.

        Our bye-laws generally provide that shareholders have one vote for each share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our bye-laws, the voting rights exercisable by a shareholder are limited so that certain persons or groups are not deemed to hold more than 9.5% of the total voting power conferred by our shares. In addition, our board of directors retains certain discretion to make adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will hold more than 9.5% of the total voting power represented by our then outstanding shares. Our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. person, by attribution, more than 9.5% of our common shares will have the voting rights attached to such common shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's control group. A control group means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. Controlled shares means all common shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code or, in the case of a U.S. person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a related group. A related group means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes will generally be reallocated proportionately among members of the shareholder's control group or related group, as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other of our shareholders who were not members of these groups so long as such reallocation does not cause any person to hold more than 9.5% of the total voting power of our shares.

        Under these provisions, some shareholders may have the right to exercise their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

        As a result of any reduction in the votes of other shareholders, your voting power might increase above 5% of the aggregate voting power of the outstanding shares, which may result in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act.

        We also have the authority to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to our bye-laws. If a shareholder fails to respond to a request for information from us or submits incomplete or inaccurate information (after a reasonable cure period) in response to a request, we, in our reasonable discretion, may reduce or eliminate the shareholder's voting rights.

  Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our common shares.

        Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging changes in management and takeover attempts in the future.

        Examples of provisions in our bye-laws that could have such an effect include the following:

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  election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

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  our board of directors may reduce the total voting power of any shareholder owning more than 9.5% of our common shares to 9.5% of the total voting power of our common shares; and

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  our directors may, in their discretion, decline to record the transfer of any common shares on our share register, if they are not satisfied that all required regulatory approvals for such transfer have been obtained.

  It may be difficult for a third party to acquire us.

        Provisions of our organizational documents may discourage, delay or prevent a merger, amalgamation, tender offer or other change of control that holders of our shares may consider favorable. These provisions impose various procedural and other requirements that could make it more difficult for shareholders to effect various corporate actions. These provisions could:

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  have the effect of delaying, deferring or preventing a change in control of us;

  •
  discourage bids for our securities at a premium over the market price;

  •
  adversely affect the price of, and the voting and other rights of the holders of, our securities; or

  •
  impede the ability of the holders of our securities to change our management.

        See "Description of Share Capital" for a summary of these provisions.

  U.S. persons who own our shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

        The Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. As a result of these differences, U.S. persons who own our shares may have more difficulty protecting their interests than U.S. persons who own shares of a U.S. corporation. To further understand the risks associated with U.S. persons who own our shares, see "Description of Share Capital—Differences in Corporate Law" for more information on the differences between Bermuda and Delaware corporate laws.

  We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

        We are incorporated under the laws of Bermuda and our business is based in Bermuda. In addition, some of our directors and officers may reside outside the United States, and all or a substantial portion of our assets will be and the assets of these persons are, and will continue to be, located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named in this prospectus, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or these persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

  We may require you to sell your shares of CastlePoint Holdings to us.

        Our bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its shares at a purchase price equal to their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise this option would result in adverse tax, regulatory or legal consequences to us or some U.S. persons as to which the shares held by such shareholder constitute controlled shares. In the latter case, our right to require a shareholder to sell its shares to us will be limited to the purchase of a number of shares that will permit avoidance of those adverse tax consequences. See "Description of Share Capital—Bye-laws."

Risks Related to Taxation

  We or CastlePoint Bermuda Holdings may be deemed to be engaged in a U.S. trade or business, or CastlePoint Re may be considered to be doing business through a permanent establishment in the United States.

        CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re are Bermuda exempted companies. We intend to manage our business so that neither CastlePoint Holdings nor CastlePoint Bermuda Holdings will be treated as engaged in a trade or business within the United States and CastlePoint Re will not be treated as doing business through a permanent establishment in the United States and, as a result, none will be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on certain U.S. source investment income). However, because there is considerable uncertainty as to what activities constitute being engaged in a trade or business within the United States or doing business through a permanent establishment in the United States, and because a significant portion of CastlePoint Re's business is, and is expected to continue to be, reinsurance of Tower, whose Chairman of the Board, President and Chief Executive Officer is also the Chairman of the Board, President and Chief Executive Officer of CastlePoint Holdings, we cannot be certain that the IRS will not be able to successfully contend that CastlePoint Holdings or CastlePoint Bermuda Holdings is engaged in a trade or business in the United States or that CastlePoint Re is doing business through a permanent establishment in the United States. In the event that CastlePoint Holdings or CastlePoint Bermuda Holdings, as the case may be, were considered to be engaged in a business within the United States, CastlePoint Holdings would be subject to U.S. corporate income and branch profits taxes on the portion of its earnings effectively connected to such U.S. business; if CastlePoint Re were considered to be doing business through a permanent establishment in the United States, CastlePoint Re would be subject to U.S. income and branch profits tax on the portion of its income attributable to that permanent establishment. Either of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

  One or more of our U.S. subsidiaries may be considered to be a personal holding company.

        One or more of our U.S. subsidiaries might be subject to additional U.S. tax on a portion of their income if they are considered a personal holding company, or PHC, for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares by value could be deemed to be owned (taking into account indirect and constructive ownership) by five or fewer individuals and whether 60% (50% after the first year in which a corporation is a PHC) or more of such subsidiary's adjusted ordinary gross income consists of "personal holding company income," which is, in general, certain forms of passive and investment income. Based upon information made available to us regarding our expected shareholder base, we believe that the U.S. subsidiaries we expect to acquire should not be considered a PHC. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold. However, because of the lack of complete information regarding our ultimate share ownership (i.e., as determined by the constructive ownership rules for PHCs), we cannot assure you that one or more of our U.S. subsidiaries will not be considered a PHC or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial. See "Material Tax Considerations—Certain U.S. Federal Income Tax Considerations—U.S. Taxation of CastlePoint Holdings, CastlePoint Bermuda Holdings, CastlePoint Re, CastlePoint Management and U.S. Licensed Insurers—Personal Holding Companies."

  We may become subject to taxes in Bermuda after March 28, 2016.

        The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given each of CastlePoint Holdings, CastlePoint Re and CastlePoint Bermuda Holdings an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to CastlePoint Holdings, CastlePoint Re, CastlePoint Bermuda Holdings or any of their respective operations, shares, debentures or other obligations until March 28, 2016. See "Material Tax Considerations—Certain Bermuda Tax Considerations." Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016. In the event that we become subject to any Bermuda tax after such date, it would have a material adverse effect on our financial condition and results of operations.

  If you acquire 10% or more of CastlePoint Holdings' shares, you may be subject to taxation under the "controlled foreign corporation," or CFC, rules.

        Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and that owns shares in the CFC directly or indirectly through foreign entities on the last day of the corporation's taxable year on which such corporation was a CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. Subpart F income generally includes, among other things, investment income such as dividends, interest and capital gains, and income from insuring risks located outside the insurer's country of incorporation. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of the foreign corporation, or more than 50% of the total value of all stock of the corporation. A 10% U.S. Shareholder is a U.S. person, as defined in the Code, that owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account subpart F income consisting of insurance income, a CFC also includes a foreign corporation of which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts which do not produce exempt insurance income as defined in Section 953(e) of the Code exceeds 75% of the gross amount of premium or other consideration in respect of all risks. It is expected that all of CastlePoint Re's income will be considered subpart F insurance income. For purposes of determining whether the more-than-50% (or more-than-25%, in the case of insurance income) and 10% ownership tests have been satisfied, and therefore whether a corporation is a CFC, shares owned includes shares owned directly or indirectly through foreign entities or shares considered owned under constructive ownership rules. The attribution rules are complicated and depend on the particular facts relating to each investor.

        CastlePoint Holdings' bye-laws contain provisions that impose limitations on the concentration of voting power of its shares, that authorize the board to purchase its shares under specified circumstances and that address the voting of foreign subsidiaries' shares. Accordingly, based upon these provisions and information we have about our expected shareholder base, we do not believe that any U.S. person that owns shares in CastlePoint Holdings directly or indirectly through foreign entities should be subject to treatment after the offering as a 10% U.S. Shareholder of a CFC. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

  U.S. persons who hold shares could be subject to adverse tax consequences if we are considered a "passive foreign investment company," or PFIC, for U. S. federal income tax purposes.

        We do not intend to conduct our activities in a manner that would cause us to become a PFIC. However, it is possible that we could be deemed a PFIC by the Internal Revenue Service (the "IRS") for 2006 or any future year. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply or subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be issued in the future. We cannot predict what impact, if any, this guidance would have on a shareholder that is subject to U.S. federal income taxation. We have not sought and do not intend to seek an opinion of legal counsel as to whether or not we are a PFIC for the year ended December 31, 2006 or any subsequent year.

  The Internal Revenue Service may take the position that transactions between Tower and CastlePoint Re do not constitute insurance, due to the proportion of CastlePoint Re's premiums provided by Tower.

        The IRS, in Revenue Ruling 2005-40, took the position that a transaction between an insurer and an insured did not provide risk distribution, and thus was not insurance for U.S. federal income tax purposes, when the insured provided over 90% of the insurer's premiums for the year. We do not believe the IRS would attempt to apply such a rule to quota share reinsurance transactions in which the ceding company cedes a significant number of unrelated risks to the reinsurer, even if the ceding company provided substantially all of the reinsurer's business, nor do we believe the IRS would be successful if it took such a position. Nevertheless, if the IRS successfully advocated such a position, and transactions between Tower and CastlePoint Re and/or the U.S. licensed insurance companies we intend to acquire were not considered insurance, CastlePoint could be considered a PFIC. As noted above, if CastlePoint were considered a PFIC, that could have material adverse tax consequences for an investor that is subject to U.S. tax.

  U.S. persons who hold shares may be subject to U.S. income taxation on their pro rata share of our "related person insurance income," or RPII.

        In the event that:

  •
  CastlePoint Re's gross RPII equals or exceeds 20% of its gross insurance income in any taxable year,

  •
  direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly) 20% or more of the voting power or value of the shares of CastlePoint Re, and

  •
  U.S. persons are considered to own in the aggregate 25% or more of the stock of CastlePoint Re by vote or value,

then a U.S. person who owns any shares in CastlePoint Holdings directly or indirectly through foreign entities on the last day of CastlePoint Re's taxable year on which it is a CFC would be required to include in its income for U.S. federal income tax purposes the shareholder's pro rata share of CastlePoint Re's RPII for the U.S. person's taxable year that includes the end of CastlePoint Re's taxable year determined as if such RPII were distributed proportionately to such U.S. shareholders at that date regardless of whether such income is distributed. In addition any RPII that is includible in the income of a U.S. tax-exempt organization will be treated as unrelated business taxable income. The amount of RPII earned by CastlePoint Re (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of CastlePoint Re or any person related to such shareholder) will depend on a number of factors, including the identity of persons directly or indirectly insured or reinsured by CastlePoint Re. We do not expect that ownership of CastlePoint Re's shares by direct or indirect insureds and related persons will equal or exceed 20% of the voting power or value of the shares of CastlePoint Re. Because we expect U.S. persons to own in the aggregate 25% or more of the stock of CastlePoint Re by vote and value and our gross RPII to exceed 20% of our gross insurance income, only the exception for less than 20% ownership by direct and indirect insureds and their related persons, described above, is potentially available to CastlePoint Re. We intend to request information from insureds in order to ensure that the 20% ownership exception is met. Tower, which owns approximately 8.6% of our outstanding common shares as a result of its $15.0 million investment in us, will be an insured, and CastlePoint will not always be able to tell who all of its shareholders or direct or indirect insureds are. Accordingly, it is possible that the IRS will assert that 20% or more of the vote or value of the shares of CastlePoint Re are owned by insureds of CastlePoint Re or their related persons, and that CastlePoint will be unable to prove otherwise.

        The RPII rules provide that if a shareholder that is a U.S. person disposes of shares in a foreign insurance corporation that has RPII (even if the amount of RPII is less than 20% of the corporation's gross insurance income or the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold) and in which U.S. persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with reporting requirements, regardless of the amount of shares owned by the shareholder. We believe that these rules should not apply to dispositions of our shares because CastlePoint will not itself be directly engaged in the insurance business and because proposed U.S. Treasury regulations appear to apply only in the case of shares of corporations that are directly engaged in the insurance business. However, the IRS might interpret the proposed regulations in a different manner and the applicable proposed regulations may be promulgated in final form in a manner that would cause these rules to apply to dispositions of our shares.

  Changes in U.S. federal income tax law could materially adversely affect an investment in our shares.

        The U.S. federal income tax laws and interpretations, including those regarding whether a company is engaged in a trade or business within the United States or is doing business through a permanent establishment in the United States, or whether a company is a PFIC or whether U.S. persons would be required to include in their gross income the subpart F income or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying these or other U.S. tax rules may be issued in the future. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such regulations or guidance will have a retroactive effect.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        Some of the statements in "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Background," "Business," "Regulation," "Management" and elsewhere in this prospectus, including those using words such as "believes," "expects," "intends," "estimates," "projects," "predicts," "assumes," "anticipates," "plans" and "seeks," and comparable terms, are forward-looking statements. Forward-looking statements are not statements of historical fact and reflect our views and assumptions as of the date of this prospectus regarding future events and operating performance. Because we have a very limited operating history, many statements relating to us and our business, including statements relating to our competitive strengths and business strategies, are forward-looking statements.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under "Risk Factors", including the following:

  •
  our lack of any meaningful operating history and our inability to start engaging in the insurance business because we have not received regulatory approval, acquired any insurance companies or executed some of the transactions described in this prospectus;

  •
  our heavy dependence on Tower for revenue in our initial years of operation, and possibly beyond;

  •
  the terms of our arrangements with Tower may change as a result of the regulatory review and approval process;

  •
  the possibility that we may need additional capital to further capitalize CastlePoint Re for our reinsurance business and acquire one or more U.S. licensed insurance companies to commence our insurance business, and the risk that we may not be able to obtain future financing on favorable terms or at all;

  •
  our ability to hire, retain and integrate our management team and other personnel;

  •
  the risk that we may not be able to implement our business strategy;

  •
  the ineffectiveness or obsolescence of our planned business strategy due to changes in current or future market conditions;

  •
  changes in regulation or tax laws applicable to us, our brokers or our customers;

  •
  changes in the availability, cost or quality of insurance business that meets out reinsurance underwriting standards;

  •
  actual results, changes in market conditions, the occurrence of catastrophic losses and other factors outside our control that may require us to alter our anticipated methods of conducting our business, such as the nature, amount and types of risk we assume and the terms and limits of the products we intend to write;

  •
  inability of our U.S. licensed insurance companies to obtain expected ratings from A.M. Best;

  •
  possible future downgrade in the rating of CastlePoint Re or our U.S. licensed insurance companies;

  •
  changes in rating agency policies or practices;

  •
  changes in accounting policies or practices; and

  •
  changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors.

        This list of factors is not exhaustive and should be read with the other cautionary statements that are included in this prospectus.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from our projections. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to, among other things, our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus that could cause actual results to differ from those discussed in the forward-looking statements before making an investment decision. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future events or otherwise.

        Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties applicable to the other forward-looking statements in this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of our common shares by the selling shareholders pursuant to this prospectus.

INSTITUTIONAL TRADING AND RELATED SHAREHOLDER MATTERS

Institutional Trading

        Prior to the date of this prospectus, our common shares have not been listed or quoted on any national exchange or market system and there is no established public trading market for our common shares. However, our common shares have been sold privately from time to time after the closing of the private offering. Some of those sales by certain qualified institutional buyers of our common shares in the private offering have been reported on The Portal Market, which facilitates the resale of unregistered securities under Rule 144A of the Securities Act among qualified institutional buyers. The last trade of our common shares reported on The Portal Market of which we are aware was on May 26, 2006 at a price of $11.00 per share.

        While our common shares have been sold privately from time to time after the closing of the private offering, and some of these trades have been reported on The Portal Market, this information is not complete because broker-dealers are not obligated to report all trades to Portal. Shares sold pursuant to this prospectus will not continue to trade on The Portal Market.

        Application will be made to have our common shares approved for quotation on the Nasdaq National Market under the symbol "CPHL." The sale prices per share set forth above may not be indicative of the prices at which our common shares will be quoted on the Nasdaq National Market.

Holders of Our Shares

        As of May 31, 2006, we had 29,580,000 common shares issued and outstanding, which were held by two holders of record, Tower and Cede & Co. Cede & Co. holds shares on behalf of The Depository Trust Company, which itself holds shares on behalf of 378 beneficial owners of our common shares, as of May 25, 2006.

DIVIDEND POLICY

        Our board of directors currently intends to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record, payable on a quarterly basis beginning with the quarter ending June 30, 2006. Any determination to pay dividends is at the discretion of our board of directors and is dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda legal and regulatory constraints.

        CastlePoint Holdings is a holding company and has no direct operations. The ability of CastlePoint Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends to CastlePoint Holdings, and will be subject to regulatory, contractual, rating agencies and other constraints. Under Bermuda law, CastlePoint Bermuda Holdings and CastlePoint Re may not declare or pay a dividend if there are reasonable grounds for believing that either company is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of either company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, CastlePoint Re, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or other distributions. Under the terms of the reinsurance agreements between CastlePoint Re and Tower's insurance companies, CastlePoint Re is required to provide security to Tower's insurance companies to support reinsurance recoverables owed to these reinsureds. We may also be required by other clients to provide similar security as part of our reinsurance business. In addition, following our planned acquisitions of one or more U.S. licensed insurance companies, such companies will be subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Furthermore, any dividends paid by such U.S. licensed insurance companies will be subject to a 30% withholding tax. For a further description of the restrictions on the ability of our subsidiaries to pay dividends, see "Risk Factors—Risks Related to Our Business—Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments", "Regulation—Regulation of CastlePoint Re—Minimum Solvency Margin and Restrictions on Dividends and Distributions" and "Regulation—U.S. Regulation—Regulation of Dividends and other Payments from Insurance Subsidiaries."

CAPITALIZATION

        The following table sets forth our capitalization as of April 6, 2006. You should read the following table in conjunction with the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our balance sheet as of April 6, 2006 and related notes included in this prospectus.

As of April 6, 2006
Debt	$0
Shareholders' equity:
Common shares, $0.01 par value per share, 100,000,000 shares authorized; 29,580,000 common shares issued and outstanding	295,800
Additional paid-in capital(1)	268,734,107
Accumulated deficit(1)	(5,168,749)

Total shareholders' equity	$263,861,158

Total capitalization	$263,861,158

(1)
As described in the section captioned "Certain Relationships and Related Transactions—Sponsor and Related Agreements", effective April 6, 2006, we issued warrants to purchase 1,127,000 of our common shares to Tower. At the time of issuance, we determined a fair value for these warrants using the Black-Scholes model. The resulting fair value of the warrants was recorded as additional paid-in capital with an offsetting charge to earnings (and increase in accumulated deficit) resulting in no impact to the net tangible book value per share of our common shares. We recognized warrant expense of approximately $4.6 million on the effective date of the warrants.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We were incorporated in November 2005, and commenced operations in April 2006, as a new Bermuda holding company organized to provide insurance and reinsurance business solutions, products and services to the property and casualty insurance industry through our subsidiaries. Our reinsurance solutions primarily include traditional quota share, as well as, on a limited basis, property and casualty excess of loss, aggregate excess of loss and gap loss reinsurance. Our insurance solutions will include pooling arrangements with other insurance companies or appointing insurance companies as our program underwriting agents to provide them with additional underwriting capacity and access to the higher rating and expanded licensing that we may have through one or more of the insurance companies that we plan to acquire. We also plan to provide comprehensive business solutions to program underwriting agents in the United States, including policy issuance capability through our insurance companies, assumption of underwriting risk and the ability to participate in underwriting risk by providing alternative risk transfer capabilities. As a part of our insurance and reinsurance business solutions, we plan to offer broad lines of business, including commercial package, fire and allied lines, commercial general liability, workers' compensation, homeowners and personal dwellings, professional liability, commercial and personal inland marine and commercial and personal automobile. We also plan to offer a comprehensive set of insurance company services which can be purchased separately from our product offerings on an unbundled basis, including claims handling, policy administration and insurance technology solutions.

        We offer these products through our operating subsidiaries domiciled in Bermuda and in the United States. We offer our reinsurance products and will offer insurance risk-sharing products to Tower and its subsidiaries as well as to small insurance companies located in the United States with surplus of less than $100 million. We also plan to conduct business with other insurance companies that are seeking to efficiently manage their capital as well as limit their concentration of risk in certain geographic areas through our insurance risk sharing and traditional quota share reinsurance solutions. In addition, we will offer our insurance and unbundled insurance company services to program underwriting agents located in the United States. We may make strategic investments in some of our clients, including Tower.

        We entered into a master agreement, certain reinsurance agreements, a program management agreement and a service and expense sharing agreement with Tower and/or its subsidiaries. Under the master agreement, we and Tower agreed to cause our respective subsidiaries to enter into certain pooling agreements as soon as practicable after we acquire one or more U.S. licensed insurance companies and required regulatory approvals are obtained. In addition, CastlePoint Re participates as a reinsurer of Tower's insurance companies under their existing property and casualty excess of loss reinsurance agreements, pursuant to an understanding we have reached with the reinsurance intermediary of the third party reinsurers party to such agreements.

        Our relationship with Tower and its subsidiaries, including the master agreement and other agreements we entered into, or plan to enter into, with such companies, is described under "Business—Our Strategic Relationship With Tower" and "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries" in this prospectus. These agreements are subject to modification by the New York State Insurance Department and the Massachusetts Division of Insurance. See "Risk Factors—Our agreements with Tower's insurance companies are subject to regulatory review by the insurance departments of various states and if these agreements are required to be revised or are disapproved by a state insurance department, we will not be able to fully implement our business strategy on a timely basis or at all, and the loss of revenues from these agreements would have a material adverse effect on our business, financial condition and results of operations."

        We will also underwrite reinsurance contracts with primary insurance companies other than Tower, insurance policies written under pooling or other risk sharing agreements with insurance companies other than Tower, and premiums produced by program underwriting agents.

        We will report our business in three segments: insurance, reinsurance and insurance services. The insurance segment will include our results of our U.S. licensed insurance companies that we will acquire and CastlePoint Re for the insurance policies written under pooling agreements or other risk sharing agreements with insurance companies, as well as insurance policies written by program underwriting agents as part of our program business. The reinsurance segment includes the results from the reinsurance business written through CastlePoint Re. Our insurance services segment will include the results from managing the specialty program business and insurance risk-sharing business through CastlePoint Management, as well as results from providing our unbundled insurance services to program underwriting agents.

Principal Revenue and Expense Items

  Revenues

        We derive our revenue from net premiums earned, ceding commission revenues, direct commission revenue and fees, net investment income and net realized gains and losses on investments.

        Net premiums earned.    Premiums written include all premiums received by an insurance company during a specified accounting period, even if the policy provides coverage beyond the end of the period. Premiums are earned over the term of the related policies. At the end of each accounting period, the portion of the premiums that are not yet earned are included in the unearned premium reserve and are realized as revenue in subsequent periods over the remaining term of the policy. Our policies typically have a term of twelve months. Thus, for example, for a policy that is written on July 1, 2005, one-half of the premiums would be earned in 2005 and the other half would be earned in 2006.

        Net premiums earned are the earned portion of our net premiums written. Net premiums written are gross premiums written less premiums ceded to reinsurers in connection with reinsurance agreements or to participating insurance companies in connection with pooling agreements. Our gross premiums (written and earned) are the sum of both direct premiums from our insurance segment and assumed premiums from our reinsurance segment. Throughout this prospectus, direct and assumed premiums (written or earned) separately or together are also referred to as gross premiums.

        Premiums written in CastlePoint Re are expected to consist of premiums assumed under reinsurance agreements with Tower, premiums assumed from the U.S. licensed insurance companies we expect to acquire, premiums assumed from other unrelated insurance and reinsurance companies, and non-admitted insurance premiums written on a direct basis by CastlePoint Re.

        Premiums written in the U.S. licensed insurance companies we plan to acquire are expected to consist of premiums written under the pooling or other risk sharing agreements with Tower or other insurance companies and premiums produced through program underwriting agents. Such premiums written will be earned over the term of the underlying policies, typically twelve months.

        Ceding commission revenues.    We earn ceding commission revenues on the gross premiums written that we cede to reinsurers in connection with reinsurance agreements or to participating insurance companies in connection with pooling agreements.

        Direct commission revenues and fees.    Direct commission revenues and fees consist of commissions earned by CastlePoint Management on premiums produced by the specialty program business and insurance risk-sharing business that it manages and fees earned from its unbundled services provided to program underwriting agents.

        Net investment income and net realized gains and losses on investments.    We invest our statutory surplus and the funds supporting our insurance reserves (including unearned premium reserve and the reserves established to pay for losses and loss adjustment expenses) in investment securities and cash equivalents. Our investment income includes interest and dividends earned on our invested assets. Realized gains and losses on invested assets are reported separately from net investment income. We recognize realized gains when invested assets are sold for an amount greater than their amortized cost in the case of fixed maturity securities and cost in the case of equities and recognize realized losses when invested assets are written down or sold for an amount less than their amortized cost or cost, as applicable.

  Expenses

        In our consolidated results, expenses consist of loss and loss adjustment expenses, operating expenses, interest expenses, and income taxes.

        Losses and loss adjustment expenses.    We establish loss and loss adjustment expense reserves in an amount equal to our estimate of the ultimate liability for claims under our insurance and reinsurance policies and the cost of adjusting and settling those claims. Our provision for loss and loss adjustment expense reserves in any period includes estimates for losses incurred during such period and changes in estimates for prior periods.

        Operating expenses.    Operating expenses include acquisition costs, statistical and regulatory fees and assessments, premium taxes and overhead costs. With respect to CastlePoint Re, operating expenses also include excise taxes.

        Acquisition costs consist of direct and ceding commission expense and the portion of operating expenses that are related to the acquisition of insurance business. These costs are capitalized and amortized as an expense as the premiums are earned on the policies or treaties to which they pertain.

        Operating expenses that are not related to the acquisition of business, or overhead costs, are generally fixed in nature and do not vary significantly with the amount of premiums written. These costs are generally expensed in the calendar period in which they are incurred. Capitalized expenditures which are related to certain technology and other projects or for the acquisition of software, and acquisitions of equipment or leasehold improvement assets are capitalized and amortized as an expense over the estimated useful lives of such capitalized expenditures and assets.

        In our insurance and reinsurance segments, we refer to the operating expenses that we incur as underwriting expenses. Underwriting expenses consist of direct and ceding commission expenses and other underwriting expenses. In our insurance services segment, we refer to our operating expenses as insurance services expenses, which consist of direct commission expense and other insurance services expenses. On a consolidated basis, operating expenses for all three business segments consist of direct and ceding commission expenses and other operating expenses as explained below:

  •
  Direct and ceding commission expenses. We pay direct commission expense to our program underwriting agents for the premiums that they generate for us through one or more U.S. licensed insurance companies that we plan to acquire in the United States and through CastlePoint Re that will write program business on a non-admitted basis. Our program management company, CastlePoint Management, also pays direct commission expense to our program underwriting agents in our insurance services segment. In addition, our U.S. licensed insurance companies that we plan to acquire will pay ceding commission to other insurance companies, including Tower, for managing and producing business in connection with our insurance risk-sharing business. CastlePoint Re also pays ceding commissions to other insurance companies, including Tower, for the reinsurance premiums that we assume in our reinsurance segment. Ceding commissions are typically paid on traditional quota share reinsurance agreements, but not on excess of loss reinsurance agreements.

  •
  Other operating expenses. Other operating expenses consist of other underwriting expenses related to underwriting operations in our insurance and reinsurance segments and other insurance services expenses incurred by CastlePoint Management in our insurance services segment. Other underwriting expenses consist of general administrative expenses such as salaries, rent, office supplies, depreciation and all other operating expenses not otherwise classified separately and boards, bureaus and premium taxes (which we refer to as "BB&T"), which are the assessments of statistical agencies for items such as rating manuals, rating plans and experience data, as well as state and local taxes based on premiums, licenses and fees, assessments for fire patrol and contributions to workers' compensation and state and local security funds. Other insurance services expenses include general administrative expenses and exclude expenses that are incurred by insurance companies such as BB&T. In addition, effective April 6, 2006, we issued warrants to Tower to purchase 1,127,000 of our common shares. The aggregate value of these warrants was recorded as an expense of approximately $4.6 million.

        Interest expenses.    Interest expense is a function of outstanding borrowing or funding commitments and the contractual interest rate related to these commitments.

        Income taxes.    We will incur federal, state and local income taxes and other taxes. Income taxes are a function of our profitability, the proportion of the income before income taxes reported by our U.S. operations, and the tax rate in the jurisdictions in which we do business.

Measurement of Results

        We use various measures to analyze the growth and profitability of business operations. For insurance and reinsurance business, we measure growth in terms of gross and net premiums written and we measure underwriting profitability by examining our loss, expense and combined ratios. We also measure our gross and net written premiums to surplus ratios to measure the adequacy of capital in relation to premiums written. For insurance services, we measure growth in terms of fee income produced for insurance company services provided. We analyze profitability by evaluating income before taxes. On a consolidated basis, we measure profitability in terms of net income and return on average equity.

        Premiums written.    We use gross premiums written to measure our sales of insurance and reinsurance products. Gross premiums written also correlates to our ability to generate net premiums earned and, for certain products, fee income.

        Loss ratio.    The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our insurance and reinsurance business after the effect of any reinsurance.

        Underwriting expense ratio.    The underwriting expense ratio is the ratio of direct and ceding commission expenses and other underwriting expenses less policy billing fees to premiums earned. The underwriting expense ratio measures our operational efficiency in producing, underwriting and administering our insurance and reinsurance business. We calculate our underwriting expense ratios on a gross basis (before the effect of ceded reinsurance) to measure our operational efficiency and on a net basis (after the effect of ceded reinsurance) to measure the effects on our consolidated income before income taxes. Ceding commission revenue is applied to reduce our gross underwriting expenses in our insurance and reinsurance company operations.

        Combined ratio.    We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the underwriting expense ratio. We analyze the combined ratio on a gross (before the effect of reinsurance) and net basis (after the effect of reinsurance). If the combined ratio is at or above 100%, we are not underwriting profitably and may not be profitable unless investment income is sufficient to offset underwriting losses.

        Net income and return on average equity.    We use net income to measure our profits and return on average equity to measure our effectiveness in utilizing our shareholder's equity to generate net income on a consolidated basis. In determining return on average equity for a given year, net income is divided by the average of shareholder's equity for that year.

Critical Accounting Policies

        Our consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If factors such as those described under the section captioned "Risk Factors" in this prospectus cause actual events or results to differ materially from management's underlying assumptions or estimates, actual results may differ, perhaps substantially, from the estimates.

        The critical accounting policies and estimates set forth below involve, among others, the reporting of premiums written and earned, reserves for losses and loss adjustment expenses (including reserves for losses that have occurred but had not been reported by the financial statement date), and the reporting of deferred acquisition costs and investments.

        Premiums.    Premiums written on insurance programs or assumed reinsurance are expected to be written primarily on a "policies attaching" basis and cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a "policies attaching" basis usually extend beyond the calendar year in which the reinsurance contract is written, typically resulting in recognition of premiums earned over a 24 month period; this is because most policies have a term of 12 months, and policies written with an effective date in December, for instance, are not fully earned until December of the following year. We may also assume premiums on contracts and policies written on a losses occurring basis, which cover losses that occur during the term of the contract or policy, typically 12 months, and the premium is earned evenly over the term.

        Assumed premiums written and ceded may include estimates based on information received from brokers and ceding companies, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Premiums on our excess of loss reinsurance contracts are estimated by management when the business is underwritten. For such contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract's written premium at inception. Accordingly, this is the amount we generally record as written premium in the period the underlying risks incept. As actual premiums are reported by brokers or ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

        Reinstatement premiums are written at the time a loss event occurs where coverage limits for the remaining life of the contract are reinstated under pre-defined contract terms and are earned over the remaining risk period or immediately.

        Losses and Loss Adjustment Expense Reserves.    The reserves for losses and loss adjustment expenses include reserves for unpaid reported losses and losses incurred but not reported, to which we sometimes refer as IBNR. We record loss and loss adjustment expenses for reported claims based upon estimates made by claims adjustors for each claim of the expected settlement cost of those claims and the costs to defend those claims. We record IBNR based on an actuarial analysis for each type of business of the estimated losses we expect to incur for claims that have occurred under insurance or reinsurance policies whether these claims have been reported or not. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known and it is possible that these adjustments would have a significant impact on our earnings. Accordingly, ultimate losses and loss adjustment expenses may differ materially from the amounts recorded in the consolidated financial statements.

        Inherent in the estimates of ultimate losses and loss adjustment expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. We use statistical and actuarial methods to reasonably estimate ultimate expected losses and loss adjustment expenses. The period of time from the occurrence of a loss, the reporting of a loss to our company and the settlement of our liability may be several years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in our overall reserves, including our IBNR reserves. Reserves for losses and loss adjustment expenses are also based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss adjustment expenses resulting from catastrophic events is inherently difficult because of the possible severity of catastrophe claims, difficulties entering catastrophe hit areas to estimate claim amounts, and delays in receiving information about claims from program administrators or ceding companies. Therefore, we utilize both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating and providing an estimate of ultimate claims costs.

        Under U.S. GAAP, we are not permitted to establish loss reserves until the occurrence of an actual loss event. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events, which could be substantial, are estimated and recognized at the time the loss is incurred.

        Deferred acquisition costs.    We defer certain expenses that are directly related to and vary with producing insurance and reinsurance business, including commission expense on gross premiums written, premium taxes and certain other costs related to the acquisition of insurance and reinsurance contracts. These costs are capitalized and the resulting asset, deferred acquisition costs, is amortized and charged to expense in future periods as gross premiums written are earned. The method followed in computing deferred acquisition costs limits the amount of such deferral to its estimated realizable value. The ultimate recoverability of deferred acquisition costs is dependent on the continued profitability of our insurance and reinsurance underwriting. If our underwriting ceases to be profitable, we may have to write off a portion of our deferred acquisition costs, resulting in a further charge to income in the period in which the underwriting losses are recognized.

        Investments.    In accordance with our investment guidelines, our investments initially consist of high-grade marketable fixed income securities. We may, in the future, elect to invest a portion of our funds in equity securities, including strategic investments that we may make in the insurance companies or program underwriting agents with whom we do business. Investments we make in the ordinary course of business are classified as available for sale and carried at fair value as determined by the market price of each security as of the balance sheet date. Unrealized gains and losses on our investments are included in other comprehensive income and as a separate component of shareholder's equity. Realized gains and losses on sales of investments are determined on a specific identification basis. Investment income is recorded when earned and includes the amortization of premiums and discounts on investments. Investments in insurance companies or program underwriting agents that are deemed to represent significant influence as provided under U.S. GAAP accounting pronouncements are accounted for on an equity accounting basis or other accounting basis as may be required according to U.S. GAAP standards governing those situations.

        We do not expect our investment portfolio to include options, warrants, swaps, collars or similar derivative instruments. In the event that we do make such investments, our investment policy guidelines provide that financial futures and options' and foreign exchange contracts may not be used in a speculative manner, but may be used, subject to certain numerical limits, only as part of a defensive strategy to protect the market value of the portfolio. Also, our portfolio will not contain any direct investments in real estate or mortgage loans.

        Reinsurance accounting.    Written premiums, earned premiums, incurred losses and loss adjustment expenses reflect the net effects of assumed and ceded reinsurance transactions. Reinsurance accounting is followed for assumed and ceded transactions when risk transfer requirements have been met. These requirements involve significant assumptions relating to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms.

        Although we do not anticipate offering reinsurance contracts that do not meet risk transfer requirements, any reinsurance contracts that do not transfer significant insurance risk will be accounted for as deposits. These deposits are accounted for as financing transactions, with interest expense credited to the contract deposit.

        Impairment of invested assets.    Impairment of investment securities results in a charge to income when a market decline below cost is deemed to be other-than-temporary. We regularly review our fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. We focus our attention on those securities whose fair value is less than amortized cost or cost, as appropriate. In evaluating potential impairment, we consider, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security's fair value has been below amortized cost or cost; our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions.

        Intangible assets and potential impairment.    The costs of a group of assets acquired in a transaction will be allocated to the individual assets including identifiable intangible assets based on their relative fair values. Identifiable intangible assets with a finite useful life are expected to be amortized over the period which the asset is expected to contribute directly or indirectly to our future cash flows. Identifiable intangible assets with finite useful lives will be tested for recoverability whenever events or changes in circumstances indicate that a carrying amount may not be recoverable. An impairment loss will be recognized if the carrying value of an intangible asset is not recoverable and its carrying amount exceeds its fair value. Significant changes in the factors we will consider when evaluating our intangible assets for impairment losses could result in a significant change in impairment losses reported in our consolidated financial statements.

        Deferred taxes.    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Unpaid losses and loss adjustment expenses recoverable.    Ceded losses recoverable from reinsurers is estimated using techniques and assumptions consistent with those used in estimating the liability for losses and loss adjustment expenses, and represent management's best estimate of such amounts. However, as changes in the estimated ultimate liability for losses and loss adjustment expenses are determined, the estimated ultimate amount recoverable from reinsurers will also change. Accordingly, the ultimate recoverable could be significantly in excess of or less than the amount indicated in the consolidated financial statements, and adjustments to these estimates are reflected in current operations.

Results of Operations

        We had no revenues prior to April 6, 2006, as the private offering was completed on April 4 and 5, 2006 and our three quota share reinsurance agreements with Tower were effective as of April 5, 2006. Consequently, our results of operations consisted only of operating expenses, the expenses related to the private offering, and the expenses related to recognizing the cost of the warrants we issued to Tower effective April 6, 2006. In consideration of receiving the warrants, Tower has agreed to pay for the following operating expenses incurred by us prior to April 6, 2006: (1) the cost of the use of Tower's office space by us prior to that date; and (2) the cost of the time made available to us by Tower of certain employees of Tower prior to that date. For more information about Tower's warrants, see "Certain Relationships and Related Transactions—Sponsor and Related Agreements."

        Operating expenses for the period beginning January 1, 2006 and ending April 6, 2006 were $563,749. Significant items included in such expenses were legal costs paid or payable to our Bermuda counsel and expenses paid to Lippincott Mercer for its services in connection with branding and development of our website. The amounts paid to Bermuda counsel related to its services in assisting us to obtain various permits from the Bermuda Monetary Authority, to which we refer in this prospectus as the BMA, and CastlePoint Re's license, as well as other corporate matters. Operating expenses also included real estate costs in Bermuda relating to our sublease for office space, fees paid to A.M. Best, directors' fees and other expenses.

        The cost of the warrants we issued to Tower was $4,605,000. This amount was determined based on a Black-Scholes valuation model.

        The retained deficit as of April 6, 2006 was $5,168,749, which is the sum of the operating expenses of $563,749 and the warrant expense of $4,605,000.

        The offering expenses are reflected in the balance sheet as a reduction to additional paid-in capital. Offering expenses totaled $2,696,493, not including underwriting fees.

Exposure to Catastrophes

        As with other insurance companies and reinsurers, our operating results and financial condition could be adversely affected by volatile and unpredictable natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires, riots and explosions. Although we attempt to limit our exposure to levels we believe are acceptable, it is possible that an actual catastrophic event or multiple catastrophic events could have a material adverse effect on our financial condition, results of operations and cash flows. As noted above under "—Critical Accounting Policies," under U.S. GAAP, we are not permitted to establish loss reserves with respect to losses that may be incurred under insurance and reinsurance contracts until the occurrence of an event which may give rise to a claim. As a result, only loss reserves applicable to losses incurred up to the reporting date may be established, with no provision for a contingency reserve to account for expected future losses.

Income Taxes

        Except in Bermuda, we are subject to U.S. federal, state and local income tax requirements in the states in which we operate. Actual tax expense is based on underwriting results plus investment income and other income and expense items, as well as the proportion of taxable earning reported by our U.S. operations. Our effective tax rate will reflect the proportion of taxable income recognized by our operating subsidiaries, including the U.S. based subsidiaries we expect to acquire within the next six to nine months that generally will be taxed at the U.S. corporate income rate (35%), and CastlePoint Re which is exempt from corporate tax. There is also a 30% withholding tax imposed on dividends paid to us by our U.S. based subsidiaries.

Liquidity and Capital Resources

        We expect substantially all of our operations to be conducted by our insurance, reinsurance, and management company subsidiaries. Accordingly, we expect to have continuing cash needs for administrative expenses and the payment of principal and interest on any future borrowings and taxes. Funds to meet these obligations will come primarily from dividend payments from our operating subsidiaries. There are restrictions on the payment of dividends by our insurance subsidiaries which are described in more detail under the sections captioned "Risk Factors—Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments", "Regulation—Regulation of CastlePoint Re—Minimum Solvency Margin and Restrictions on Dividends and Distributions" and "Regulation—U.S. Regulation—Regulation of Dividends and other Payments from Insurance Subsidiaries."

Our Liquidity and Capital Requirements

        Our principal consolidated cash requirements are expected to be the capitalization of our operating subsidiaries, our acquisition of the U.S. licensed insurance companies within the next six to nine months, expenses to establish and commence our operations, net cash settlements under the pooling and reinsurance agreements, payment of losses and loss adjustment expenses, commissions paid to program underwriting agents, ceding commissions to insurance companies including Tower, excise taxes, operating expenses and payments under our service and expense sharing agreement with Tower and certain of its subsidiaries, potential strategic investments in some of our clients and potential clients, dividends to our shareholders and debt service, if any. We or one of our subsidiaries may need to raise additional funds to further capitalize CastlePoint Re and to acquire and capitalize a U.S. licensed insurance company to commence our insurance business. We are actively pursuing the acquisition of U.S. licensed insurance companies having little or no pre-existing business that will permit us to write insurance business in the United States on an admitted and non-admitted basis. However, we have not entered into any binding agreement pertaining to such acquisitions and we cannot assure you that we will be able to acquire such U.S. licensed insurance companies on terms favorable to us or at all.

        We also entered into employment agreements, or offered employment, to certain employees and we expect that we will continue to hire additional employees.

        Our board of directors currently intends to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record, payable on a quarterly basis beginning with the quarter ending June 30, 2006. See "Dividend Policy." Any determination to pay dividends is at the discretion of our board of directors and is dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda legal and regulatory constraints.

Sources of Cash

        Our primary source of cash is the proceeds from the sale of our common shares in the private offering, which raised approximately $249.4 million, net of offering and related costs. We used these proceeds and the $15.0 million Tower invested in us as follows: (1) $250 million to capitalize CastlePoint Re; and (2) approximately $14.4 million to capitalize CastlePoint Bermuda Holdings.

        We expect that our future sources of funds will consist of direct and assumed premiums collected, net cash settlements under our pooling and reinsurance agreements, fee income for services provided, investment income and proceeds from sales and redemptions of investments. In addition, we or one of our subsidiaries may raise additional funds through equity or debt financings to further capitalize CastlePoint Re and acquire and capitalize a U.S. licensed insurance company. We or one of our subsidiaries may also enter into an unsecured revolving credit facility and a term loan facility with one or more syndicates of lenders, and we expect to use any such facilities for general corporate purposes, working capital requirements and issuances of letters of credit. We believe that any credit facility will require compliance with financial covenants, such as a leverage ratio, a consolidated tangible net worth ratio and maintenance of ratings. Any credit facility will likely contain additional covenants that restrict the activities of our operating subsidiaries, such as the incurrence of additional indebtedness and liens and the payment of dividends and other payments. We currently have no commitment from any lender with respect to a credit facility. We cannot assure you that we will be able to obtain a credit facility on terms acceptable to us.

        For the period commencing November 16, 2005 (date of incorporation) and ending April 6, 2006, our overall increase in cash and cash equivalents was approximately $265.2 million, almost all of which was provided by the net proceeds from the private offering as well as Tower's investment of $15 million in us, reduced by operating expenses paid during that period.

Restrictions on Dividend Payments from our Operating Subsidiaries

        Bermuda.    Bermuda legislation imposes limitations on the dividends that CastlePoint Re may pay. Under the Insurance Act, CastlePoint Re is required to maintain a specified solvency margin and a minimum liquidity ratio and is prohibited from declaring or paying any dividends if doing so would cause CastlePoint Re to fail to meet its solvency margin and its minimum liquidity ratio. Under the Insurance Act, CastlePoint Re is prohibited from declaring or paying dividends without the approval of the BMA if CastlePoint Re failed to meet its solvency margin and minimum liquidity ratio on the last day of the previous fiscal year. In addition, under the Companies Act, CastlePoint Re may not declare or pay a dividend, or make a distribution from contributed surplus, if there are reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of its assets would be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

        United States.    The U.S. licensed insurance companies we plan to acquire will be subject to regulation by their respective states of domicile. Under most U.S. state insurance laws, prior regulatory approval is generally required for the payment of dividends or distributions which, together with any other dividends and distributions paid during the immediately preceding twelve-month period exceed the greater of 10% of statutory surplus or the prior calendar year's net income or net investment income. Additionally, dividends generally may only be paid out of an insurer's earned surplus.

Inflation

        Property and casualty insurance and reinsurance premiums are established based upon our estimates at the time of the amount of losses and loss adjustment expenses that have been incurred in the past for similar types of business. We attempt to estimate the potential impact of inflation on losses and loss adjustment expenses in establishing our premiums, but we cannot be certain about the extent to which inflation may affect such amounts. Inflation in excess of the levels we have assumed could cause losses and losses adjustment expenses to be higher than we anticipated and therefore insurance and reinsurance premiums to be inadequate.

        Substantial future increases in inflation could also result in future increases in interest rates, which in turn are likely to result in a decline in the market value of the investment portfolio and produce unrealized losses.

Contractual Obligations

        We have contractual obligations that are summarized in the following table:

	Total	Less Than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Long-term debt	—	—	—	—	—
Capital leases	—	—	—	—	—
Operating leases (1)	$77,400	$77,400	—	—	—
Purchase Obligations	—	—	—	—	—
Any other long-term liabilities	—	—	—	—	—

(1)
Consists of lease payments due on two six-month leases, pursuant to which our subsidiaries lease premises in Bermuda and New York.

Off-Balance Sheet Transactions

        We have no off-balance sheet arrangements or transactions with unconsolidated, special purpose entities.

Exposures to Market Risk

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk that we will incur losses in our investments due to adverse changes in market rates and prices. Market risk is directly influenced by the volatility and liquidity in the market in which the related underlying assets are invested. We believe that we will be principally exposed to three types of market risk: changes in interest rates, changes in credit quality of issuers of investment securities and reinsurers, and changes in equity prices. Because some of our investments will be in small insurance companies and program underwriting agents with which we do business, such investments may have no trading market and may be illiquid.

  Credit Risk

        Our credit risk is the potential loss in market value resulting from adverse change in the borrower's ability to repay its obligations. Our investment objectives are to preserve capital, generate investment income and maintain adequate liquidity for the payment of claims and debt service. We seek to achieve these goals by investing in a diversified portfolio of securities. We intend to manage credit risk through regular review and analysis of the creditworthiness of all investments and potential investments.

        We also have other receivable amounts subject to credit risk. The most significant of these are reinsurance recoverables. To mitigate the risk of these counterparties' nonpayment of amounts due, we will establish business and financial standards for reinsurer approval, incorporating ratings and outlook by major rating agencies and considering then-current market information.

  Equity Risk

        Equity risk is the risk that we may incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices will primarily result from our holdings of common stocks, mutual funds and other equities. Our portfolio of equity securities is carried on the balance sheet at fair value.

        Portfolio characteristics are expected to be analyzed regularly and market risk will be actively managed through a variety of modeling techniques. If we invest in equity securities, our holdings are expected to be diversified across industries, and concentrations in any one company or industry will be limited by parameters established by senior management, as well as by statutory requirements. In addition, we plan to make strategic investments, including potential acquisitions in small insurance companies and program underwriting agents with which we do business, in order to share in the value we believe will be created as a result of our product offering. For the same reasons, we also may invest in our sponsor, Tower, at some point in the future. In certain cases, these strategic investments may have no trading market and thus may be illiquid.

  Interest Rate Risk

        Interest rate risk is the risk that we may incur economic losses due to adverse changes in interest rates. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed maturity securities. Fluctuations in interest rates have a direct impact on the market valuation of these securities.

        For fixed maturity securities, short-term liquidity needs and the potential liquidity needs for our business are key factors in managing our portfolio. We use modified duration analysis to measure the sensitivity of the fixed income portfolio to changes in interest rates.

        Although we have no plans at this time to invest in floating rate securities or borrow funds at a floating rate of interest, we would also be exposed to interest rate risk on these investments or debt instruments if we were to participate in these instruments in the future.

Posting of Security by Our Non-U.S. Operating Subsidiaries

        We anticipate that CastlePoint Re will not be licensed, accredited or otherwise approved as a reinsurer anywhere in the United States. All U.S. jurisdictions prohibit insurance companies from taking credit for reinsurance obtained from unlicensed or non-admitted insurers on their U.S. statutory financial statements without appropriate security. Therefore, insurance companies in these jurisdictions will only receive credit for reinsurance purchased from us to the extent that we provide adequate security for the reinsurance obligations. This type of security is typically provided by posting a letter of credit for the benefit of the primary insurer or through the deposit of assets into a trust fund established for the benefit of the primary insurer in accordance with state regulation. Under the terms of the reinsurance agreements between CastlePoint Re and Tower's insurance companies, CastlePoint Re is required to provide security, which will be in the form of a trust fund established in accordance with the State of New York's Insurance Regulation 114 or with the applicable insurance regulations of Commonwealth of Massachusetts, to Tower's insurance companies to support reinsurance recoverables owed to these reinsureds in a form acceptable to the insurance commissioners of the State of New York and Commonwealth of Massachusetts, the domiciliary states of Tower's insurance companies. This trust arrangement will permit Tower's insurance companies to take credit on their statutory financial statements for the reinsurance ceded to CastlePoint Re, either as an additional asset or as a reduction in liability. We may also be required by other clients to establish trusts or provide similar security as part of our reinsurance business. However, such trust has not yet been put in place. If we fail to arrange for such trust, and are unable to otherwise provide the necessary security, insurance companies may be less willing to purchase our reinsurance products, which could have a material adverse effect on our results of operations.

        In connection with posting of security as described above, CastlePoint Re will file annual statements in the states of domicile of its reinsureds, to the extent required.

INDUSTRY BACKGROUND

Overview

        The property and casualty industry historically has been cyclical. When excess underwriting capacity exists, increased competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. As underwriting capacity contracts, pricing and policy terms and conditions generally become more favorable for insurers and reinsurers. In the past, underwriting capacity has been impacted by several factors, including catastrophes, industry losses, recognition of reserve deficiencies, changes in the law and regulatory requirements, investment returns and the ratings and financial strength of competitors.

        We believe the industry was generally in a prolonged period of excess underwriting capacity from the 1980s until 2000. As a result, the financial results for the industry during this period were poor, with the industry combined ratio averaging 109% during the 1980s and 108% during the 1990s. The pricing and policy coverage terms and conditions for the industry began to become more favorable to insurers near the beginning of 2001. The terrorist attacks of September 11, 2001, with insured losses estimated to be between $30 to $40 billion, exacerbated the upward pressure on insurance prices. This relatively more favorable underwriting environment for insurers continued through 2004.

        In 2004, the industry's results improved significantly with its overall combined ratio declining to 98.3% and property/casualty insurer financial assets increasing by 10% to $1.2 trillion. Although the combined ratio rose 2.6% to 100.9% in 2005, it was the third best combined ratio since 1980, surpassed only by the 98.3% combined ratio for 2004 and the 100.1% combined ratio for 2003. In 2005, property/casualty insurer financial assets increased by 8.5% to $1.3 trillion. Due to the increased level of profitability and additional capital raised by insurance companies and reinsurers in recent years, we believe the industry generally began to experience slight pricing decreases beginning in 2005. However, we believe the hurricane catastrophes beginning in August 2005 may reverse some of the reductions in pricing the industry started to experience beginning in 2005, but there can be no assurance that this will occur.

Recent Industry Developments

  Contingent Commissions

        In the early fall of 2004, the New York State Attorney General began investigations into payment of contingent commissions by insurance companies to brokers, who represent the insured, as well as illegal bid rigging committed by a few brokers and insurers in our industry. As a result of these investigations, many large, national insurance brokers have stopped accepting contingent commissions. While we are not aware that any insurance regulator has taken the position that contingent commissions are per se illegal or improper under the current law, future payments of contingent commissions to retail brokers by insurance companies may be significantly curtailed, and may be subject to further regulation and scrutiny.

  Finite Reinsurance

        Beginning in 2001, after a prolonged period of excess underwriting capacity, many reinsurers either ceased offering traditional quota share reinsurance, significantly reduced the commissions paid on this product or shifted from offering traditional quota share reinsurance to offering finite quota share reinsurance in an effort to improve their profitability. This situation continued until the spring of 2005, when the New York State Attorney General and various regulatory agencies, including the SEC and state insurance departments, began scrutinizing the use of finite quota share reinsurance in the property and casualty industry. In October 2005, the NAIC adopted financial reporting rules that require insurers to have the chief executive officer and chief financial officer of each insurer certify as part of their 2005 annual reporting that each treaty from 1994 and subsequent years pass specific tests for risk transfer. Many insurers who use finite quota share reinsurance are concerned that the attention surrounding finite quota share reinsurance has caused some regulators to question whether certain finite quota share reinsurance contracts qualify as reinsurance under U.S. GAAP and statutory accounting principles. We believe that this scrutiny has reduced the market for finite quota share reinsurance and is creating greater demand for quota share reinsurance with traditional coverage terms without provisions to limit losses that are generally characteristic of finite reinsurance. As a result, we believe significant market opportunities will arise for reinsurers that are willing to provide traditional quota share reinsurance as an alternative to finite quota share reinsurance.

  Hurricanes Katrina, Rita and Wilma

        Beginning in August 2005, the property and casualty industry began experiencing unprecedented losses from a series of hurricanes that began with Katrina, which was the most costly insured event in U.S. history, exceeding hurricane Andrew in 2002 and the September 11, 2001 terrorist attacks. Hurricanes Rita and Wilma soon followed Katrina in September 2005 and caused insured catastrophe losses estimated to be $56 billion in the aggregate in 2005. We believe the significant losses from these hurricanes have resulted in significant pricing increases in certain lines, especially for insurance risks subject to property catastrophe loss and offshore marine and energy exposures.

  Bermuda Insurance Industry

        According to various industry sources, after the terrorists attacks of September 11, 2001 and through December 31, 2004, an estimated $16.5 billion to $20.0 billion of new capital was invested in insurance and reinsurance companies in Bermuda. A significant portion of this capital was used to fund Bermuda-based start up insurance and reinsurance companies. Bermuda has become one of the world's leading insurance and reinsurance markets. After hurricanes Katrina, Rita and Wilma in August and September of 2005, a number of additional reinsurers have announced their formation in Bermuda, including Amlin Bermuda, Validus Reinsurance and Lancashire Holdings. As reported by A.M. Best, approximately $18.4 billion of new capital flowed into Bermuda after hurricane Katrina.

        There are a number of factors that make Bermuda an attractive location from which to conduct insurance and reinsurance business, including:

  •
  a favorable regulatory and tax environment, which minimizes governmental regulation of companies meeting certain solvency and liquidity requirements;

  •
  recognition as a highly reputable business center that provides excellent professional and other business services;

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  a well-developed insurance industry with a well-developed network of brokers;

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  political and economic stability; and

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  ready access to the global insurance and reinsurance markets.

BUSINESS

        While we intend to operate our business as described in this prospectus, we are a new company with a very limited operating history. As a result of our experience, changes in market conditions and other factors outside our control, we may alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume and the terms and limits of the products we intend to write. In addition, as disclosed elsewhere in this prospectus, within the next six to nine months, we plan to acquire one or more U.S. licensed insurance companies with little or no pre-existing business to enable us to commence our insurance business. Unless and until such acquisition is completed and required regulatory approvals are obtained, we expect to primarily conduct our reinsurance business as described herein.

Overview

        We are a new Bermuda holding company organized to provide property and casualty insurance and reinsurance solutions, products and services primarily to small insurance companies and program underwriting agents in the United States. We were formed to take advantage of opportunities that we believe exist in the insurance and reinsurance industry due to the need for traditional quota share reinsurance, insurance risk sharing, program capacity and support, and unbundled insurance company services.

        We intend to provide innovative insurance and reinsurance business solutions, as well as a broad range of products and services to insurance companies and program underwriting agents, to enable them to improve their ability to deliver and market their products and services. Our insurance company clients will primarily be insurance companies with surplus of less than $100 million that underwrite small commercial and personal lines policies with low to moderate hazard risks that we believe produce consistently profitable underwriting results, but have been unable to grow their operations due to such factors as limited capital base, lack of adequate ratings or limited licensing. We believe small insurance companies can overcome their limitations by entering into traditional quota share reinsurance and other insurance risk-sharing arrangements, such as pooling, with us, and thereby access our surplus, higher rating, broad based licensing or other capabilities. We also plan to conduct business with other insurance companies without those limitations that are seeking to efficiently manage their capital, as well as limit their concentration of risk in certain geographical areas, through our insurance risk-sharing and traditional quota share reinsurance solutions.

        We also intend to focus on program underwriting agents that write program business in various profitable market segments that we believe are underserved by other insurance companies. We refer to program business as narrowly defined classes of business that are underwritten on an individual policy basis by program underwriting agents on behalf of insurance companies. We plan to provide comprehensive business solutions, products and services to program underwriting agents that write specialty program business. By providing unique and innovative reinsurance and insurance solutions, products and services to these insurance companies and program underwriting agents, we believe we can enable them to improve their ability to deliver and market their products and services, and this in turn should allow us access to established, profitable books of business, as well as leverage their product knowledge and existing infrastructure.

        We offer reinsurance products to insurance companies through CastlePoint Re, our Bermuda reinsurance subsidiary. We also plan to acquire one or more U.S. licensed insurance companies within the next six to nine months. We plan for these U.S. licensed insurance companies to enter into pooling and other insurance risk-sharing arrangements, thereby sharing premiums, losses and expenses on certain business which they and other insurance companies will write. In addition to entering into these risk-sharing arrangements, we will write specialty program business. Until we acquire U.S. licensed insurance companies, we are utilizing Tower's insurance companies to write insurance risk-sharing and specialty program business through CastlePoint Management.

        CastlePoint Re has received a Financial Strength rating of "A-" (Excellent) from A.M. Best, which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. In addition, based upon our discussions with A.M. Best, upon the acquisition and capitalization of our U.S. licensed insurance companies, we would expect that such U.S. licensed insurance companies will have ratings of "A-" (Excellent) based on our capital funding plans, management experience and relationship with Tower. However, there is no assurance that the insurance companies we will acquire will receive such rating.

        The maintenance of the assigned rating depends upon CastlePoint Re operating in a manner consistent with the business plan presented to A.M. Best. A.M. Best stated that it would closely monitor the flow of business between CastlePoint Re and Tower to ensure there are no material deviations from projections utilized by A.M. Best to establish CastlePoint Re's rating. A.M. Best also stated that it believes CastlePoint Re's results could be impacted by Tower's growth and exposure to catastrophes due to its business concentration in New York City.

Our Sponsor

        Tower, our sponsor, is our first and currently largest customer for our reinsurance products, and will be our first and largest customer for our insurance solutions, especially during our initial years of operations. Tower is also our strategic partner that provides various insurance company services to us and to our customers. Tower is a publicly traded insurance holding company that provides property and casualty insurance products and services through its insurance company subsidiaries and its management company to small to mid-sized businesses and to individuals primarily in New York City and the adjacent areas of New York State. We entered into various reinsurance, program management and service and expense sharing agreements, and we will enter into the three pooling agreements, with Tower and certain of its subsidiaries as described in this prospectus.

        In connection with our formation and capitalization, we issued 2,555,000 of our common shares, representing at the time of issuance 100% of our outstanding common shares, to Tower in consideration of its investment of $15.0 million in us. The common shares held by Tower currently represent 8.6% of our outstanding common shares. We also issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share, which shares currently represent 3.5% of our common shares outstanding. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, currently represent 11.3% of our outstanding common shares on a fully-diluted basis. For a description of the terms of Tower's warrants, please see "Certain Relationships and Related Transactions—Sponsor and Related Agreements."

Market Opportunities and Industry Trends

        We believe that small insurance companies and program underwriting agents fill a significant void in the property and casualty insurance marketplace left by large, well-capitalized national insurance companies conducting business through large national brokers. Small insurance companies, typically with surplus of less than $100 million, distribute their products regionally throughout the United States through small to medium-sized independent agents, which, in our management's experience, are often not well served by large national insurance companies. It has also been our management's experience that, because of the local knowledge provided by these agents, small insurance companies are often more effective in delivering products that address the needs of the customers in specific regional areas. Program underwriting agents fill a void in the marketplace left by large insurance companies by providing specialized product design and underwriting expertise as well as servicing capabilities that large insurance companies may lack or desire to outsource. As a result, program underwriting agents are often able to quickly develop new products in response to market demand and develop large books of business that may surpass the premium volume capacity of small insurance companies, especially in market segments that are underserved or avoided by large insurance companies. Based on our management's experience, we further believe that small insurance companies and program underwriting agents currently experience difficulty in delivering their products and services efficiently. We believe the following are some of the problems that they currently face in the marketplace:

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  Lack of reliable sources of traditional quota share reinsurance or insurance risk-sharing capability.In contrast to large insurance companies, small insurance companies are often unable to access capital due to their limited premium volume, lack of profitability or limitations relating to their ownership structure, such as the inability of mutual insurance companies to issue stock. These small insurance companies have historically relied on traditional quota share reinsurance to provide additional underwriting capacity to support their premium writings. Larger insurance companies also utilize traditional quota share reinsurance to increase their underwriting capacity or reduce their exposure to loss. Beginning in 2001, after a prolonged period of excess underwriting capacity, we believe many reinsurers became less willing to provide traditional quota share reinsurance due to their limited primary underwriting expertise as a reinsurer to properly underwrite, price and manage the underlying insurance business written by insurance companies. We refer to traditional quota share reinsurance as a type of reinsurance whereby a reinsurer provides reinsurance coverage to insurance companies on a pro rata basis based upon their ceding percentage without any provisions to limit meaningful losses. As an alternative to traditional quota share reinsurance, many reinsurers began offering finite reinsurance that contained loss limitation provisions designed to limit the likelihood of a meaningful loss to the reinsurer. This situation continued until the spring of 2005, when various regulatory agencies began to scrutinize whether many finite quota share reinsurance agreements contained a sufficient level of risk transfer to qualify as reinsurance under accounting principles. We believe that this scrutiny has reduced the market for finite quota share reinsurance and is creating a greater demand for traditional quota share reinsurance. Nonetheless, we believe that many reinsurers are still reluctant to provide traditional quota share reinsurance due to their lack of primary insurance expertise. As a result, we believe we are uniquely positioned to take advantage of this market opportunity given our senior management's primary insurance company background, expertise and established track record in underwriting primary business.

        In addition to utilizing traditional quota share reinsurance, we believe small insurance companies can overcome their limitations by entering into insurance risk-sharing arrangements with us to access our surplus, higher rating, broad based licensing or other capabilities to improve their ability to market their products and services. Doing so will enable them to generate commission income from managing this business on our behalf in addition to continuing to generate underwriting profit on the business that they retain. We will offer insurance risk-sharing solutions to these small insurance companies by sharing underwriting results with them through pooling agreements or by appointing them as program underwriting agents so that they can access our insurance companies. We believe there are significant market opportunities for us as we are not aware of other insurance companies or reinsurers offering these types of insurance risk-sharing solutions.

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  Lack of adequate support for program underwriting agents to write program business. We believe that there are significant market opportunities for program business. We believe that, after prolonged soft market conditions that ended in 2001, many insurance companies have either ceased or significantly reduced writing program business due to lack of profitability or reduced commissions paid to program underwriting agents. Since 2000, various insurance companies writing program business, such as Reliance Group, Frontier Insurance Group and Mutual Risk Management, either withdrew or significantly reduced writing such business, and some ceased business because of insolvency. Program underwriting agents that continued to write program business were able to do so because they significantly improved the profitability of their book of business to retain the support of insurance companies and reinsurers. Despite improved profitability of program business in recent years, which has attracted more insurers and reinsurers to support program business, we believe this market is still underserved and that program underwriting agents are seeking alternatives to increase their profit margin.

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  Lack of unbundled insurance company service providers to support program business. Services for program business are generally delivered by the insurance company writing the program business on an unbundled basis, with the program underwriting agent having the option to either perform these services itself or purchase them from the insurance company or third-party vendors for a fee. We believe insurance companies that write program business and rely on program underwriting agents to provide the insurance company infrastructure are unable or unwilling to provide insurance company services such as policy processing, claims handling and technological solutions to help program underwriting agents facilitate program business transactions. We believe that there is a lack of insurance company service providers that offer insurance services to support program business on an unbundled basis, and that program underwriting agents could utilize such services in attempting to develop new programs as well as servicing existing programs.

        Our business objectives are to capitalize on these market opportunities by delivering reinsurance and insurance solutions and providing unbundled insurance services that are designed to meet the needs of Tower and its subsidiaries, small insurance companies and program underwriting agents.

Our Business Solutions, Products and Services

        We plan to offer the following business solutions, products and services:

  •
  Reinsurance Solutions. We primarily focus on providing traditional quota share reinsurance and expect to focus to a lesser extent on offering property and casualty excess of loss and other ancillary reinsurance coverage to insurance companies with low risk profiles that underwrite small commercial and personal lines policies with low to moderate hazard risks that we believe produce consistently profitable underwriting results.

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  Insurance Solutions. We plan to offer insurance risk-sharing solutions to customers writing policies with low to moderate hazard risks. These solutions will include (1) pooling or sharing of premiums and losses between our U.S. licensed insurance companies and other insurance companies based upon their respective percentage allocations or (2) appointing other insurance companies as our program underwriting agents and then having those insurance companies assume through reinsurance a portion of the business they produce as program underwriting agents. We also plan to provide comprehensive business solutions to program underwriting agents in the United States, including policy issuance capability through our insurance companies, assumption of underwriting risk and the ability to participate in underwriting risk by providing alternative risk transfer capabilities.

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  Product Lines. As part of our insurance and reinsurance business solutions, we plan to offer broad lines of business, including commercial package, fire and allied lines, commercial general liability, workers compensation, homeowners and personal dwellings, professional liability, commercial and personal inland marine and commercial and personal automobile.

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  Unbundled Insurance Company Services. We plan to offer a comprehensive set of insurance company services which can be purchased separately from our product offerings on an unbundled basis, including claims handling, policy administration and insurance technology solutions. We believe these services should facilitate marketing our insurance and reinsurance products and solutions to program underwriting agents, as well as generate fee income.

Our Strategic Relationship with Tower

        Tower has historically utilized a business model that involves ceding a certain percentage of its business to reinsurers and placing business with other insurance companies through its management company to increase its capacity to underwrite an amount of premium volume beyond its own surplus capacity. For example, utilizing other insurance companies through its management company, Tower placed 10.5%, 23.3% and 22.9% of the total gross premiums written by its insurance company and produced for other insurance companies for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, Tower ceded 29.5%, 45.2% and 79.0% of its gross premiums written to reinsurers in the years ended December 31, 2005, 2004 and 2003, respectively. While Tower reduced the premiums ceded to reinsurers and placed with other insurance companies in order to increase its retention after completing its initial public offering in October 2004, it anticipates that it will continue to rely on reinsurance and other insurance companies to support its future growth. Due to regulatory scrutiny concerning the use of finite reinsurance, as well as reduced availability of traditional quota share reinsurance and insurance risk sharing capacity, Tower decided to sponsor us and enter into a long-term strategic relationship with us to secure a stable source of traditional quota share and insurance risk-sharing capability to support its anticipated future growth. This strategic relationship with Tower allows us to participate as a reinsurer, and we expect that it will allow us to participate as a pooling participant, in Tower's book of business that it has historically underwritten profitably.

        Pursuant to a master agreement and certain reinsurance agreements we entered into with Tower and/or certain of its subsidiaries, we provide traditional quota share reinsurance to Tower and we participate in Tower's ceded property and casualty excess of loss reinsurance program. We also will enter into pooling agreements with Tower to supplement or replace Tower's management agreements with other insurance companies. The pooling agreements ensure that all premiums and losses will be shared by us and Tower proportionately from the first claim dollar based on our respective participation percentages. The reinsurance agreements have, and the pooling agreements contemplated by the master agreement will have, a term of three years, subject to regulatory approval and certain termination rights of the parties as further described under "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries."

        The master agreement also provides that, subject to receipt of any required regulatory approvals and third party consents, CastlePoint Insurance Company will write the specialty program business that Tower has historically written, and our subsidiary, CastlePoint Re, will become a reinsurer under one of Tower's assumed reinsurance agreements.

        As contemplated by the master agreement, Tower will manage the brokerage business and traditional program business, and we will manage the specialty program business and insurance risk-sharing business. Until we acquire one or more U.S. licensed insurance companies, Tower's insurance companies are issuing policies for the brokerage business and traditional program business, as well as specialty program business and insurance risk-sharing business. We are managing the specialty program business and insurance risk-sharing business through CastlePoint Management. Tower currently cedes 30% of each of the brokerage business and of the traditional program business, and 85% of the specialty program business and insurance risk-sharing business to our reinsurance company, CastlePoint Re, through three quota share reinsurance agreements.

        After our acquisition of one or more U.S. licensed insurance companies and our receipt of required regulatory approvals and third party consents, our U.S. licensed insurance companies will enter into pooling agreements with Tower's insurance companies, whereby Tower's insurance companies will manage the brokerage business pool and the traditional program business pool, and our U.S. licensed insurance companies will manage the specialty program business pool instead of CastlePoint Management. CastlePoint Management and/or our U.S. licensed insurance companies will manage the insurance risk-sharing business. We will also utilize one or more of these U.S. licensed insurance companies to underwrite insurance risk-sharing business.

        The pool managers for each of the brokerage, traditional program and specialty program business pools are required to purchase property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance from third party reinsurers to protect the net exposure of the pool participants. In purchasing the property catastrophe excess of loss reinsurance, the pool manager may retain approximately 10% of the combined surplus of Tower and CastlePoint Insurance Company (referred to as the pooled retention). With respect to the brokerage business pooling agreement in the first year only, Tower shall reimburse CastlePoint Insurance Company for the property catastrophe excess of loss premium paid to CastlePoint Re to protect CastlePoint Insurance Company's net exposure to the pooled retention in excess of an amount equal to the product of $10 million multiplied by its percentage participation in the brokerage business pool. In addition, with respect to each of the pools, any of the participating companies will have the option to require the pool manager to increase the pooled retention by an amount up to 10% of CastlePoint Re's surplus provided that CastlePoint Re reinsures this increase to the pooled retention.

        Tower's insurance companies and our U.S. licensed insurance companies, after they are acquired, will initially participate in 75% and 25%, respectively, of each of the brokerage business pool and traditional program business pool, and in 15% and 85%, respectively, of the specialty program business pool. The pooling percentages under the pooling agreements are subject to adjustment by the manager of the relevant pool. The quota share reinsurance arrangements with respect to the brokerage business and the traditional program business will continue after the pooling agreements commence and will apply to Tower's share of the applicable pool. The quota share reinsurance agreement with respect to the specialty program business and insurance risk-sharing business will be terminated after we acquire our U.S. licensed insurance companies. Insurance risk-sharing arrangements will be managed by us and will not be subject to any pooling agreements between Tower's insurance companies and us.

        We expect that our U.S. licensed insurance companies also will enter into inter-company traditional quota share reinsurance agreements with CastlePoint Re whereby they will cede to CastlePoint Re up to 50% of their brokerage business, traditional program business, specialty program business and insurance risk-sharing business.

        Pursuant to the master agreement, we entered into the following agreements and arrangements with Tower and certain of its subsidiaries:

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  a brokerage business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

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  a traditional program business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

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  a specialty program business and insurance risk-sharing business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

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  a service and expense sharing agreement between CastlePoint Management and Tower and certain of its subsidiaries, pursuant to which we can purchase from them insurance company services at cost and market these services to our program underwriting agents on an unbundled basis. We will share with Tower 50% of the profits and losses generated from these services; and

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  a program management agreement between CastlePoint Management and Tower Insurance Company of New York and Tower National Insurance Company whereby CastlePoint Management will be appointed agent to perform certain underwriting and claims services with respect to the specialty program business and insurance risk-sharing business, such as soliciting, underwriting, quoting, binding, issuing and servicing of insurance policies.

        These agreements are subject to modification by the New York State Insurance Department and the Massachusetts Division of Insurance. See "Risk Factors—Our agreements with Tower's insurance companies are subject to regulatory review by the insurance departments of various states and if these agreements are required to be revised or are disapproved by a state insurance department, we will not be able to fully implement our business strategy on a timely basis or at all, and the loss of revenues from these agreements would have a material adverse effect on our business, financial condition and results of operations."

        In addition, CastlePoint Re participates as of May 1, 2006 as a reinsurer of Tower's insurance companies under their existing property and casualty excess of loss reinsurance agreements, pursuant to an understanding we have reached with the reinsurance intermediary of the third party reinsurers party to such agreements.

        We also agreed under the master agreement that we would enter into the following pooling agreements with Tower's insurance companies upon our acquisition of one or more U.S. licensed insurance companies, after required regulatory approvals are obtained:

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  a brokerage business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York and Tower National Insurance Company;

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  a traditional program business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York and Tower National Insurance Company; and

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  a specialty program business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York and Tower National Insurance Company.

        For a description of certain of the terms and provisions of our agreements with Tower and its subsidiaries, see "Certain Relationship and Related Transactions—Our Arrangements with Tower and its Subsidiaries."

        The following chart summarizes our organization and our anticipated strategic relationship and agreements with Tower and its subsidiaries. We may change our organization from time to time as we expand our business or as market conditions change.

8.6% Ownership(1)
CastlePoint Holdings, Ltd. (Bermuda)
CastlePoint Bermuda Holdings, Ltd. (Bermuda)
Tower Group Inc. (Delaware)
Service and Expense Sharing Agreement
CastlePoint Reinsurance Company, Ltd. (Bermuda)
Traditional Quota Share Reinsurance
Tower Subsidiaries(4)
Traditional Quota Share Reinsurance
CastlePoint Management Corp. (Delaware)(2)
Pooling Agreements
U.S. Licensed Insurance Companies (U.S. domicile)(3)

(1)
Tower's ownership interest in us will be 11.3% on a fully diluted basis if it exercises in full the ten-year warrants that we have granted to it to purchase an additional 1,127,000 of our common shares at an exercise price $10.00 per share.

(2)
CastlePoint Management will manage the underwriting of our insurance business in the United States.

(3)
Reflects our ownership of one or more U.S. licensed insurance companies that we expect to acquire within the next six to nine months. We will rename one of these companies "CastlePoint Insurance Company."

(4)
Tower Insurance Company of New York, Tower National Insurance Company and/or Tower Risk Management Corp. have entered into, or will enter into, the applicable agreements with us.

        The following chart summarizes the main characteristics of our brokerage business, traditional program business and specialty program business pooling arrangements with Tower:

Pool Description	Brokerage Business Pool	Traditional Program Business Pool	Specialty Program Business Pool
Type of Business	Brokerage business	Traditional program business	Specialty program business
Pool Manager	Tower	Tower	One or more U.S. licensed insurance companies to be acquired by CastlePoint Management
Individual Risk Underwriting Authority	Retained by Tower except limited authority to bind risks	Granted to program underwriting agents	Granted to program underwriting agents
Pool Manager's Participation	75% initially, subject to a minimum of 55% and a maximum of 75%	75% initially, subject to a minimum of 55% and a maximum of 75%	85% initially, subject to a minimum of 75% and a maximum of 85%
Management Fee Percentage	34% until April 1, 2007, subject to a minimum of 31% and a maximum of 36% thereafter	30%, subject to adjustment, with a minimum of 30% and a maximum of 36%	30%, subject to adjustment, with a minimum of 30% and a maximum of 36%
Distribution Sources	Retail and wholesale	Wholesale and program underwriting agents	Program underwriting agents (traditional quota share or risk sharing arrangements with other insurance companies are excluded from the pool)
Industry Classes of Business	All industry classes of business can be written, but will be comprised of classes of business that Tower has historically written	Limited to classes of business that Tower has historically written	All industry classes of business other than traditional program business that Tower elects to manage
Risk Sharing	None	Alternative risk transfer available to program underwriting agents	Alternative risk transfer available to program underwriting agents (traditional quota share or risk sharing arrangements with other insurance companies are excluded from the pool)

Business Strategy

        In order to capitalize on our strategic relationship with Tower and the market opportunities we have identified in the property and casualty insurance industry, we intend to pursue the following business strategies:

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  Rely on Tower as an initial principal production source. A substantial amount of our reinsurance and insurance business is derived from Tower, and we expect that this will continue during the initial years of our operation, as we gradually develop business opportunities from other distribution sources.

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  Deliver traditional quota share reinsurance and insurance risk-sharing solutions to insurance companies. We plan to provide traditional quota share and other related reinsurance products and insurance risk-sharing solutions primarily to small insurance companies with surplus of less than $100 million that have a limited capital base, lack of adequate ratings or have limited licensing, and that underwrite commercial and personal lines policies with low to moderate hazard risks generating average annual premiums of less than $10,000 per policy. In addition, we also plan to provide these solutions to other insurance companies without these limitations that are seeking to efficiently manage their capital as well as to limit their concentration of risk in certain geographic areas.

  •
  Deliver comprehensive program business solutions and capabilities to program underwriting agents. We plan to differentiate ourselves from other insurance companies writing program business by offering a broad line of products as well as comprehensive insurance, reinsurance and alternative risk transfer solutions and insurance company services on an unbundled basis to attract program underwriting agents with large and profitable books of program business that need or desire to access these products and services.

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  Make strategic investments in our clients. We believe that we can improve the underwriting capacity and therefore provide the opportunity for increased profitability of insurance companies by providing them with access to our capital and primary insurance company capability. Accordingly, we plan to make strategic investments in, including potential acquisitions of, small insurance companies and program underwriting agents in order to share in the value that we believe will be created as a result of our product offerings. For the same reasons, we also may invest in our strategic partner, Tower, at some point in the future.

Competitive Strengths

        We believe we have the following competitive strengths, which position us to underwrite business profitably:

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  Access to Profitable Book of Business from Tower. Pursuant to our agreements with Tower, we reinsure, and in the future also expect to pool, a significant amount of the brokerage business and traditional program business that Tower writes, which generated an average gross loss ratio of 57.7% for the three years ended December 31, 2005. The master agreement also provides that, subject to receipt of any required regulatory approvals and third party consents, CastlePoint Insurance Company will write the specialty program business that Tower has historically written, and our subsidiary, CastlePoint Re, will become a reinsurer under one of Tower's assumed reinsurance agreements.

  •
  Access to Established Insurance Company Infrastructure. Through our service and expense sharing agreement with Tower's subsidiaries, we and our clients will be able to access Tower's well established insurance company infrastructure, including claims handling and administration, technology, program design, regulatory compliance and other services. We believe that this capability will enable us to successfully write specialty program business and insurance risk-sharing business and avoid the significant cost of establishing a primary insurance company infrastructure.

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  Bermuda-Based Operations. We believe our Bermuda-based operations allow us to access reinsurance clients who are increasingly seeking Bermuda-based capacity to meet their reinsurance needs, as well as to access Bermuda's well-developed network of insurance and reinsurance brokers. We also expect to benefit from Bermuda's pool of experienced professionals with significant reinsurance expertise and Bermuda's regulatory environment that allows for the development and sale of innovative business solutions and cost-effective reinsurance and insurance products.

  •
  Strong Market Relationships. We market our reinsurance products, and expect to market our insurance products, principally through our management's industry contacts and through independent reinsurance intermediaries. Our senior management team has extensive industry relationships, including relationships with a number of reinsurance intermediaries, program underwriting agents and insurance companies. We believe that these relationships will allow us to quickly establish our presence in the reinsurance and insurance markets.

  •
  New Insurance Company. As a newly formed company, we are unencumbered by historical liability exposures currently affecting competitors, including claims relating to asbestos and environmental remediation and other mass torts.

  •
  Experienced Management with Knowledge of Primary Insurance Companies and Products. We have assembled a senior management team with an average of over 20 years of property and casualty industry experience. Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer, was a founder of Tower in 1990 and has developed reinsurance, insurance, service and capital solutions that enabled Tower to overcome the limitations it faced as a small insurance company and management company and to increase its capability to deliver products and services. Mr. Lee remains the Chairman of the Board, President and Chief Executive Officer of Tower and, as such, does not serve our company on a full-time basis. In addition, our other senior officers have substantial experience in the property and casualty insurance industry, including Joel S. Weiner, our Chief Financial Officer, Senior Vice President and director, and Joseph P. Beitz, the Executive Vice President and director of CastlePoint Re.

Business Solutions, Products and Services

        Through our reinsurance, insurance and insurance services business segments, we intend to provide the following reinsurance and insurance solutions, products and unbundled insurance services.

Reinsurance Solutions	Insurance Solutions		Product Lines		Unbundled Insurance Services
• Traditional Quota Share	•	Pooling	•	Commercial Package	•	Claims Handling and Administration
• Property and Casualty Excess of Loss	•	Appointment of insurance companies as program underwriting agents	•	Fire and Allied Lines	•	Policy Administration
• Aggregate Excess of Loss	•	Program Business	•	Commercial General Liability	•	Insurance Technology
• Gap Loss			•	Workers' Compensation	•	Insurance Consulting
			•	Homeowners and Personal Dwellings
			•	Professional Liability
			•	Commercial and Personal Inland Marine
			•	Commercial and Personal Automobile

  Reinsurance Solutions

        Our reinsurance business mainly focuses on traditional quota share reinsurance. Presently, our business consists primarily of our reinsurance agreements with Tower's insurance companies. Reinsurance can be written either through treaty or facultative reinsurance arrangements. Treaty reinsurance is a contractual arrangement that provides for automatic reinsuring of a type or category of risk underwritten by the ceding company. In facultative reinsurance, the ceding company cedes, and the reinsurer assumes, all or part of a specific risk or risks. Facultative reinsurance provides protection to ceding companies for losses relating to individual insurance contracts issued to individual insureds. We intend to write most of our reinsurance business on a treaty basis.

        Our treaty reinsurance contracts can be written on either a quota share basis, also known as proportional or pro rata, or on an excess of loss basis. Under quota share reinsurance, we generally share the premiums as well as the losses and expenses in an agreed proportion with the cedent. Under excess of loss reinsurance, we generally receive a specified premium for the risk assumed and indemnify the cedent against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount. In both types of contracts, we may provide a ceding commission to the client.

        When we write treaty reinsurance contracts, we do not separately evaluate each of the individual risks assumed under the contracts and we are largely dependent on the individual underwriting decisions made by the reinsured. Accordingly, we intend to carefully review and analyze the reinsured's risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty.

        Our reinsurance subsidiary, CastlePoint Re, entered into traditional quota share reinsurance agreements with Tower's insurance companies. The quota share reinsurance agreements have a term of three years, subject to certain early termination provisions, and should secure for us a stable source of reinsurance premium revenue over the next three years from the historically profitable property and casualty business conducted by Tower. In addition, CastlePoint Re participates as of May 1, 2006 as a reinsurer of Tower's insurance companies under their existing property and casualty excess of loss reinsurance agreements, pursuant to an understanding we have reached with the reinsurance intermediary of the third party reinsurers party to such agreements. As a result of these agreements, we derive, and expect to continue to derive, a substantial portion of our gross premiums written from Tower's insurance companies in our initial years of operation. We also plan to primarily focus on reinsuring small primary insurance companies in the United States with surplus of less than $100 million that write commercial and personal lines policies with a low to medium hazard risk, generating average premiums of less than $10,000 per policy. In addition, we plan to reinsure insurance companies that write program business and that reinsure a substantial amount of their business as well as captive insurance companies established by program underwriting agents. We also plan to reinsure insurance companies that, although they have a sufficient level of capital, are seeking to manage their capital more effectively by accessing our reinsurance solutions to improve their profitability.

        Our reinsurance operations offer or will offer the following reinsurance solutions:

  Traditional Quota Share Reinsurance

        We will mainly focus on traditional quota share reinsurance. Presently, our business consists primarily of our reinsurance with Tower's insurance companies. Pursuant to the master agreement we entered into with Tower, CastlePoint Re entered into three traditional quota share reinsurance agreements with Tower's insurance companies. If the proper situation arises or there is a change in the current regulatory framework, we may write quota share reinsurance on a structured basis with loss mitigation features that satisfy applicable regulatory requirements.

        After we acquire one or more U.S. licensed insurance companies and obtain any necessary regulatory approval, we expect that they will enter into inter-company traditional quota share reinsurance arrangements with CastlePoint Re whereby they will cede to CastlePoint Re up to 50% of their brokerage business, traditional program business, specialty program business and insurance risk-sharing business.

        In connection with sponsoring our company, Tower informed us that it intends to offer CastlePoint Re an opportunity to become a reinsurer under an assumed reinsurance treaty that Tower entered into with Accident Insurance Company in 2005, subject to obtaining any required regulatory approvals and Accident Insurance Company's consent. This reinsurance treaty reinsures the artisan contractor business similar to the business that Tower has historically underwritten, which is underwritten on an occurrence basis, as well as general contractor business that is written on a claims made basis.

  Property and Casualty Excess of Loss Reinsurance

        We will reinsure on a limited basis individual property risks and third party liability exposures of ceding companies on a treaty basis that are excess of a primary retention by the ceding company. We plan to offer this product principally to insurance companies that purchase traditional quota share reinsurance from us, including Tower. We expect the subject property coverages will consist of a portfolio of property reinsurance contracts covering both personal lines and commercial exposures (principally covering buildings, structures, equipment, contents and time element coverages). The principal loss exposures are expected to include the perils of fire, explosion, collapse, riot, vandalism, wind, tornado, flood and earthquake. Our casualty excess of loss reinsurance product will reinsure third party liability exposures, excess of a primary retained amount, from ceding companies on a treaty basis. The exposures that we expect we will reinsure include general liability, automobile liability and umbrella liability.

        CastlePoint Re participates as of May 1, 2006 as a reinsurer of Tower, under the existing property and casualty excess of loss reinsurance agreements among Tower's insurance companies and third party reinsurers, at an attachment level of $1 million for the brokerage business, traditional program business and specialty program business, pursuant to an understanding we have reached with the reinsurance intermediary of the third party reinsurers party to such agreements. These arrangements have not yet been set forth in a written agreement. Under these arrangements, CastlePoint Re currently reinsures 37.5% of the ceded first property excess of loss layer and 42% of the ceded first multiline excess of loss layer under Tower's 2006 reinsurance program. The multi-line layer applies to all lines of business with certain exceptions, including, but not limited to, umbrella coverage, professional liability coverage, aircraft liability coverage, earthquake coverage and financial guarantee coverage. The multi-line layer affords coverage for property business up to $1 million in excess of $1 million for each risk, with a per occurrence limit of $3 million and an annual aggregate limit for terrorism losses of $4 million, as well as coverage for casualty and workers' compensation losses up to $1 million in excess of $1 million per occurrence. Reinsurance coverage under the first property excess layer affords coverage for losses up to $3 million in excess of $2 million per risk, with a per occurrence limit of $6 million and an annual aggregate limit for terrorism losses of $6 million. The Tower property and casualty excess reinsurance program will be up for renewal on January 1, 2007, at terms that will be negotiated with third party reinsurers. Under the master agreement, CastlePoint Re has the right of first refusal with respect to the 2007 reinsurance program.

  Aggregate Excess of Loss Reinsurance

        Aggregate excess of loss reinsurance provides financial protection for insurance companies by insuring the total sum of their losses above a pre-defined dollar amount or loss ratio. We intend to offer this product to select client companies as well as to captive insurance companies.

  Gap Loss Reinsurance

        Gap loss reinsurance provides a customized solution for the client insurance company that recognizes a void or gap in their reinsurance program. We plan to have our underwriters spend time with the client company to understand its business needs and work directly with the company, or through a reinsurance broker, to develop client-specific solutions to resolve recognized problems.

  Insurance Solutions

        We plan to offer various insurance risk-sharing solutions to insurance companies and program underwriting agents as a source of underwriting capacity in addition to or as an alternative to traditional quota share reinsurance. We also plan to offer risk-sharing arrangements to write program business.

        While traditional quota share reinsurance is an effective solution for small insurance companies to expand their underwriting capacity to write business, there are limitations on the percentage of the business that can be ceded by the ceding company to its reinsurer imposed by state insurance departments and rating agencies. For example, an insurance company seeking to cede more than 50% of its business is often required to receive an approval from the state insurance department regulating that company. In addition, rating agencies, such as A.M. Best, that assign a rating to insurance companies impose a capital charge for the use of reinsurance. Finally, while traditional quota share reinsurance provides additional underwriting capacity to write business, it does not improve the rating or licensing capability of the insurance company purchasing traditional quota share reinsurance.

        In addition to providing reinsurance solutions to small insurance companies, we plan to differentiate ourselves from other reinsurers and insurance companies by offering them insurance risk-sharing capability through pooling arrangements or appointing them as our program underwriting agent so that they can access our insurance companies. As an alternative to traditional quota share reinsurance, the insurance risk-sharing arrangements that we plan to offer will allow an insurance company to better manage its surplus, rating and licensing limitations and improve its ability to expand its premium writings. We believe these insurance companies will be able to address these limitations by accessing the insurance companies that we plan to acquire and which we expect will have an "A-" rating and broad licensing. If a pooling agreement is utilized, the underwriting risk will be shared based upon the risk sharing partner's respective percentage participation. If we appoint these insurance companies as our program underwriting agent, they will be required to assume risk by reinsuring a part of the business they produce on a quota share or excess of loss basis.

        Our first risk sharing partnerships will be with Tower through pooling agreements for brokerage business and traditional program business that Tower will manage and for specialty program business that we will manage as described in "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries."

  Program Business

        In response to the market opportunities that we believe are available in program business and to differentiate ourselves from other insurance companies writing program business, we plan to offer the following comprehensive solutions and capabilities to facilitate program business:

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  Broad product line platform. By offering a broad range of commercial and personal lines of business products encompassing multiple lines of business, we believe we can expand the range of program opportunities available in the marketplace.

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  Reinsured program business. We plan to provide issuing company capability for a fee on behalf of reinsurers desiring to write program business, while retaining a limited percentage of the underwriting risk. By doing so, we believe we will be able to expand our underwriting capacity to write program business through developing relationships with reinsurers and reinsurance intermediaries that originate program opportunities and require a primary insurance company to facilitate program business.

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  Insurance and reinsurance risk assumption. In addition to providing underwriting capacity to retain most or all of the underwriting risk as an insurance company, we believe we can successfully facilitate program business transactions by providing reinsurance products through our reinsurance subsidiary.

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  Alternative risk transfer. We believe commissions paid to program underwriting agents are currently at historically low levels due to the decline in the support of program business by insurance companies and reinsurers. We plan to offer alternative risk transfer transactions that provide program underwriting agents with the opportunity to increase their profit margin by participating in underwriting risk on the business they produce. For example, we may provide issuing company capability for a particular program business on behalf of program underwriting agents for a fee and then cede or transfer a portion or all of such business to a captive owned, or rent-a-captive facility utilized, by these program underwriting agents. We also plan to provide management services to manage captives or facilitate rent-a-captive transactions.

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  Unbundled insurance company services. Through our relationship with Tower, we intend to offer comprehensive insurance company services on an unbundled basis to attract program underwriting agents with large and profitable books of business that need or desire to access such services. See "—Product Lines" below.

        We plan to write program business that has a minimum premium volume potential of at least $5 million. With Tower's assistance, we have identified the following specialty programs that we believe our U.S. licensed insurance companies will be able to write, subject to receipt of any required regulatory approvals and third party consents:

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  Commercial umbrella program. This specialty program was developed with a program underwriting agent that has a proven track record of underwriting and marketing commercial umbrella policies over primary liability insurance policies that have a $1 million general liability limit. We expect to write policies insuring 20% of the $10 million layer of losses in excess of $1 million. Presently, CastlePoint Management manages this program, pursuant to which policies are issued through Tower Insurance Company of New York pursuant to CastlePoint Management's program management agreement with Tower's insurance companies. Under this specialty program, 80% of the premiums and losses are ceded to unaffiliated reinsurers, and CastlePoint Re currently reinsures 85% of the remaining 20%, pursuant to its specialty program business and insurance risk sharing business quota share reinsurance agreement with Tower.

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  Rent insurance program. A program underwriting agent has developed a proprietary product that protects apartment building owners in the event of default in the performance of the lease by the tenant.

  Product Lines

        We expect to initially focus on the following lines of business in connection with our offering of reinsurance and insurance solutions. We plan to expand our line of business offerings, as well as the classes of business written for each line of business, as we develop reinsurance and insurance business opportunities.

  Commercial Package

        Coverage to be offered under our commercial package and business owners' policies will combine property, liability, business interruption, equipment breakdown, fidelity and inland marine coverages tailored for commercial businesses and enterprises. The liability coverage includes general liability and products and completed operations.

  Fire and Allied Lines

        Our fire and allied lines policies will consist of dwelling policies and monoline commercial property policies. The dwelling policies will provide optional coverages for personal property and can be combined with an optional endorsement for liability insurance. This provides an alternative to the homeowner's policy for the personal lines customer. Commercial fire and allied lines policies will provide protection for damages to commercial buildings and their contents, and these policies will be utilized in selected circumstances when a commercial package policy is not desired by the customer.

  Commercial General Liability

        We will offer other liability products in personal and commercial lines. Our commercial products will be comprised of monoline commercial general liability and commercial umbrella policies. We write commercial general liability policies for risks that do not have property exposure or whose property exposure is insured elsewhere.

  Workers' Compensation

        We will write workers' compensation, which is a statutory coverage requirement for commercial businesses. Workers' compensation is required in almost every state to protect employees in case of injury on the job, and the employer from liability for an accident involving an employee.

  Homeowners and Personal Dwellings

        Our homeowner's policy will be a multiple-peril policy, providing property and liability coverages for one and two-family owner-occupied residences. Homeowners' policies can also provide additional coverage to the homeowner for personal umbrella and personal inland marine.

  Professional Liability

        We will offer professional liability and errors and omissions insurance for commercial enterprises that may face liability as a result of their performance or failure to perform professional services. Coverage can be designed to respond to customer needs including employment practices, fidelity or crime-related loss and fiduciary liabilities.

  Commercial and Personal Inland Marine

        We will offer inland marine insurance protection for the property of businesses that is not at a fixed location. Our insurance products will be designed and tailored to the specific needs of our customers when insuring builders risk, contractors' equipment and installation, domestic transit and transportation, fine arts, property floaters and leased property.

  Commercial and Personal Automobile

        We will offer coverage for automobile policies by providing automobile liability, collision and comprehensive insurance. We will write commercial and personal automobile policies for both fleet and non-fleet risks.

  Unbundled Insurance Services

        In addition to our reinsurance and insurance product lines, we plan to offer a comprehensive set of insurance company services on an unbundled basis, separate from our insurance product offering to our customers, which will include program underwriting agents, captives and insurance companies. We believe that the demand for unbundled services currently experienced by the property and casualty insurance industry creates an opportunity for us to profit from offering such services. By offering these unbundled services in addition to our reinsurance and insurance products, we believe we will be able to provide our distribution partners with full insurance company capabilities to convert business opportunities into actual insurance products and services. Our insurance company services also will provide us with an opportunity to expand over time our non-risk bearing fee income to complement our revenues from underwriting.

        In order to provide these services, CastlePoint Management entered into a service and expense sharing agreement with Tower Insurance Company of New York, Tower National Insurance Company and Tower Risk Management Corporation to jointly share the expenses related to these services and to equally divide between CastlePoint Management on the one hand, and the Tower subsidiaries party to the agreement on the other hand, the profits and losses realized from selling these services to any new third party clients. We utilize these services to conduct our business, and we will also offer these services to our clients. We believe that our access to Tower's infrastructure to provide such unbundled services will allow us to improve upon Tower's current model of offering services on a bundled basis.

        We will offer the following unbundled services to our customers in conjunction with our reinsurance and insurance products, thereby providing our customers with access to insurance company services and facilitating their insurance transactions:

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  Claims Handling and Administration. Through our business relationship with Tower, we have access to Tower's significant experience in handling and managing claims.

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  Policy Administration Services. In light of the numerous administrative services associated with policy issuance and customer service, we customize our offerings to provide our customers with a specific set of services that will complement their own internal capabilities. We provide value to these customers by giving them the benefit of the economies of scale that they may not be able to achieve on their own, as well as reducing their time to search for specific programs. We believe these types of services include policy intake and clearance, scanning and distribution of work, web-based quote and bind capabilities, policy printing and mailing, billing and collections, loss control, premium audit, bureau reporting and management reporting.

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  Insurance Technology Services. We offer technology solutions to our clients, including web-based submission, rating and quoting capability to transact business. This capability, along with other technology services, will be offered through AgencyPort Insurance Services, Inc., a third party software company experienced in developing these systems for insurance companies.

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  Insurance Consulting Services. We provide various management consulting services, including underwriting audits, claims audits, program design and reinsurance structuring. Specifically, we plan to focus on:

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  Program and product design;

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  Actuarial and loss reserve analysis;

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  Loss prevention and control;

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  Audit support;

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  Reinsurance placement & handling;

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  Captive formation and management;

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  Rent-a-captive formation and management; and

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  Regulatory compliance.

Ceded Reinsurance

        Reinsurers may purchase reinsurance, which is referred to as retrocessional reinsurance, to cover their own risk exposure or to increase their capacity. While we intend to write most of our reinsurance business such that our gross exposure to any single claim is limited, we plan to purchase retrocessional reinsurance to manage our net exposures and to increase our capacity.

        Retrocessional reinsurance does not relieve us of our obligations to our insureds. We must pay these obligations without the benefit of reinsurance to the extent our reinsurers do not pay us. We plan to evaluate and monitor the financial condition of our reinsurers and monitor concentrations of credit risk. We also seek to purchase reinsurance from entities rated "A-" or better by A.M. Best, and we intend to regularly monitor its collectibility, making balance sheet provisions for amounts we consider potentially uncollectible and requesting collateral where necessary.

        For business exposed to catastrophic losses, we will seek to limit our aggregate exposure by insured or reinsurance, by industry, by peril, by type of contract and by geographic zone. We intend to monitor and limit our exposure through a combination of aggregate limits, underwriting guidelines and reinsurance. We will also periodically reevaluate the probable maximum loss for the exposures by using third parties software and modeling techniques, and we will seek to limit the probable maximum loss to a pre-determined percentage of our total shareholders' equity.

Markets and Marketing

        We expect to produce our third party reinsurance business and insurance risk-sharing and program business, principally through insurance and reinsurance brokers worldwide, which will receive a brokerage commission generally equal to a percentage of gross premiums. Our management has extensive industry relationships with reinsurance intermediaries worldwide, such as Towers Perrin Re, Aon Corporation, Guy Carpenter, Lloyd's, JLT Re Solutions, Inc., John B. Collins Associates, Inc., Benfield Group, Gill and Roeser, Inc., and BMS Vision Re. We also anticipate seeing program opportunities on a direct basis from many of the broker market reinsurers, or directly from program underwriting agents, general agents and wholesalers.

        We plan to utilize reinsurance intermediaries to market our traditional quota share reinsurance business and insurance risk-sharing business directly to small insurance companies. In addition, we will market our specialty programs and insurance risk-sharing business to program underwriting agents, either directly or through intermediaries. We believe there is a significant opportunity for Tower and our U.S. licensed insurance companies to cross-market our respective products to each other. We believe these relationships will allow us to quickly establish our presence in the reinsurance markets in the United States as well as provide flexibility in managing our policy acquisition costs.

Claims Management

        The claims function provides claims adjustment and legal defense services for our reinsurance and insurance products, and the organization of our claims operations will be tailored to meet the requirements of our reinsurance, insurance risk-sharing business and program businesses. We will oversee the claims function, which will be provided primarily by the primary insurance companies to whom we provide reinsurance, by Tower for the brokerage business and traditional program business, and by the program underwriting agents for the specialty program business and insurance risk-sharing business. Where needed, we will provide unbundled claims services to the program underwriting agents for the specialty program business and insurance risk-sharing business, which we expect to obtain primarily from Tower through our service and expense sharing agreement with them. Also, we may obtain claims adjustment and legal defense or claims audit services from other third party claims administrators. In addition, we will maintain databases of the claims experience of each of our reinsurance and insurance risk-sharing agreements, which will be utilized by our claims staff as well as our actuarial and other financial staff.

        With respect to our reinsurance and insurance risk-sharing businesses, the primary insurance company, which is our client, will provide the primary claims adjustments, and we will monitor the overall results. Where the primary insurance company is one of Tower's subsidiaries, we will rely on Tower to manage all of the claims, so that our oversight will be primarily for the purposes of analyzing underlying business trends and establishing our overall loss reserves. For clients other than Tower's subsidiaries, we will monitor overall claims results as well as monitor and advise on individual large claims. Under our reinsurance and insurance risk-sharing agreements with the primary insurance company, we will require the primary insurance company to provide claims data to us promptly, including immediate notification of individual large claims, and we will have the right to inspect and audit its claims files. Prior to entering into any such agreements, we will conduct due diligence on the primary insurance company's claims operations to assess its ability to handle the claims anticipated under these agreements.

        With respect to the brokerage business and traditional program business that Tower will manage, Tower will adjust claims and provide or arrange for legal defense as necessary. We understand that Tower currently performs this function for its own businesses, and we will rely on Tower to continue performing this function. We expect that Tower will provide us with detailed claims data that we will utilize to monitor overall results and business trends and to conduct actuarial analyses for purposes of estimating loss reserves with respect to our participation in the brokerage business and traditional program business.

        With respect to the specialty program business, we expect that our program underwriting agents primarily will provide claims adjustment and legal defense services. Claims adjustment services will be arranged with each program underwriting agent at the inception of each specialty program on an unbundled basis. If the program underwriting agent is licensed to provide claims adjustment services and has the expertise and track record to provide these services for the type of business contemplated by the program, we would request that they continue providing these services for the program. We will conduct due diligence prior to entering into any programs which will require the program underwriting agents to provide claims adjustment and legal defense services so that we can assess their capabilities. We expect that for most specialty programs, the program underwriting agent typically would use in the past a third party administrator to handle claims adjustment and legal defense, and in these situations, we would conduct due diligence to assess the qualifications of the third party administrator. We also expect that for some programs, the program underwriting agent may wish to obtain claims adjustment services from us, which we would provide through our service and expense sharing agreement with Tower and certain of its subsidiaries.

        In all situations involving our primary insurance companies or program underwriting agents, we expect a claims philosophy of expedient, fair and consistent claims handling with adequate control of loss adjustment expenses. Prior to entering into reinsurance or insurance risk sharing agreements with primary insurance companies or program underwriting agents, we will conduct due diligence to ensure these entities share the same philosophy and have the capabilities to implement our philosophy. We will monitor on a continual basis the results of their claims adjustment and legal defense services. We expect that with respect to first party claims, where the policy holder is the claimant, the claims function would provide a prompt response to inspect the damage, ascertain the extent damages are covered under the insurance policy, and make prompt payment to the insured as appropriate. With respect to third party claims, where a person other than the insured is the claimant, we expect the claims function to thoroughly investigate the potential for liability as soon as the claim is reported and assess whether the claim should be resolved by settlement or be denied and/or defended.

        We will establish case loss reserves for each claim based upon all of the facts available at the time to record our best estimate of the ultimate potential loss of each claim. We will also establish reserves on a case by case basis for the estimated costs of legally defending third-party claims, or allocated loss adjustment expense reserves. In addition, we will establish reserves to record on an overall basis the costs of adjusting claims that have occurred but not yet been settled, or unallocated loss adjustment expense reserves.

        Our claims operations will be overseen by a claims executive responsible for monitoring the results of the adjusters handling the claims, including adjustments made by primary insurance companies, program underwriting agents or third party administrators, including Tower. Our claims executive will work closely with our actuarial staff in reviewing the results of our reinsurance agreements and insurance risk-sharing agreements. We also expect that, through our service and expense sharing agreement with Tower and certain of its subsidiaries, our claims executive will rely upon Tower's claims professionals to conduct various due diligence and claims file audit projects with respect to other third party administrators. As a result, we do not expect that our full-time claims staff will require many people, and in the first couple of years of our operations, our claims staff will consist of our claims executive and potentially one or two additional people.

Reserves

        We are required to establish reserves for losses and loss expenses under applicable insurance laws and regulations and U.S. GAAP. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured and/or reinsured claims that have occurred at or before the balance sheet date, whether already known to us or not yet reported. Our policy is to establish these losses and loss reserves prudently after considering all information known to us as of the date they are recorded.

        Loss reserves fall into two categories: case reserves for reported losses and loss expenses associated with a specific reported insured claim, and reserves for incurred but not reported, or IBNR, losses and loss expenses. We establish these two categories of loss reserves as follows:

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  Reserves for reported losses—Following our analysis of a notice of claim received from an insured, broker or ceding company, we establish a case reserve for the estimated amount of its ultimate settlement and its estimated loss expenses. Like other insurers, we establish case reserves based upon the amount of claims reported and may subsequently supplement or reduce the reserves as our claims department deems necessary.

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  IBNR reserves—We also estimate and establish reserves for loss amounts incurred but not yet reported, including expected development of reported claims. These IBNR reserves include estimated loss expenses. We calculate IBNR reserves by using generally accepted actuarial techniques. We utilize actuarial methodologies that rely on historical losses and loss expenses, statistical models, projection techniques as well as our pricing analyses. We revise these reserves for losses and loss expenses as additional information becomes available and as claims are reported and paid.

        Loss reserves represent our best estimate, at a given point in time, of the ultimate settlement and administration cost of claims incurred. We use statistical and actuarial methods to estimate our ultimate expected losses and loss expenses. Since the process of estimating loss reserves requires significant judgment due to a number of variables, such as fluctuations in inflation, judicial trends, legislative changes and changes in claims handling procedures, our ultimate liability may exceed or be less than these estimates. Our actuaries utilize several methodologies to project losses and corresponding reserves. Based upon these methods, our actuaries determine a best estimate of the loss reserves.

        Since our accounts will be new, our actuaries will utilize available loss development statistics from the program underwriting agents and primary insurance companies with whom we will do business as a basis for conducting these types of projections.

        In addition, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses, we use this industry information to guide our loss and loss expense estimates. We plan to regularly review these estimates, and to reflect adjustments, if any, in earnings in the periods in which they are determined. We expect that we will, from time to time, engage independent external actuarial specialists to review specific pricing and reserving methods and results.

Underwriting

        We employ a disciplined approach to underwriting and risk management that will rely heavily upon the collective underwriting expertise of our management and staff, as well as upon our underwriting process management approach. This expertise is guided by the following underwriting principles:

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  We accept only those risks that we believe will earn a level of profit commensurate with the risk they present;

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  We perform independent pricing or risk review of insurance risks;

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  We accept only those risks which have demonstrated track records of profitable performance or else present limited downside potential; and

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  We consistently use peer review in both our underwriting acceptance process as well as to continually audit the performance of underwriting managers against agreed standards and guidelines.

        We will have a small underwriting department initially consisting of one or two persons, which we will supplement, as needed, by accessing Tower's underwriting capacity through our service and expense sharing agreement with Tower's insurance companies. We will delegate underwriting authority to the managers of our business segments, but only where we are convinced they are highly experienced in their particular lines of business. We also will delegate underwriting authority, subject to written underwriting guidelines and limitations, to the program underwriting agents that we will do business with and to insurers with which we enter into risk sharing or pooling arrangements. We will issue detailed letters of underwriting authority to each of our underwriters. These letters will contain underwriting eligibility criteria, rate, attachment point, terms and conditions, and other quantifiable limits. They will also address acceptable terms and conditions. We will attach our profitability guidelines to each letter as an exhibit and will state these profitability guidelines in terms of maximum combined ratio targets including specific targets for loss ratio and commission expenses by line of business.

        Our underwriting process for all new programs, treaties or risk-sharing arrangements will consider the appropriateness of insuring the client by evaluating the quality of its management, its risk management strategy and its track record. In addition, we will require each program, treaty or risk-sharing arrangement to include significant information on the nature of the perils to be included and detailed aggregate information as to the location or locations of the risks covered. We will obtain available information on the client's loss history for the perils being insured or reinsured, together with relevant underwriting considerations.

        In addition, our underwriters will use a variety of means, including specific contract terms, to manage our exposure to loss. Substantially all of the business we intend to write will contain aggregate policy limits in the primary insurance policies. Our underwriters also will use appropriate contract exclusions, terms and conditions to further eliminate particular risks or exposures that they deem to be significant.

        In conjunction with testing each program, treaty or risk-sharing arrangement against our underwriting criteria, we will evaluate the proposal in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital as well as our corporate risk objectives. We will regularly review and revise our profitability guidelines to reflect changes in market conditions, interest rates, capital structure and market-expected returns.

        Our underwriting process will fully integrate actuarial and underwriting disciplines. We will utilize our in-house actuarial staff as well as rely on outside consultants as necessary. The actuarial and underwriting estimates that we make in our underwriting and pricing analyses will be explicitly tracked by program, treaty and risk-sharing arrangement on an ongoing basis through our underwriting audit and actuarial reserving processes. We will require significant amounts of data from our clients and intend only to accept business for which the data provided to us is sufficient for us to make an appropriate analysis. We may supplement the data provided to us by our clients with information from the Insurance Services Offices, the National Council on Compensation Insurance, the Reinsurance Association of America and other ratemaking associations.

        We will control overall risk from natural catastrophes in the aggregate and exposures from any one client. To monitor the catastrophe and accumulation risk of our business, we will subscribe to and utilize natural catastrophe-modeling tools.

Competition

Reinsurance

        The reinsurance industry is highly competitive. We compete with major U.S., Bermuda, European and other international insurers and reinsurers and certain underwriting syndicates. Many of these competitors have more, and in some cases substantially more, capital and greater marketing and management resources than we expect to have, and may offer a broader range of products and more competitive pricing than we offer or will be able to offer. Because we have a very limited operating history, many of our competitors also have greater name and brand recognition than we have. In particular, we compete with various reinsurers in the United States, such as ACE Insurance Company of North America, American International Group, Inc. ("AIG"), CNA Financial Corporation ("CNA"), The Hartford Financial Services Group, Inc., St. Paul Travelers Companies, Inc., XL Capital Ltd., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Swiss Reinsurance Company, Berkshire Hathaway Inc., Lloyd's and Munich Reinsurance Group. In addition, there are Bermuda reinsurers with whom we compete, such as Arch Capital Group Ltd., Endurance Specialty Holdings Ltd., AXIS Capital Holdings Limited, Allied World Assurance Company, Ltd. and Platinum Underwriters Holdings, Ltd. Furthermore, following the recent hurricanes, newly formed and existing insurance industry companies have raised capital to meet perceived demand in the current environment and address underwriting limit issues. While we believe that many of these new entrants plan to focus on property excess of loss, offshore marine and energy and retrocessional coverage and therefore not compete directly with us in most cases, we may not be aware of others that may be planning to enter into the same market segments in which we expect to compete.

        Competition in the types of business that we will underwrite is based on many factors, including:

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  reputation;

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  strength of client relationships;

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  perceived financial strength;

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  management's experience in the line of insurance or reinsurance to be written;

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  premiums charged and other terms and conditions offered;

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  services provided, products offered and scope of business, both by size and geographic location;

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  financial ratings assigned by independent rating agencies; and

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  speed of claims payment.

        Increased competition could result in fewer applications for coverage, lower premium rates and less favorable policy terms, which could adversely impact our growth and profitability. We are unable to predict the extent to which new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

        We strive to differentiate ourselves from other reinsurers primarily by leveraging the primary insurance company expertise of our senior management to provide reinsurance solutions that are designed to respond to the needs of small insurance companies and program underwriting agencies writing program business, and to larger insurance companies seeking to effectively manage their capital and risk by accessing our capabilities. By positioning ourselves in this manner and providing our unique product offerings, we believe we can successfully differentiate ourselves from other reinsurers that we believe are focused primarily on providing broad-based reinsurance solutions to the property and casualty insurance industry.

Insurance

        In writing program business, we expect to face competition both from insurance companies writing program business, underwriting agencies and intermediaries, as well as diversified financial services companies such as W.R. Berkley Corporation, Markel Corporation, Philadelphia Consolidated Holding Corp., RLI Corp., Arch Capital Group Ltd., Meadowbrook Insurance Group, Inc. and Argonaut Group, Inc. Since we have a very limited operating history, most of our competitors have greater name and brand recognition than we have. Many of them also have greater financial strength and ratings assigned by independent ratings agencies and more capital and greater marketing and management resources than we have, and may offer a broader range of products and more competitive pricing than we expect to, or will be able to, offer. We plan to differentiate ourselves from other insurance companies writing program business by providing comprehensive insurance, reinsurance and alternative risk transfer solutions, as well as a broad product line platform for program underwriting agents to facilitate their program business. See "—Business Solutions, Products and Services—Program Business." In addition, through our relationship with Tower, we plan to offer comprehensive insurance company services on an unbundled basis to attract program underwriting agents with large and profitable books of business that need or desire to access these services. See "—Business Solutions, Products and Services—Unbundled Insurance Services."

Unbundled Insurance Services

        We will compete with various third-party administrators who provide unbundled insurance services. In the area of claims administration, the leading third party administrators are Gallagher Bassett Services, Inc., Crawford & Company, and GAB Robins North America, Inc. In the area of underwriting and policy administration services, we will compete with firms such as Computer Sciences Corporation, Trumbull Services, L.L.C. and The Innovation Group, as well as many small firms that offer outsourcing for various services such as loss control, premium audit, and call center operations. Our competitive positioning will be based upon our ability to integrate these services with our insurance offerings as well as our ability to rely on Tower's experience for claims administration and small business policy web based systems and handling.

Investments

        Our investment guidelines specify minimum criteria on the overall credit quality, liquidity and risk-return characteristics of our investment portfolio and include limitations on the size of particular holdings, as well as restrictions on investments in different asset classes. We have retained BlackRock, Inc. as our investment manager to effect investment transactions, render investment accounting services and provide investment advice. Our management monitors our overall investment returns, reviews compliance with our investment guidelines and reports overall investment results to our board of directors on a quarterly basis.

        Our investment strategy is to preserve principal and maintain liquidity while trying to maximize investment return through a high quality, diversified portfolio. Investment decision-making is guided mainly by the nature and timing of our expected liability payouts, management's forecast of our cash flows and the possibility that we may have unexpected cash demands, for example, to satisfy claims due to catastrophic losses. We expect our investment portfolio will consist mainly of highly rated and liquid fixed income securities. However, to the extent our insurance liabilities are correlated with an asset class outside our minimum criteria, our investment guidelines allow a deviation from those minimum criteria, provided such deviations reduce overall risk.

        Our investment guidelines require compliance with applicable state or national regulations and laws. Without the approval of our board of directors, we cannot purchase financial futures, forwards, options, swaps and other derivatives, except for purposes of hedging capital market risks or replication transactions, which are defined as a set of derivative and securities transactions that, when combined, produce the equivalent economic results of an investment that meet our minimum criteria. We expect the majority of our investment holdings to be denominated in U.S. dollars.

        We may also make strategic investments in our clients. We believe that we can improve the underwriting capacity, and therefore provide the opportunity for increased profitability of insurance companies by providing them with access to our capital and primary insurance company capability. These strategic investments may include potential acquisitions of small insurance companies and program underwriting agents in order to share in the value that we believe will be created as a result of our product offerings. For the same reason, we also may invest in our sponsor, Tower, at some point in the future.

Ratings

        Ratings by independent agencies are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to our ability to market and sell our products. Rating organizations continually review the financial positions of insurers. A.M. Best is one of the most important rating agencies for insurance and reinsurance companies. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (In liquidation). In evaluating a company's financial strength, A.M. Best reviews the company's profitability, leverage and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its loss and loss expense reserves, the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence.

        The objective of A.M. Best's ratings system is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect our ability to pay policyholder claims and are not applicable to the securities offered in this prospectus, nor are they a recommendation to buy, sell or hold our shares. These ratings are subject to periodic review by, and may be revised or revoked at the sole discretion of, A.M. Best.

        CastlePoint Re has received a Financial Strength rating of "A-" (Excellent) from A.M. Best, which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. In addition, based upon our discussions with A.M. Best, upon the acquisition and capitalization of our U.S. licensed insurance companies, we would expect that such U.S. licensed insurance companies will have ratings of "A-" (Excellent) based on our capital funding plans, management experience and relationship with Tower. However, there is no assurance that the insurance companies we will acquire will receive such rating.

        The maintenance of the assigned rating depends upon CastlePoint Re operating in a manner consistent with the business plan presented to A.M. Best. A.M. Best stated that it would closely monitor the flow of business between CastlePoint Re and Tower to ensure there are no material deviations from projections utilized by A.M. Best to establish CastlePoint Re's rating. A.M. Best also stated that it believes CastlePoint Re's results could be impacted by Tower's growth and exposure to catastrophes due to its business concentration in New York City.

        The ratings of CastlePoint's reinsurance and insurance subsidiaries will also be subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. Even if our insurance subsidiaries receive a desired rating, if A.M. Best subsequently downgrades their ratings or CastlePoint Re's rating below "A-", the competitive position of our reinsurance and insurance subsidiaries would suffer, and their ability to market their products, to obtain customers and to compete in the reinsurance and insurance industry would be adversely affected. A subsequent downgrade, therefore, could result in a substantial loss of business as our insurance company clients and program business managers may move to other insurers with higher claims paying and financial strength ratings.

Employees and Administration

        Based upon our business strategy, we currently conduct our business with a relatively small staff of full-time employees. As of May 31, 2006, we and our subsidiaries employed a total of five full-time employees.

        We manage our reinsurance business and various corporate functions from Bermuda. Our Bermuda personnel currently consists of the Senior Vice President and Chief Financial Officer of CastlePoint Holdings, and the Executive Vice President of CastlePoint Re. We plan to add personnel to our corporate and reinsurance underwriting and financial staff in Bermuda. At the end of our first year of operations, we expect to have four to six full-time employees in our Bermuda office performing these functions, and in our second year of operations we expect that the number of employees in Bermuda will grow to be between six and ten employees.

        Our insurance and services operations in the United States will consist of CastlePoint Management and our U.S. licensed insurance companies, once we acquire them and they commence operations. Since we will rely on our program underwriting agents to conduct most of the operational activities, as well as leverage the functional capabilities of Tower through our service and expense sharing agreement with Tower and certain of its insurance companies, we expect to conduct our business with relatively few employees who will concentrate on marketing and program management, including overseeing and auditing the program underwriting agents. Our operations in the United States will include employees focusing on our specialty program business, as well as several managers whom we have either hired or will hire, who will oversee underwriting, claims, technology, actuarial and finance areas. Currently, CastlePoint Management has a total of three full-time employees. We expect that at the end of our first year of operations, we will have eight to ten employees in the United States, and we expect that this number will grow up to fifteen employees by the end of our second year of operations.

Our Organization

        We were incorporated on November 16, 2005 as a company limited by shares under Bermuda law. Our reinsurance subsidiary, CastlePoint Re, was incorporated on March 9, 2006 and was licensed as a Class 3 Bermuda exempted insurer on March 22, 2006. CastlePoint Re commenced writing business as of April 6, 2006, following its capitalization on April 5, 2006. CastlePoint Management, a Delaware corporation and our program management company, was incorporated in January 2006. CastlePoint Bermuda Holdings, our Bermuda intermediate holding company, was incorporated in March 2006.

Properties

        Our reinsurance subsidiary, CastlePoint Re, has executed a sublease for office space in Bermuda. The initial term of the lease expires on August 31, 2006 with an option to extend the term of the lease for an additional year at the then market rent. The lease requires monthly payments of $8,000. We believe that these facilities are sufficient for our current purposes. As we expand our operations, we will require additional office space, which we believe will be available on commercially reasonable terms.

        The headquarters of CastlePoint Management are located in New York, New York. We are in the process of arranging for permanent office space in New York, which we expect to be available in October 2006. We currently use, and until such permanent space in New York is available to us, we will continue to use, office space at the New York headquarters of Tower, our sponsor, at nominal cost. In addition, CastlePoint Management executed a lease for separate office space in New York, which expires on October 31, 2006 and requires monthly payments of $4,900.

Legal Proceedings

        We are not a party to any pending or threatened material litigation and are not currently aware of any pending or threatened material litigation, other than in the normal course of business as a reinsurer. We may become involved in various claims and legal proceedings in the normal course of business, as a reinsurer or insurer.

REGULATION

General

        The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we expect to operate under a relatively less intensive regulatory regime. However, in the United States, licensed insurers and reinsurers must comply with financial supervision and market conduct standards comparable to those governing primary insurers. Accordingly, once we acquire domestic licensed insurance companies consistent with our plans, those companies will be subject to extensive financial and market conduct regulation under applicable statutes in the United States.

Regulation of CastlePoint Re

        As a holding company, CastlePoint Holdings is not subject to Bermuda insurance regulations.

        The Insurance Act, which regulates the insurance business of CastlePoint Re, provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the BMA, which is responsible for the day-to-day supervision of insurers. Under the Insurance Act, insurance business includes reinsurance business. The BMA, in deciding whether to grant registration, has broad discretion to act as the BMA sees fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

        An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA's functions, while sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

        The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Classification of Insurers

        The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business with Class 4 insurers subject to the strictest regulation. We have registered CastlePoint Re as a Class 3 insurer, and it is regulated as such under the Insurance Act. We do not intend, at this time, to obtain a license for CastlePoint Re to carry on long-term business. Long-term business includes life insurance and disability insurance with terms in excess of five years. General business broadly includes all types of insurance that is not long-term business.

Cancellation of Insurer's Registration

        An insurer's registration may be canceled by the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA, the insurer has not been carrying on business in accordance with sound insurance principles.

Principal Representative

        An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal representative of CastlePoint Re is Marsh Management Services, and CastlePoint Re's principal office is at the offices of the principal representative. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the BMA is given of the intention to do so. It is the duty of the principal representative upon reaching the view that there is a likelihood of the insurer (for which the principal representative acts) becoming insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to immediately notify the BMA and to make a report in writing to the BMA within 14 days, setting out all the particulars of the case that are available to the principal representative. Examples of such a reportable "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio. The written report must set out all the particulars of the case that are available to the principal representative.

Independent Approved Auditor

        Every registered insurer must appoint an independent auditor (the "approved auditor") who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of CastlePoint Re, are required to be filed annually with the BMA. The approved auditor of CastlePoint Re is approved by the BMA and may be the same person or firm which audits CastlePoint Re's financial statements and reports for presentation to its shareholders. CastlePoint Re's approved auditor is PricewaterhouseCoopers (Bermuda).

Loss Reserve Specialist

        CastlePoint Re, as a Class 3 insurer, is required to submit an opinion of an approved loss reserve specialist with its statutory financial return in respect of its loss and loss adjustment expense provisions. The loss reserve specialist is a qualified casualty actuary, who is approved by the BMA. CastlePoint Re's loss reserve specialist is Simon Lambert of PricewaterhouseCoopers (Bermuda).

Statutory Financial Statements

        An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act, which financial statements will be prepared in accordance with U.S. GAAP. CastlePoint Re, as a general business insurer, is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA.

Annual Statutory Financial Return

        CastlePoint Re is required to file with the BMA statutory financial returns no later than four months after their financial year end (unless specifically extended). The statutory financial return for an insurer includes, among other matters, a report of the approved auditor on the statutory financial statements of such insurer, the solvency certificates, the declaration of statutory ratios, the statutory financial statements themselves and the opinion of the loss reserve specialist. The solvency certificates must be signed by the principal representative and at least two directors of the insurer who are required to certify, among other matters, whether the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The approved auditor is required to state whether in his opinion it was reasonable for the directors to so certify. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

Minimum Solvency Margin and Restrictions on Dividends and Distributions

        Under the Insurance Act, the value of the general business assets of a Class 3 insurer must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. CastlePoint Re is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

        (A)  $1 million;

        (B)  20% of net premiums written up to $6 million plus 15% of net premiums written over $6 million; and

        (C)  15% of loss and other insurance reserves.

        CastlePoint Re is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. In addition, if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, CastlePoint Re is prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year.

        CastlePoint Re is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements.

Minimum Liquidity Ratio

        The Insurance Act provides a minimum liquidity ratio for general business insurers. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

Supervision, Investigation and Intervention

        The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if the BMA believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

        If it appears to the BMA that there is a risk of the insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct the insurer (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer's liabilities, (3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of, a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (7) to limit its premium income.

Disclosure of Information

        In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to it. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether to cooperate is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

Certain other Considerations

        Although CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re are each incorporated in Bermuda, CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re have each been classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to their non-resident status, CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on their ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of their common shares.

        The BMA must approve all issuances and transfers of securities of a Bermuda exempted company, such as CastlePoint Holdings. Where any equity securities (that is, shares which entitle the holder to vote for or appoint one or more directors or securities which by their terms are convertible into shares which entitle the holder to vote for or appoint one or more directors) of a Bermuda company are listed on an appointed stock exchange (which includes Nasdaq), the BMA has given general permission for the issue and subsequent transfer of any securities of the company from and/or to a non-resident for so long as any such equity securities of the company remain so listed. The BMA accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

        Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As "exempted" companies, CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain transactions, including: (i) the acquisition or holding of land in Bermuda (except that required for their business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature, (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance, (iii) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or (iv) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda or under license granted by the Minister of Finance. While an insurer is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.

        CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re also need to comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. The Companies Act provides that a company shall not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due, or (2) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

        Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of our board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. CastlePoint Re's success may depend in part upon the continued services of key employees in Bermuda. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or a holder of a permanent resident's certificate or holder of a working resident's certificate) is available who meets the minimum standards reasonably required by the employer. The Bermuda government's policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. A work permit is issued with an expiry date (up to five years) and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term. If work permits are not obtained, or are not renewed, for CastlePoint Re's principal employees, CastlePoint Re would lose their services, which could materially affect CastlePoint Re's business.

        Members of the general public have the right to inspect public documents at the office of the Registrar of Companies in Bermuda. This will include our memorandum of association (including our objects and powers), any alteration to it and any documents relating to an increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain a share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers, which is open for inspection by members of the public without charge. However, Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records.

U.S. Regulation

General

        We intend to develop our U.S. business by acquiring one or more U.S. insurance companies that are or will be licensed to write insurance and reinsurance in approximately 40 states and authorized to write insurance on a surplus lines basis in several states of the United States. We expect that all issued and outstanding stock of these operating subsidiaries will be held by CastlePoint.

        Our U.S. licensed insurance companies will be subject to extensive regulation throughout the United States. Although there is limited federal regulation of the insurance business, each state has a comprehensive system for regulating insurers operating in that state. The laws of the various states establish supervisory agencies with broad authority to regulate, among other things, licenses to transact business, premium rates for certain coverages, trade practices and market conduct, agent licensing, policy forms, underwriting and claims practices, reserve adequacy, transactions with affiliates and insurer solvency. Many states also regulate investment activities on the basis of quality, distribution and other quantitative criteria. Further, most states compel participation in and regulate composition of various shared involuntary market mechanisms. States also have enacted legislation that regulates insurance holding company systems, including acquisitions, dividends, the terms of affiliate transactions, and other related matters.

        Insurance companies are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and qualify the risks and benefits for which insurance is sought and provided. These include redefinitions of risk exposure in such areas as product liability, environmental damage and workers' compensation. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer for those classes. Such developments may result in adverse effects on the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be minimized, when possible, through the repricing of coverages if permitted by applicable regulations, or the limitation or cessation of the affected business, which may be restricted by state law.

        Most states have insurance laws requiring that property and casualty rate schedules, policy or coverage forms, and other information be filed with the state's regulatory authority. In many cases, such rates and/or policy forms must be approved prior to use. A few states have recently considered or enacted limitations on the ability of insurers to share data used to compile rates.

        Insurance companies are required to file detailed annual financial reports with the state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such regulators at any time. In addition, these insurance regulators periodically examine each insurer's financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations.

        Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or reorganization of insurance companies.

Holding Company Acts

        State insurance holding company system statutes and related regulations provide a regulatory apparatus that is designed to protect the financial condition of domestic insurers operating within a holding company system. All insurance holding company statutes require disclosure and, in some instances, prior approval of material transactions between the domestic insurer and an affiliate. These transactions typically include sales, purchases, exchanges, loans and extensions of credit, reinsurance agreements, service agreements, guarantees and investments between an insurance company and its affiliates, involving in the aggregate specified percentages of an insurance company's admitted assets or policyholders surplus, or dividends that exceed specified percentages of an insurance company's surplus or income.

        The state insurance holding company system statutes may discourage potential acquisition proposals, such as our acquisition of a U.S. insurer that we may wish to acquire, and may delay, deter or prevent a change of control of CastlePoint (after we acquire such U.S. insurer) including through transactions, and in particular unsolicited transactions, that we or our shareholders might consider to be desirable.

        Before a person can acquire control of a domestic insurer or reinsurer, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner where the insurer is domiciled will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the closing of the acquisition of control. Generally, state statutes provide that "control" over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten percent or more of the voting securities of the domestic insurer. Because a person acquiring ten percent or more of the common shares of CastlePoint Holdings would indirectly acquire the same percentage of its U.S. insurance subsidiary's capital stock (after we acquire it), the U.S. insurance change of control laws will likely apply to such a transaction.

        Typically, the holding company statutes will also require each of our U.S. subsidiaries periodically to file information with state insurance regulatory authorities, including information concerning capital structure, ownership, financial condition and general business operations.

Regulation of Dividends and other Payments from Insurance Subsidiaries

        The ability of a U.S. insurer to pay dividends or make other distributions is subject to insurance regulatory limitations of the insurance company's state of domicile. Generally, these laws require prior regulatory approval before an insurer may pay a dividend or make a distribution above a specified level. In most U.S. jurisdictions, this level currently is set at the greater of (1) 10% of the insurer's statutory surplus as of the end of the last preceding calendar year or (2) the insurer's net income for the prior calendar year. In addition, the laws of many U.S. jurisdictions require an insurer to report for informational purposes to the insurance commissioner of its state of domicile all declarations and proposed payments of dividends and other distributions to securityholders. Many states permit dividends to be paid only out of earned, as opposed to contributed, surplus. Generally, surplus subsequent to the payment of any dividends must be reasonable in relation to an insurance company's outstanding liabilities and must be adequate to meet its financial needs.

        In connection with our planned acquisition of one or more U.S. licensed insurance companies, insurance regulators in the United States often impose, as a condition to the approval of the acquisition, additional restrictions on the ability of the U.S. insurer to pay dividends or make other distributions. These restrictions generally prohibit the U.S. insurer from paying dividends or making other distributions for a number of years without prior regulatory approval.

Insurance Regulatory Information System Ratios

        The NAIC Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is intended primarily to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 11 industry ratios and specifies "usual values" for each ratio. Departure from the usual values of the ratios can lead to inquiries from individual state insurance commissioners regarding different aspects of an insurer's business. Insurers that report four or more unusual values are generally targeted for regulatory review.

Investment Regulation

        The U.S. licensed insurance companies we intend to acquire will be subject to state laws and regulations that require diversification of investment portfolios and that limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations may cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture.

Accreditation

        The NAIC has instituted its Financial Regulatory Accreditation Standards Program ("FRASP") in response to federal initiatives to regulate the business of insurance. FRASP provides a set of standards designed to establish effective state regulation of the financial condition of insurance companies. Under FRASP, a state must adopt certain laws and regulations, institute required regulatory practices and procedures, and have adequate personnel to enforce these laws and regulations in order to become an "accredited" state. Accredited states are not able to accept certain financial examination reports of insurers prepared solely by the regulatory agency in an unaccredited state.

Risk-Based Capital Requirements

        In order to enhance the regulation of insurer solvency, the NAIC adopted in December 1993 a formula and model law to implement risk-based capital requirements for property and casualty insurance companies. These risk-based capital requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholder obligations. The risk-based capital model for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers:

  •
  underwriting, which encompasses the risk of adverse loss developments and inadequate pricing;

  •
  declines in asset values arising from credit risk; and

  •
  declines in asset values arising from investment risks.

        Insurers having less statutory surplus than required by the risk-based capital calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. Equity investments in common stock typically are valued at 85% of their market value under the risk-based capital guidelines.

        Under the approved formula, an insurer's statutory surplus is compared to its risk-based capital requirement. If this ratio is above a minimum threshold, no company or regulatory action is necessary. Below this threshold are four distinct action levels at which a regulator can intervene with increasing degrees of authority over an insurer as the ratio of surplus to risk-based capital requirement decreases. The four action levels include:

  •
  insurer is required to submit a plan for corrective action,

  •
  insurer is subject to examination, analysis and specific corrective action and regulatory control,

  •
  regulators may place insurer under a court-ordered supervision or insolvency proceeding, and

  •
  regulators are required to place insurer under a court-ordered supervision or insolvency proceeding.

Guaranty Funds and Assigned Risk Plans

        Most states require all admitted insurance companies to participate in their respective guaranty funds that cover various claims against insolvent insurers. Solvent insurers licensed in these states are required to cover the losses paid on behalf of insolvent insurers by the guaranty funds and are generally subject to assessments in the state by its guaranty fund to cover these losses. Some states also require licensed insurance companies to participate in assigned risk plans which provide coverage for automobile insurance and other lines for insureds which, for various reasons, cannot otherwise obtain insurance in the open market. This participation may take the form of reinsuring a portion of a pool of policies or the direct issuance of policies to insureds. The calculation of an insurer's participation in these plans is usually based on the amount of premium for that type of coverage that was written by the insurer on a voluntary basis in a prior year. Participation in assigned risk pools tends to produce losses which result in assessments to insurers writing the same lines on a voluntary basis.

Credit for Reinsurance

        Licensed reinsurers in the United States are subject to insurance regulation and supervision in their domiciliary jurisdiction that is similar to the regulation of licensed primary insurers. However, the terms and conditions of reinsurance agreements generally are not subject to regulation by any governmental authority with respect to rates or policy terms. This contrasts with primary insurance policies and agreements, the rates and terms of which generally are regulated by state insurance regulators. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

        A primary insurer ordinarily will enter into a reinsurance agreement only if it can obtain credit for the reinsurance ceded on its statutory financial statements. In general, credit for reinsurance is allowed in the following circumstances:

  •
  if the reinsurer is licensed in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;

  •
  if the reinsurer is an "accredited" or otherwise approved reinsurer in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;

  •
  in some instances, if the reinsurer (a) is domiciled in a state that is deemed to have substantially similar credit for reinsurance standards as the state in which the primary insurer is domiciled and (b) meets financial requirements; or

  •
  if none of the above apply, to the extent that the reinsurance obligations of the reinsurer are secured appropriately, typically through the posting of a letter of credit for the benefit of the primary insurer or the deposit of assets into a trust fund established for the benefit of the primary insurer.

        As a result of the requirements relating to the provision of credit for reinsurance, CastlePoint Re will be indirectly subject to some regulatory requirements imposed by jurisdictions in which ceding companies are licensed. Because we anticipate that CastlePoint Re will not be licensed, accredited or otherwise approved as a reinsurer by or domiciled in any state in the United States, primary insurers may only be willing to cede business to CastlePoint Re if we provide adequate security to allow the primary insurer to take credit on its balance sheet for the reinsurance it purchases. We will only be able to provide adequate security, typically through the posting of a letter of credit for the benefit of the primary insurer or through the deposit of assets into a trust fund established for the benefit of the primary insurer in accordance with state regulation, if we have in place a letter of credit facility or are otherwise able to provide necessary security. While we intend for our operating subsidiaries to enter into a facility with lenders that provides for, among other things, the issuance of letters of credit, we do not yet have a letter of credit facility or any commitment from a lender to provide that facility. We cannot assure you that we will be able to obtain a credit facility on terms acceptable to us. In addition, the reinsurance agreements between CastlePoint Re and Tower's insurance companies require CastlePoint Re to provide security, which will be in the form of a trust fund established in accordance with the State of New York's Insurance Regulation 114 or with the applicable insurance regulations of Commonwealth of Massachusetts, to Tower's insurance companies to support reinsurance recoverables owed to these reinsureds in a form acceptable to the insurance commissioners of the State of New York and Commonwealth of Massachusetts, the domiciliary states of Tower's insurance companies. If we fail to put in place a Regulation 114 trust, and are unable to otherwise provide the necessary security, insurance companies may be less willing to purchase our reinsurance products than if we had established such a trust. If this is the case, there may be a material adverse effect on our results of operations.

Statutory Accounting Principles

        Statutory accounting principles, or SAP, is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

        U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

        Statutory accounting practices established by the NAIC and adopted, in part, by State Insurance Departments, will determine, among other things, the amount of statutory surplus and statutory net income of our U.S. insurance subsidiaries, which will affect, in part, the amount of funds they have available to pay dividends to us.

Operations of CastlePoint Re

        CastlePoint Re is not admitted to do business in the United States. The insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers that are not admitted to do business within such jurisdictions. We do not intend to allow CastlePoint Re to do business through an office in the U.S. We also do not intend to allow CastlePoint Re to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction without a license, unless they can do so subject to an exemption from the licensing requirement or as an approved or accredited surplus lines insurer. We intend to operate CastlePoint Re in compliance with the U.S. state and federal laws; however, it is possible that, in the future, a U.S. regulatory agency may raise inquiries or challenges to CastlePoint Re's insurance and reinsurance activities.

Federal Regulation

        Although state regulation is the dominant form of regulation for insurance and reinsurance business, the federal government has shown increasing concern over the adequacy of the state regulation. It is not possible to predict the future impact of any potential federal regulations or other possible laws or regulations on our U.S. subsidiaries' capital and operations, and the enactment of such laws or the adoption of such regulations could materially adversely affect our business.

        The Gramm Leach Bliley Act, or GLBA, which made fundamental changes in the regulation of the financial services industry in the United States was enacted on November 12, 1999. The GLBA permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company, a "financial holding company." Bank holding companies and other entities that qualify and elect to be treated as financial holding companies may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities. Such financial activities include acting as principal, agent or broker in the underwriting and sale of life, property, casualty and other forms of insurance and annuities.

        Until the passage of the GLBA, the Glass-Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956 had restricted banks from being affiliated with insurers. With the passage of the GLBA, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurers may affect our U.S. subsidiaries' product lines by substantially increasing the number, size and financial strength of potential competitors.

        In response to the tightening of supply in some insurance markets resulting from, among other things, the terrorist attacks of September 11, 2001, the Terrorism Risk Insurance Act of 2002, to which we refer in this prospectus as TRIA, was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law (i) establishes a $100 billion federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to certified acts of terrorism, (ii) regulates the terms of insurance relating to terrorism coverage and (iii) requires some U.S. commercial property and casualty insurers to make available to their policyholders terrorism insurance coverage for certified acts of terrorism at the same limits and terms as is available for other coverages. Exclusions or sub-limit coverage for certified acts of terrorism may be established, but solely at the discretion of the insured. TRIA was extended through 2007 by the Terrorism Risk Insurance Extension Act of 2005, which we refer to as TRIEA, which set a per-event threshold that must be met before the federal program becomes applicable and also increases the insurers' deductibles.

        A certified act of terrorism is defined by TRIA as an act of terrorism, resulting in aggregate losses greater than $5 million, that is violent or dangerous to human life, property or infrastructure, resulting in damage within the United States or its territories and possessions, or outside the United States in the case of a U.S. flagged vessel, air carrier or mission, committed by an individual or individuals acting on behalf of any foreign person or foreign interest in an effort to coerce the U.S. civilian population or influence the policy of or affect the U.S. government's conduct by coercion. We are currently unable to predict the extent to which the TRIEA may affect the demand for the products of our insurance company affiliates, or the risks that may be available for them to consider underwriting. The extent to which coverage for acts of terrorism will be offered by the insurance and reinsurance markets in the future is uncertain and our U.S. insurance operating subsidiaries may or may not offer such coverage in the future.

Legislative and Regulatory Proposals

        From time to time, various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. These proposals have included the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers. For example, federal legislation has recently been introduced that, if enacted in its current form, would allow insurers and insurance producers to elect federal, as opposed to state, regulation. It would permit new insurers and insurance agencies to be organized and regulated under federal law and permit existing state insurers and insurance agencies to convert to federal charters and be regulated under federal law. We are unable to predict whether this proposed legislation, or any other proposed laws and regulations will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on our operations and financial condition.

MANAGEMENT

Directors and Officers of CastlePoint Holdings

        The following table sets forth certain information regarding our executive officers and directors.

Name	Age	Title
Michael H. Lee	48	Chairman of the Board, President and Chief Executive Officer(3)
Joel S. Weiner	56	Chief Financial Officer, Senior Vice President and Director(2)
Joseph P. Beitz	48	Executive Vice President and Director of CastlePoint Re
Gregory T. Doyle	46	Director(3)
William A. Robbie	54	Director(2)
Robert S. Smith	47	Director(1)

(1)
Denotes Class A Director with term expiring at the 2007 annual general shareholders meeting.

(2)
Denotes Class B Director with term expiring at the 2008 annual general shareholders meeting.

(3)
Denotes Class C Director with term expiring at the 2009 annual general shareholders meeting.

        Our bye-laws provide for a classified board comprised of three classes of directors, with each class to serve a term of three years.

  Biographies

        Michael H. Lee—Chairman of the Board, President and Chief Executive Officer—Mr. Lee has been our President and director since January 2006. He became our Chairman of the Board, President and Chief Executive Officer in February 2006. Mr. Lee is currently also Chairman of the Board, President and Chief Executive Officer, of Tower Group, Inc. and founder of its primary insurance company operation, Tower Insurance Company of New York, or TICNY, in 1989. Mr. Lee is responsible for the overall management of Tower and its subsidiary operations and has held these positions since 1989. Mr. Lee maintains his positions with Tower and, as such, does not serve our company on a full-time basis. Prior to founding TICNY, Mr. Lee was an attorney in private practice specializing in advising entrepreneurs on the acquisition, sale and formation of businesses in various industries.

        Joel S. Weiner—Chief Financial Officer, Senior Vice President and Director—Mr. Weiner has been our Vice President and director since January 2006. He became our Chief Financial Officer and Senior Vice President in February 2006. Mr. Weiner has also been Chief Financial Officer, Senior Vice President and director of CastlePoint Re since March 2006, and he has held the same positions at CastlePoint Management since May 2006. Prior to joining us, Mr. Weiner served as Senior Vice President of Tower Group, Inc. since January 2004. He resigned his position at Tower effective April 4, 2006. From January 2002 until December 2003, he was employed as Managing Director at GAB Robins Capital Partners, which provides outsourcing for claim operations. From October 1991 to December 2001, he was employed by the accounting firm PricewaterhouseCoopers LLP, where he led that company's U.S. middle market insurance consulting practice and advised many property and casualty insurers on strategic issues. He is an Associate member of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        Joseph P. Beitz—Executive Vice President and Director of CastlePoint Re—Mr. Beitz has served as Executive Vice President of CastlePoint Re from May 2006, and as its director since March 2006. Mr. Beitz previously served as the President and director of CastlePoint Management from February 2006 to May 2006. Prior to joining us, Mr. Beitz served as Tower's Managing Vice President, Program Underwriting since joining that company in March 2005. He resigned his position at Tower effective April 4, 2006. Mr. Beitz's primary responsibilities at Tower were the production and management of new program opportunities. With 25 years of experience in the insurance and reinsurance industry, Mr. Beitz most recently served as President and Chief Operating Officer of NOVA Casualty Company, a property and casualty insurance company, in Buffalo, New York, which positions he held from November 2001 to September 2004. In his role at NOVA Casualty Company, Mr. Beitz managed their program division through a subsidiary, NOVA Alternative Risk. Prior to that, Mr. Beitz served as Vice President, Non-Traditional Treaty Underwriting with Odyssey America Reinsurance Corporation in its Stamford, Connecticut and New York City offices. He also has six years of property and casualty experience in the Bermuda market.

        Gregory T. Doyle—Director—Mr. Doyle has been a member of our board of directors since April 2006. Mr. Doyle previously served on the board of directors of Tower since September 2004, and resigned from the board of directors of Tower when he joined our board of directors. Mr. Doyle also has served as the Executive Chairman of the reinsurance brokerage firm, BMS Vision Re, since September 2004. Prior to that, he was President of Presidential Re Insurance Advisors, a consulting firm Mr. Doyle founded. From December 2000 to January 2003, Mr. Doyle served as Executive Vice President, Strategic Planning/Corporate Development for Guy Carpenter & Company, a reinsurance brokerage firm. From 1985 to 2000, Mr. Doyle held senior positions at American Re-Insurance Company, ultimately as Corporate Executive Vice President and President of Domestic Insurance Company Operations. He was also a member of American Re-Insurance's Board of Management and directed their largest division, with annual revenues in excess of $2 billion. Mr. Doyle is a Chartered Property and Casualty Underwriter and attended the Advanced Executive Education Program at the University of Pennsylvania's Wharton School of Business.

        William A. Robbie—Director—Mr. Robbie has served as a member of our board of directors since January 2006. He has been the chairman of our audit committee since February 2006. Mr. Robbie is currently a director and member of the Executive, Audit and Finance Committees of American Safety Insurance Holdings, Ltd. and he also provides financial advisory services to the insurance industry through his own consulting firm. From September 2002 to November 2004, Mr. Robbie was Executive Vice President and Chief Financial Officer of Platinum Underwriters Holdings Ltd., a property and casualty reinsurance company in Bermuda. From August 2002 to November 2002, Mr. Robbie held the same positions at St. Paul Re, a reinsurance operation of The St. Paul Companies, Inc. From September 1997 to September 2002, Mr. Robbie held various positions at XL Capital Ltd., a Bermuda-based insurance, reinsurance and financial risk company, and its subsidiaries, including Executive Vice President—Global Financial Services, Senior Vice President—Corporate Treasurer, and Executive Vice President, Chief Financial Officer and Chief Administrative Officer of XL Re, Ltd. Prior to that, he held a variety of central and senior positions in the insurance industry, including roles as Chief Financial Officer of Prudential AARP Operations, chief accounting officer at Continental Insurance Companies, treasurer of Monarch Life Insurance Company and various positions at Aetna Life and Casualty Company. Mr. Robbie is a Certified Public Accountant.

        Robert S. Smith—Director—Mr. Smith has served as a member of our board of directors since January 2006. He has been the chairman of our compensation committee since January 2006 and the acting chairman of our nominating and corporate governance committee since February 2006. Mr. Smith is currently a principal of Sherier Capital LLC, a business advisory firm that he founded in 2005. He was previously Chief Operating Officer and Executive Vice President of Friedman, Billings, Ramsey Group, Inc., where he was instrumental, among other things, in growing FBR from a privately-held securities boutique to a nationally recognized investment bank, helping accomplish FBR's 1997 initial public offering and creating its affiliated mortgage REIT, FBR Asset Investment Corporation. Before joining FBR as its General Counsel, Mr. Smith was an attorney with the law firm of McGuireWoods LLP from 1986 to 1996. Prior to that he was a lawyer practicing in Edinburgh, Scotland. Mr. Smith currently serves on the Boards of Asset Capital Corporation, the Woods Academy and the Washington Performing Arts Society.

Directors and Officers of CastlePoint Re

        The following table sets forth certain information regarding proposed executive officers and directors of CastlePoint Re, our reinsurance subsidiary.

Name	Age	Title
Joseph P. Beitz	48	Executive Vice President and Director
Joel S. Weiner	56	Chief Financial Officer, Senior Vice President and Director

        See "—Directors and Officers of CastlePoint" above for biographical information of Messrs. Weiner and Beitz.

        We are actively searching for a qualified candidate to serve as President of CastlePoint Re. Robert Hedges, who previously served as President and Chief Underwriting Officer of CastlePoint Re, recently resigned for personal reasons. Joseph Beitz, previously President of CastlePoint Management, is currently serving as Executive Vice President and Acting President at CastlePoint Re.

Directors and Officers of CastlePoint Management

        The following table sets forth certain information regarding executive officers and directors of CastlePoint Management, our subsidiary and program management company.

Name	Age	Title
Joel S. Weiner	56	Chief Financial Officer, Senior Vice President and Director
James Parylak	52	Vice President and Chief Information Officer
James Dulligan	38	Vice President, Finance and Director
Richard Weidman	48	Secretary and Director

        See "—Directors and Officers of CastlePoint" above for biographical information of Mr. Weiner.

        We are actively searching for a qualified candidate to serve as President of CastlePoint Management. Previously, Joseph Beitz served as President of CastlePoint Management and Robert Hedges served as President and Chief Underwriting Officer of CastlePoint Re. Mr. Hedges recently resigned from his position at CastlePoint Re for personal reasons, and Joseph Beitz is currently serving as Executive Vice President and Acting President at CastlePoint Re. Mr. Weiner is currently serving as Chief Financial Officer and Acting President of CastlePoint Management.

  Biographies

        James Parylak—Vice President and Chief Information Officer—Mr. Parylak has been the Vice President and Chief Information Officer of CastlePoint Management since May 2006. Mr. Parylak was previously Vice President of Technology at Tower from January 2006 until May 2006. From June 2003 to January 2006, he served as Vice President, Insurance Systems at Everest National Insurance Company with responsibility for the insurance company's system automation. His tenure at Highlands Insurance Group, from August 1996 until June 2003, began as a director, and he held various positions, including the Corporation Information Officer, at that company. Prior to that, Mr. Parylak held numerous positions at Aetna and subsequently Travelers/Aetna Property & Casualty Company for sixteen years supporting both its insurance and reinsurance operations.

        James Dulligan—Vice President, Finance and Director—Mr. Dulligan has been the Vice President, Finance and director of CastlePoint Management since February 2006. Mr. Dulligan was previously Vice President, Finance, of Tower from December 2003 until his resignation on April 4, 2006. From December 1998 to December 2003, Mr. Dulligan held the position of Assistant Vice President, Finance of Tower. Mr. Dulligan began his employment at Tower as its Assistant Controller in September 1997. His insurance experience also includes working for American International Group, Inc. and Clarendon

National Insurance Company where he held various positions responsible for the supervision of a variety of accounting functions and special projects.

        Richard Weidman—Secretary and Director—Mr. Weidman has been the Secretary and director of CastlePoint Management since February 2006. Mr. Weidman previously served as the Vice President of Programs at Tower since December 2005, where he was responsible for the production and management of program business throughout the United States. Mr. Weidman resigned from his position at Tower effective April 4, 2006. Prior to his employment at Tower, Mr. Weidman was the Vice President/Program Manager at Clarendon from September 2002 until December 2005, and the Vice President/Program Marketing at Clarendon from April 1998 until September 2002. Prior to that, Mr. Weidman worked at CIGNA Corp. for 13 years, where he advanced through a series of senior underwriting management and marketing positions for Specialty Segments. He has spent over 25 years in the insurance business focusing on the production and management of products and services for retailers, wholesalers, general agents and program administrators.

Board of Directors and Corporate Action

        Our bye-laws provide that our board of directors consist of five directors, or such number of directors as determined by the shareholders at an annual meeting of the shareholders or a special meeting called for the purpose of electing or appointing directors. Five directors are presently serving on our board. The election of our directors is staggered, which means that members of only one of three classes of our directors are elected each year. Directors may be removed for cause prior to the expiration of such director's term at a meeting of shareholders called for that purpose. In addition, a director may be removed by a unanimous vote of the directors, other than the director in question. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the meeting at which the proposal is put forth.

Board Committees

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each comprised entirely of independent directors. In addition, our board of directors has established an executive committee.

Executive Committee

        The executive committee assists our board of directors in providing guidance on our overall strategy, business development and corporate oversight. The executive committee, to the extent it deems advisable and appropriate, will, among its other responsibilities, recommend positions for us on significant, relevant public policy issues. In addition, the executive committee exercises the power and authority of our board of directors between board meetings, except that the executive committee cannot authorize actions with respect to the following:

  •
  any issuance of equity securities by us;

  •
  adoption, amendment or repeal of our bye-laws;

  •
  a merger, amalgamation or acquisition between us and another company;

  •
  a sale of all or substantially all of our assets;

  •
  our liquidation or dissolution;

  •
  any transaction which, in the aggregate, exceeds $20 million;

  •
  any action that, pursuant to resolution of the board of directors, applicable law or the rule of any securities exchange or automated inter-dealer quotation system on which any of our securities are traded, is reserved to any other committee of the board of directors;

  •
  any action or matter expressly required by any provision of our bye-laws or our memorandum of association or the laws of the Bermuda to be submitted to shareholders for approval; or

  •
  any action that is in contravention of specific directions given by the full board of directors.

        Mr. Lee is the chairman of our executive committee and the other members of our executive committee are Messrs. Weiner and Doyle.

Audit Committee

        The audit committee assists our board of directors in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements. The audit committee's responsibilities also include appointing (subject to shareholder ratification), reviewing, determining funding for and overseeing our independent registered public accounting firm and its services. Further, the audit committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

  •
  review and discuss with appropriate members of our management and the independent registered public accounting firm our audited financial statements, related accounting and auditing principles, practices and disclosures;

  •
  review and discuss our audited annual and unaudited quarterly financial statements prior to the filing of such statements;

  •
  establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;

  •
  review reports from our independent registered public accounting firm on all critical accounting policies and practices to be used for our financial statements and review the results of those audits;

  •
  review and approve all related party transactions (except those delegated to the compensation committee), including those with Tower, as well as any subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis;

  •
  obtain reports from our management and internal auditors that we, our subsidiaries and affiliated entities are in compliance with the applicable legal requirements and our Code of Business Conduct and Ethics, and advise our board of directors about these matters; and

  •
  monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

        Mr. Robbie is the chairman of our audit committee and the other members of our audit committee are Messrs. Doyle and Smith. Our board of directors has determined that each member of our audit committee is "independent" within the meaning of the applicable rules of the SEC and The Nasdaq National Market.

        Mr. Robbie has been designated an audit committee financial expert for our audit committee by our board of directors.

Compensation Committee

        The compensation committee's responsibilities include:

  •
  reviewing and approving corporate and individual goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;

  •
  evaluating the performance of our Chief Executive Officer and other executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the board of directors, determining the base salary and bonus of the Chief Executive Officer and other executive officers and reviewing the same on an ongoing basis;

  •
  review all related party transactions involving compensatory matters, including those with Tower;

  •
  establishing and administering equity-based compensation under the 2006 long-term equity compensation plan and any other incentive plans and approving all grants made pursuant to such plans; and

  •
  making recommendations to our board of directors regarding non-employee director compensation and any equity-based compensation plans.

        Mr. Smith is the chairman of our compensation committee and the other members are Messrs. Doyle and Robbie.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee responsibilities with respect to assisting our board of directors include:

  •
  establishing the criteria for membership on our board of directors;

  •
  reviewing periodically the structure, size and composition of our board of directors and making recommendations to the board as to any necessary adjustments;

  •
  identifying individuals qualified to become directors for recommendation to our board of directors;

  •
  identifying and recommending for appointment to our board of directors, directors qualified to fill vacancies on any committee of our board of directors;

  •
  having sole authority to select, retain and terminate any consultant or search firm to identify director candidates and having sole authority to approve the consultant or search firm's fees and other retention terms;

  •
  considering matters of corporate governance, developing and recommending to the board a set of corporate governance principles and our code of business conduct and ethics, as well as recommending to the board any modifications thereto;

  •
  considering questions of actual or possible conflicts of interest, including related prior transactions, of members of our board of directors and of senior executives of our Company;

  •
  developing and recommending to our board of directors for its approval an annual board and committee self-evaluation process to determine the effectiveness of their functioning; and

  •
  exercising oversight of the evaluation of the board, its committees and management.

        Mr. Doyle is the chairman of our nominating and corporate governance committee and the other members are Messrs. Robbie and Smith.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

        We have adopted corporate governance guidelines, and a code of business conduct and ethics that apply to all of our directors, officers and employees. These documents will be made available in print, free of charge, to any shareholder requesting a copy in writing from our company secretary at our registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. We expect that a copy of our code of business conduct and ethics also will be available in the near future on our website at www.castlepoint.bm.

Non-Employee Director Compensation

        We reimburse all non-employee directors for expenses incurred to attend meetings of our board of directors or committees, and we pay each non-employee director a $1,750 fee for each board meeting attended, and a $1,500 fee for each committee meeting attended. In addition, we pay each non-employee director annual cash compensation of $25,000. We also pay the chair of our audit committee annual cash compensation of $10,000, and we pay all other committee chairs annual cash compensation of $6,000.

        At the closing of the private offering, each non-employee director received an initial grant of 7,622 options to purchase our common shares with an exercise price equal to $10.00 per share, which will vest on the first anniversary of the grant. Thereafter, each non-employee director will receive an annual grant of restricted common shares equivalent to the value of $25,000, with the first such grants expected to occur in 2007. These restricted common shares will also vest on the first anniversary of the grant. The terms and conditions of these restricted common share grants are governed by the 2006 long-term equity compensation plan described under "—2006 Long-Term Equity Compensation Plan" below and are established by our compensation committee.

Employment Agreements

        The following information summarizes the employment agreements for Michael H. Lee, our Chairman, President and Chief Executive Officer, Joel S. Weiner, our Chief Financial Officer and Senior Vice President, Joseph P. Beitz, the Executive Vice President of CastlePoint Re, and James Dulligan, Vice President, Finance of CastlePoint Management. We do not currently maintain key man life insurance policies with respect to any of our employees.

        Michael H. Lee.    Under Mr. Lee's employment agreement, Mr. Lee has agreed to serve as our Chairman of the Board, President and Chief Executive Officer. Mr. Lee's term of service under this agreement continues until July 31, 2009, followed by automatic additional one-year renewal terms unless notice not to extend the term is provided by us or Mr. Lee at least one year prior to the end of the initial or any renewal term. We have agreed that Mr. Lee may also continue to serve simultaneously as the Chairman of the Board, President and Chief Executive Officer of Tower. Mr. Lee receives an annual base salary of $245,000 and an annual incentive bonus, to be determined by the compensation committee, with the target annual bonus for 2006 being $245,000. Mr. Lee's salary and target annual bonus are subject to review for increase at the discretion of our compensation committee; however, they cannot be decreased below $245,000 and $245,000, respectively. Mr. Lee may also participate in certain executive benefit plans, which may include a paid country club membership up to $10,000 annually and a monthly car allowance up to $1,000. Mr. Lee has received an option to purchase 840,000 of our common shares, at an exercise price of $10.00 per share. The options will vest in installments over a period of three and a half years and are subject to the terms and conditions of our 2006 long-term equity compensation plan and an option agreement thereunder. Mr. Lee may also participate in our 2006 long-term equity compensation plan and our other long-term incentive plans thereafter.

        If Mr. Lee's employment terminates due to disability or death, he or his designated beneficiary or administrator, as applicable, is entitled to accrued salary through the termination date and a prorated target annual bonus for the year of termination. Additionally, all of Mr. Lee's equity-based awards will immediately vest and his stock options will remain exercisable for three years after the date his employment terminates (or until the last day of the stock option term, whichever occurs first).

        If we terminate Mr. Lee's employment agreement for cause, which includes gross negligence or gross misconduct, conviction of, or Mr. Lee's pleading nolo contendere to, a crime involving moral turpitude or a felony, all of our obligations under the agreement cease. Mr. Lee will only be entitled to receive his accrued base salary and all outstanding stock-based awards are forfeited. If Mr. Lee voluntarily terminates his employment agreement with us without good reason and not due to death, disability or retirement, all of our obligations under the agreement cease, and Mr. Lee will be entitled to receive his accrued base salary plus a prorated target annual bonus for the year of termination. In the case of voluntary termination, Mr. Lee will have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All Mr. Lee's unvested equity awards will be forfeited.

        If we terminate Mr. Lee's employment without cause or if Mr. Lee terminates his employment with good reason, as defined in the employment agreement, then Mr. Lee is entitled to (1) his accrued base salary and a prorated target bonus for the year of termination, (2) a cash severance payment equal to 300% of the sum of his annual base salary and the average annual bonus paid to him within the preceding three years or, if none, the most recent target annual bonus opportunity, (3) the continuation of life, accident and health insurance coverage for three years and (4) at least three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All of Mr. Lee's unvested equity-based awards will be forfeited.

        If we terminate Mr. Lee's employment agreement without cause, or if Mr. Lee terminates his employment with good reason, in anticipation of, or within the 24-month period following, a change in control, as defined in the employment agreement, Mr. Lee is entitled to receive the foregoing benefits and is also entitled to immediate vesting of his previously unvested stock awards. The employment agreement also provides for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans in connection with a change in control of our company result in the imposition of a golden parachute excise tax under Section 4999 of the Code.

        If Mr. Lee retires, he receives his accrued base salary, a prorated target bonus for the year of termination, applicable retiree benefits, if any, and his vested stock options will remain exercisable for the full option term. All of Mr. Lee's unvested equity-based awards will be forfeited. Mr. Lee will be eligible to retire for purposes of his employment agreement upon attainment of age 55 with 15 years of combined service with Tower and CastlePoint. For this purpose, Mr. Lee's service with Tower prior to the private offering will be combined with his service with us following the private offering. If Mr. Lee retires on or after age 62, he will receive the foregoing amounts and, in addition, his equity-based awards will become vested and his stock options will be exercisable for the full option term.

        Mr. Lee is also subject under the terms of his employment agreement to non-competition covenants in Bermuda and the states of New York and New Jersey and to non- solicitation and non-interference covenants for a period of three years after termination of employment, along with ongoing confidentiality and non-disclosure requirements. The non-compete provision does not prohibit Mr. Lee from working for Tower and its affiliates after termination of his employment with us.

        Joel S. Weiner, Joseph P. Beitz and James Dulligan.    Mr. Weiner has entered into an employment agreement with us pursuant to which he has agreed to serve as our Senior Vice President and Chief Financial Officer. We are currently in the process of negotiating the terms and conditions of Mr. Beitz' employment with CastlePoint Re as its Executive Vice President. The expected terms and conditions of Mr. Beitz' employment with CastlePoint Re are summarized below. Mr. Dulligan has entered into an employment agreement with CastlePoint Management pursuant to which he has agreed to serve as the Vice President, Finance of CastlePoint Management.

        Mr. Beitz previously entered into an employment agreement with CastlePoint Management to serve as its President, and Mr. Robert Hedges previously entered into an employment agreement with CastlePoint Re to serve as its President and Chief Underwriting Officer. However, Mr. Hedges recently resigned from CastlePoint Re for personal reasons. See "Risk Factors—We are dependent on our key executives and may not be able to attract and retain key employees or successfully integrate our new management team to fully implement our newly formulated business strategy." The previous employment agreements of Messrs. Beitz and Hedges have been terminated. We are actively searching for qualified candidates to serve as President of CastlePoint Re and President of CastlePoint Management.

        The term of service under the agreements of each of Messrs. Weiner, Beitz and Dulligan continues for one year, followed by automatic additional one-year renewal terms unless a notice not to extend the term is provided by us or the employee at least three months prior to the end of the initial or renewal term. Messrs. Weiner, Beitz and Dulligan receive a minimum annual base salary of $276,000, $195,000 and $180,000, respectively, and an annual incentive bonus, to be determined by the compensation committee, with a target bonus of 30%, 30% and 25%, respectively, of the annual base salary. Each salary and target annual bonus are subject to review for increase at the discretion of the compensation committee, however, they cannot be decreased below the salaries and target bonus percentages stated above. Messrs. Weiner, Beitz and Dulligan have each received an option to purchase 128,750, 39,000 and 32,250, respectively, of our common shares at an exercise price of $10.00 per share. The options will vest in installments over a period of three and a half years and are subject to the terms and conditions of our 2006 long-term equity compensation plan and an option agreement thereunder. Each of Messrs. Weiner, Beitz and Dulligan may also participate in our 2006 long-term equity compensation plan and our other long-term incentive plans thereafter.

        If the employment of any of Messrs. Weiner, Beitz and Dulligan terminates due to disability or death, the designated beneficiary or administrator, as applicable, of the terminated employee is entitled to accrued salary through the termination date and a prorated target annual bonus for the year of termination. Additionally, all equity-based awards of the terminated employee will immediately vest and their stock options will remain exercisable for three years after the date employment terminates (or until the last day of the stock option term, whichever occurs first).

        If we terminate the employment of any of Messrs. Weiner, Beitz and Dulligan for cause, which includes gross negligence or gross misconduct, conviction of, or pleading nolo contendere to, a crime involving moral turpitude or a felony, all of our obligations under the agreement cease. The terminated employee will only be entitled to receive his accrued base salary and all outstanding equity-based awards will be forfeited.

        If any of Messrs. Weiner, Beitz and Dulligan voluntarily terminates their employment agreement with us without good reason and not due to death, disability or retirement, all of our obligations under the agreement will cease, and the terminated employee will be entitled to receive accrued base salary plus a prorated target annual bonus for the year of termination. In the case of voluntary termination, the terminated employee will have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All unvested equity-based awards will forfeited.

        If we terminate the employment of any of Messrs. Weiner, Beitz and Dulligan without cause or if any of them terminates his employment with good reason, as defined in the employment agreement, then the terminated employee is entitled to (1) his accrued base salary and a prorated target annual bonus for the year of termination, (2) a cash severance payment equal to 50% (100% if the employee has been employed at least three years with Tower and us when his employment terminates) of the sum of his annual base salary and his target annual bonus, (3) the continuation of health and welfare benefits for six months (one year if the employee has been employed at least three years with Tower and us when his employment terminates) and (4) three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All unvested equity-based awards will be forfeited. If we terminate the employment agreement without cause, or if any of Messrs. Weiner, Beitz and Dulligan terminates his employment with good reason, or in anticipation of, or within the 24-month period following, a change in control as defined in the employment agreement, the terminated employee is entitled to receive the foregoing benefits and is also entitled to immediate vesting of his previously unvested equity-based awards. The employment agreements also provide for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans in connection with a change of control of our company result in the imposition of a golden parachute excise tax under Section 4999 of the Code.

        If any of Messrs. Weiner, Beitz and Dulligan retires, each receives his accrued base salary through the termination date, applicable retiree benefits, if any, and his equity-based awards become vested and stock options will remain exercisable for the full option term. Messrs. Weiner, Beitz and Dulligan will be eligible to retire for purposes of their respective employment agreements upon attainment of age 62.

        Messrs. Weiner, Beitz and Dulligan are also subject under the terms of their respective employment agreements to non-competition provisions in Bermuda and the states of New York and New Jersey and non-solicitation and non-interference covenants for a period of six months after the termination of their employment (or one year if employed by Tower and us for at least three years and if the executive receives severance payments), along with ongoing confidentiality and non-disclosure requirements. The non-compete provision does not prohibit the executives from working for Tower and its affiliates after termination of employment with us.

2006 Long-Term Equity Compensation Plan

        Our board of directors and Tower, as our sole shareholder at the time, approved our 2006 long-term equity compensation plan in February 2006. The plan is intended to advance our interests and those of our shareholders by providing a means to attract, retain and motivate employees and directors upon whose judgment, initiative and efforts and our continued success, growth and development is dependent. The compensation committee of our board of directors administers the plan and makes all decisions with respect to the plan. The compensation committee is composed solely of independent directors. The persons eligible to receive awards under the plan include our directors, officers, employees and consultants and those of our subsidiaries.

        The plan provides for the grant to eligible employees, directors and consultants of stock options, stock appreciation rights, restricted shares, restricted share units, performance awards, dividend equivalents and other share-based awards.

        The compensation committee selects the recipients of awards granted under the plan and determines the dates, amounts, exercise prices, vesting periods and other relevant terms of the awards. Option awards may be either incentive stock awards or non-qualified stock options. Stock appreciation rights may be issued in tandem with stock options or on a free-standing basis and may be settled in cash or by the delivery of common shares. The maximum number of shares reserved for issuance under the plan is 1,735,021 common shares, but the maximum number of shares with respect to which awards of performance awards, restricted shares, restricted share units and other awards may be issued is 1,500,000 shares and the maximum number of shares with respect to which awards of incentive stock options may be issued is 1,500,000. In addition, the maximum number of shares with respect to which options, stock appreciation rights and restricted stock awards may be issued during a calendar year to any eligible employee is 500,000, respectively, and the maximum number of shares with respect to which restricted stock units, performance shares and other awards may be issued during a calendar year to any eligible employee is 250,000, respectively, and the maximum cash award that may be awarded in any one year to any one employee is $5 million. The maximum amount of dividends paid in respect of awards or dividend equivalents is $300,000 during a calendar year. The plan contains provisions intended to make it easier for awards to the chief executive officer and the four most highly compensated officers when ranked by pay to comply with exceptions to the $1 million dollar annual limit under Section 162(m) of the Code on the deductibility of compensation paid to such officers to the extent applicable.

        At the closing of the private offering, we granted the following options to purchase our common shares with an exercise price of $10.00 per share:

  •
  options to purchase 840,000 of our common shares granted to Mr. Lee, representing 2.6% of our outstanding common shares on a fully-diluted basis; and

  •
  options to purchase approximately 286,166 shares granted to our non-employee directors and certain officers of us and our subsidiaries (including option awards to Messrs. Weiner, Beitz and Dulligan described above, and an award of 43,500 options to Mr. Hedges which he subsequently forfeited upon resignation from CastlePoint Re), representing in the aggregate 0.9% of our outstanding common shares on a fully-diluted basis.

        The compensation committee determines the pricing of awards granted under the plan as of the date the award is granted. Stock option and stock appreciation rights have an exercise price or grant price equal to fair market value on the date of grant of an award. The compensation committee determines the vesting schedule of awards granted under the plan. Recipients of awards may exercise awards at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient's life. Awards granted under the plan are evidenced by either an agreement that is signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards. The compensation committee may allow a participant to defer receipt of amounts that would otherwise be provided to a participant under the plan. Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient. Upon the occurrence of a change of control, as defined in the plan, all outstanding options and stock appreciation rights become exercisable, restrictions on restricted stock awards, restricted stock units or other awards shall lapse and performance shares and other awards (if performance based) shall be deemed earned at the target level.

        The plan does not affect any other incentive compensation plan we adopt and does not preclude us from establishing any other incentive compensation plans for our directors, officers, employees or consultants.

        The plan will terminate only after all shares subject to the plan have been purchased or acquired according to the plan's provisions. However, an incentive stock option may not be granted after ten years from the date of its initial adoption by our board of directors.

Compensation Committee Interlocks and Insider Participation

        Our independent directors are, and we expect that they will continue to be, the only members of our compensation committee. With the exception of Michael H. Lee, who is a member of the boards of directors of both our company and Tower, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sponsor and Related Agreements

        We were incorporated on November 16, 2005. In connection with our formation and capitalization, we issued 2,555,000 of our common shares, representing at the time of the issuance 100% of our outstanding common shares, to Tower in consideration of its investment of $15.0 million in us. The common shares held by Tower currently represent 8.6% of our outstanding common shares. We also issued, effective April 6, 2006, ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share, which shares represent 3.5% of our common shares on a fully-diluted basis. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, currently represent 11.3% of our outstanding common shares on a fully-diluted basis. All of Tower's warrants will expire in 10 years from the date of issuance. To the extent Tower exercises all or part of its warrants, our common shares issued upon such exercise will be subject to "lock-up" restrictions preventing transfer by Tower of any such shares for three years from the date of issuance of such warrants. In consideration of receiving the warrants, Tower has agreed to pay for the following operating expenses incurred by us prior to April 6, 2006: (1) the cost of the use of Tower's office space by us prior to that date; and (2) the cost of the time made available by Tower of certain employees of Tower prior to that date.

        As described in this prospectus, Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer, is also Chairman of the Board, President and Chief Executive Officer of Tower. In addition, we or our subsidiaries entered into employment agreements with Michael H. Lee, Joel S. Weiner, our Chief Financial Officer, Senior Vice President and a director; and James Dulligan, Vice President, Finance and director of CastlePoint Management. We also granted to Messrs. Lee, Weiner, Beitz and Dulligan and certain other officers and employees options under our 2006 long-term equity compensation plan to purchase in the aggregate 1,082,666 of our common shares at an exercise price of $10.00 per share. Additional information concerning the employment agreements and the options granted to these persons is set forth in the section captioned "Management—Employment Agreements."

        Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer, is also Chairman of the Board, President and Chief Executive Officer of Tower. Mr. Lee purchased 500,000 of our common shares in the private offering, at $10.00 per share, for investment purposes. In addition, Joel S. Weiner, our Chief Financial Officer, Senior Vice President and a director, purchased 25,000 of our common shares offered in the private offering, at $10.00 per share, for investment purposes. In addition, certain other members of our management team and certain other persons who have a relationship with our company or our management have also purchased an aggregate of 602,000 common shares in the private offering. The common shares purchased by each of our directors and executive officers are subject to a lock-up agreement as described under "Shares Eligible For Future Sale—Lock-Up Agreements."

        CastlePoint Management employs Mrs. Helen H. Lee, the wife of Michael H. Lee, who is a licensed insurance agent, as a part-time employee in connection with the services that CastlePoint Management has agreed to provide under the program management agreement with Tower and certain of its subsidiaries. Mrs. Lee also is an employee of Tower.

        To support our U.S.-based operations, we currently use office space from Tower in its New York headquarters, at nominal cost. See "Business—Properties."

        We have granted registration rights to Tower, and to Friedman, Billings, Ramsey & Co., Inc. for its benefit and the benefit of the investors in the private offering. The registration statement of which this prospectus is a part has been filed in accordance with our obligations under the related registration rights agreement. These registration rights are described under "Description of Share Capital—Registration Rights" below.

Our Arrangements with Tower and its Subsidiaries

  General Overview

        As described under "Business—Our Strategic Relationship with Tower," to implement our business objectives and to take advantage of the opportunities presented by Tower's desire to continue to focus on its brokerage business and traditional program business, and the growth opportunities for brokerage business, traditional program business, specialty program business and insurance risk-sharing business, we entered into a master agreement with Tower and certain of its subsidiaries, pursuant to which we have agreed to cause certain of our subsidiaries, after they are incorporated or acquired, as the case may be, to enter into certain reinsurance agreements and pooling agreements as soon as practicable after any required regulatory approvals and third party consents are obtained. Pursuant to the master agreement, CastlePoint Re entered into three traditional quota share reinsurance agreements with Tower's insurance companies, and CastlePoint Management also entered into a service and expense sharing agreement with Tower and certain of its subsidiaries, and a program management agreement with Tower's insurance companies.

        Summaries of the material terms of the agreements we entered into, or will enter into, with Tower and its subsidiaries are set forth below. These summaries are qualified in their entirety by reference to the full text of the agreements executed by the parties to such agreements. These agreements are subject to modification by the New York State Insurance Department and the Massachusetts Division of Insurance. See "Risk Factors—Our agreements with Tower's insurance companies are subject to regulatory review by the insurance departments of various states and if these agreements are required to be revised or are disapproved by a state insurance department, we will not be able to fully implement our business strategy on a timely basis or at all, and the loss of revenues from these agreements would have a material adverse effect on our business, financial condition and results of operations."

Master Agreement

        Pursuant to the master agreement we and CastlePoint Management entered into with Tower, Tower Insurance Company of New York and Tower National Insurance Company, we entered into the following agreements and arrangements with Tower and certain of its subsidiaries:

  •
  a brokerage business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

  •
  a traditional program business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

  •
  a specialty program business and insurance risk-sharing business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

  •
  a service and expense sharing agreement between CastlePoint Management and Tower and certain of its subsidiaries, pursuant to which we can purchase from them insurance company services at cost and market these services to our program underwriting agents on an unbundled basis. We will share with Tower 50% of the profits and losses generated from these services; and

  •
  a program management agreement between CastlePoint Management and Tower Insurance Company of New York and Tower National Insurance Company whereby CastlePoint Management has been appointed agent to perform certain underwriting and claims services with respect to the specialty program business and insurance risk-sharing business, such as soliciting, underwriting, quoting, binding, issuing and servicing of insurance policies.

        In addition, CastlePoint Re participates as of May 1, 2006 as a reinsurer of Tower's insurance companies under their existing property and casualty excess of loss reinsurance agreements, pursuant to an understanding we have reached with the reinsurance intermediary of the third party reinsurers party to such agreements.

        We also agreed under the master agreement that we would enter into the following pooling agreements with Tower's insurance companies upon our acquisition of one or more U.S. licensed insurance companies, after required regulatory approvals are obtained:

  •
  a brokerage business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York and Tower National Insurance Company;

  •
  a traditional program business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York and Tower National Insurance Company; and

  •
  a specialty program business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York and Tower National Insurance Company.

        In addition, the master agreement contemplates that, subject to obtaining any required regulatory approvals and third party consents, CastlePoint Insurance Company and Tower will enter into any necessary policy transfer agreements in order for CastlePoint Insurance Company to write the specialty program business that Tower has historically written and for CastlePoint Re to become a reinsurer under an assumed quota share reinsurance agreement between Tower and Accident Insurance Company. See "Business—Business Solutions, Products and Services—Reinsurance Solutions—Traditional Quota Share Reinsurance."

  Overview

        Pursuant to the master agreement, until such time as CastlePoint Insurance Company has been acquired and has commenced operations with a capital base of not less than $60 million, Tower's insurance companies will write brokerage business, traditional program business, specialty program business and insurance risk-sharing business, and CastlePoint Re will reinsure such business. Tower will continue to manage the brokerage business and traditional program business, and CastlePoint Management will manage the specialty program business and insurance risk-sharing business under its program management agreement with Tower Insurance Company of New York and Tower National Insurance Company. The master agreement requires that Tower transfer a sufficient number of its employees identified by CastlePoint to enable CastlePoint Management to commence its business activities. CastlePoint Management is required to offer these employees employee benefit plans, at a minimum, of like kind and quality to those which they enjoyed as Tower employees, and pay any necessary relocation expenses. Under the program management agreement, CastlePoint Management is authorized to appoint small third party insurers or their affiliates as program underwriting agents using the policies issued by Tower on the condition that such small insurers participate as a reinsurer on the specialty program business and insurance risk-sharing business they underwrite.

        After CastlePoint Insurance Company is acquired, CastlePoint will assign to CastlePoint Insurance Company management of the specialty program business and/or insurance risk sharing business, and transfer the necessary employees to CastlePoint Insurance Company, subject to receipt of all necessary regulatory approvals and third party consents. CastlePoint Insurance Company will enter into three pooling agreements with Tower Insurance Company of New York and Tower National Insurance Company. Tower Insurance Company of New York will manage the brokerage business and traditional program business pursuant to the brokerage business pooling agreement and traditional program business pooling agreement, and CastlePoint Insurance Company will manage the specialty program business pursuant to the specialty program business pooling agreement. Insurance risk-sharing arrangements will be managed by us and will not be subject to any pooling agreements between Tower's insurance companies and us. With respect to the traditional program business pool and specialty program business pool, the participating companies will authorize the applicable pool manager to appoint small third party insurers or their affiliates as program underwriting agents using the policies issued by these participating companies on the condition that such small insurers participate as a reinsurer on the program business they underwrite.

        Until CastlePoint Insurance Company is acquired and the three pooling agreements are entered into, Tower Insurance Company of New York and Tower National Insurance Company and CastlePoint Re are relying on the quota share reinsurance agreements they entered into with respect to the (1) brokerage business, (2) traditional program business and (3) specialty program business and insurance risk-sharing business. Under these quota share reinsurance agreements, CastlePoint Re assumes its quota share portion of the net liabilities less recoveries of the applicable business of Tower Insurance Company of New York and Tower National Insurance Company. Following the acquisition of CastlePoint Insurance Company and the effective date of the three pooling agreements, the quota share reinsurance agreements for the brokerage business and the traditional program business will continue in accordance with their respective terms, and the quota share reinsurance agreement for the specialty program business and insurance risk-sharing business will terminate. In addition, the insurance risk-sharing business will be managed by CastlePoint Management or our U.S. licensed insurance companies.

        The following chart is a summary of our percentage participation in the quota share reinsurance agreements and pooling agreements with Tower, and the provisional ceding commissions and management fee percentages applicable under such agreements:

Quota Share Reinsurance Agreement	Initial Quota Share Participation(%)	Range of Participation(%)(1)	Provisional Ceding Commission(2)
Brokerage business	30	25 to 45	34% until April 1, 2007, subject to a minimum of 31% and a maximum of 36% thereafter
Traditional program business	30	25 to 45	30%, subject to a minimum of 30% and a maximum of 36%
Specialty program business and insurance risk-sharing business	85	75 to 85	30%, subject to a minimum of 30% and a maximum of 36%

Pooling Agreement	Initial Pooling Participation(%)	Range of Participation(%)(1)	Provisional Management Fee Percentage(2)
Brokerage business	25	25 to 45	34% until April 1, 2007, subject to a minimum of 31% and a maximum of 36% thereafter
Traditional program business	25	25 to 45	30%, subject to a minimum of 30% and a maximum of 36%
Specialty program business	85	75 to 85	30%, subject to a minimum of 30% and a maximum of 36%

(1)
Subject to certain limitations.

(2)
Subject to adjustment based on the net loss ratio of the business covered by the applicable agreement.

        The obligations of the parties to the master agreement to consummate the transactions contemplated thereby are subject to several customary conditions, including the receipt of all necessary regulatory approvals without material qualifications or conditions, the receipt of all necessary third party consents, the absence of any order, decree or a pending proceeding enjoining or prohibiting such transactions, and the performance by each party in all material respects of its agreements and undertakings to be performed by it by the effective date of the particular transaction contemplated by the master agreement.

        The agreements contemplated by the master agreement were submitted to the New York Insurance Department and the Massachusetts Division of Insurance for review. The parties to the master agreement agreed to, and to cause their respective subsidiaries (whether existing or to be formed or acquired) to, exercise good faith to carry out intent of parties in the event the specific agreements contemplated by the master agreement must be revised due to comply with regulatory requirements. For example, if the ceding commissions under the quota share reinsurance agreements or the management fee percentages under the pooling agreements must be adjusted to comply with regulatory requirements, each party will use its best good faith efforts to structure the transaction so that the ceding company cedes premiums at a combined ratio equal to 95% for the brokerage business and 93% for each of the traditional program business and the specialty program business and, with respect to the applicable reinsurance agreement, the insurance risk-sharing business. In addition, to the extent the transfers of any policies require regulatory review or approval, the master agreement will require us and Tower to cooperate fully and in good faith to take various actions with respect to the policies to be transferred by Tower to us, including giving required notices and providing appropriate services relating to the policies, so as to implement such transfers in a timely and efficient manner.

        The master agreement will terminate on April 4, 2009. However, the master agreement provides that it may be terminated at any time prior to its expiration (i) by written consent of Tower and CastlePoint; and (ii) by either party if there is a material misrepresentation by the other party or material breach by the other party of any covenant, and such breach shall not have been remedied after receipt of written notice.

Traditional Quota Share Reinsurance Agreements

        General.    CastlePoint Re entered into a (i) brokerage business quota share reinsurance agreement, (ii) traditional program business quota share reinsurance agreement and (iii) a specialty program business and insurance risk-sharing business quota share reinsurance agreement, each with Tower Insurance Company of New York and Tower National Insurance Company, which we refer to in this description collectively as Tower. The three quota share reinsurance agreements are effective as of April 5, 2006.

        CastlePoint Re commenced its obligations under the three quota share reinsurance agreements following its capitalization on April 5, 2006 with a portion of the net proceeds from the private offering. Under our quota share reinsurance agreements for the brokerage business and traditional program business with Tower's insurance companies, we assume 30% of Tower's net unearned premium reserves as of March 31, 2006.

        Quota Share Percentages.    Under the quota share reinsurance agreements, Tower initially cedes to CastlePoint Re (i) a 30% quota share portion of the net liabilities less recoveries of the policies relating to the brokerage business, (ii) a 30% quota share portion of the net liabilities less recoveries of the policies relating to the traditional program business and (iii) an 85% quota share portion of the net liabilities less recoveries of the policies relating to the specialty program business and the insurance risk-sharing business, in each case, subject to adjustment and certain limitations. Tower may, in its sole discretion, change the quota share participation of CastlePoint Re effective as of the date that is six months following the effective date of the applicable agreement, and from time to time, as of any six month anniversary of the effective date thereafter, upon not less than 90 days prior written notice, subject to the following:

  (i)
  with respect to the brokerage business, a minimum portion of 25% and a maximum portion of 45%; provided that Tower's gross written premium ceded to CastlePoint Re under this agreement does not exceed $150 million for the 12 months ended March 31, 2007, subject to a 25% growth factor per year thereafter;

  (ii)
  with respect to the traditional program business, a minimum portion of 25% and a maximum portion of 45%; provided that Tower's gross written premium ceded to CastlePoint Re under this agreement does not exceed $50 million for the 12 months ended March 31, 2007, subject to a 25% growth factor per year thereafter; and

  (iii)
  with respect to the specialty program business and insurance risk-sharing business, a minimum portion of 75% and a maximum portion of 85%; provided that Tower's retained gross written premium under this agreement does not exceed $25 million for the 12 months ended March 31, 2007, subject to a 25% growth factor per year thereafter;

provided, however, if the maximum gross written premium ceded or retained, as the case may be, is attained in any twelve-month period ended March 31, then the percentage ceded or retained, as the case may be, which shall apply to all premiums and losses on a prorated basis for such period, will be decreased for that twelve-month period, even if such percentage is below the minimum percentage described above with respect to the brokerage business and traditional program business, and above the maximum percentage with respect to the specialty program business and insurance risk-sharing business.

        Notwithstanding the foregoing, with respect to the quota share reinsurance agreements for the brokerage business and the traditional program business, if Tower (i) writes business of the type that it has historically not written or (ii) writes more than 25% of its gross written premium outside the State of New York in any 12-month period ending on the anniversary date of the applicable quota share reinsurance agreement, then CastlePoint has the right to refuse to reinsure such business.

        The specialty program business and the insurance risk-sharing business written by Tower is currently managed by CastlePoint Management pursuant to the program management agreement it entered into with Tower.

        Ceding Commissions.    Under the brokerage business quota share reinsurance agreement, CastlePoint Re allows Tower a ceding commission of 34% on all premiums ceded thereunder until April 1, 2007. Beginning with the year commencing April 1, 2007, the commission may be adjusted every six months on the sixth month anniversary of the effective date of the agreement, based on the net loss ratio of the brokerage business ceded thereunder. The 34% ceding commission may increase by 0.9% for every 1.0% decline in the net loss ratio below 61% up to a maximum ceding commission of

36%, and decrease by 0.9% for every 1.0% increase in the net loss ratio above 61%, subject to a minimum ceding commission of 31%, as follows:

Net Loss Ratio(%)	Ceding Commission Percentage(%)
64.3% or higher	31.0
64.0	31.3
63.0	32.2
62.0	33.1
61.0	34.0
60.0	34.9
59.0	35.8
58.7% or lower	36.0

        Under each of the quota share reinsurance agreements for the traditional program business and the specialty program business and insurance risk-sharing business, CastlePoint Re allows Tower an initial ceding commission of 30% on all premiums ceded under the applicable agreement. The commission may be adjusted every six months on the sixth month anniversary of the effective date of the agreement, based on the net loss ratio of the business ceded under the applicable agreement. The initial 30% ceding commission may increase by 0.9% for every 1.0% decline in the net loss ratio below 63% up to a maximum ceding commission of 36%, as follows:

Net Loss Ratio(%)	Ceding Commission Percentage(%)
63.0 or higher	30.0
62.0	30.9
61.0	31.8
60.0	32.7
59.0	33.6
58.0	34.5
57.0	35.4
56.3 or lower	36.0

        Under each of the three quota share reinsurance agreements, Tower allows CastlePoint Re return commission on return premiums at the same rate. The ceding commission will be calculated separately for each policy year, and the ceding commission will be adjusted upwards or downwards every six months based on Tower's estimate of ultimate net loss ratio for each policy year. The ceding commission allowed Tower includes provision for all dividends, commissions, taxes, assessments and all other expenses of whatever nature, except loss adjustment expense.

        Liability Limits.    Under the three quota share reinsurance agreements, CastlePoint Re's liability with respect to losses is subject, in the case of property, to a limit of the ceded percentage of $1 million per risk and $10 million per occurrence, and in the case of liability, $1 million per claim. There is a terrorism sub-limit of $10 million per occurrence for property and liability combined.

        Security.    We have agreed under the master agreement to cause CastlePoint Re to take any and all actions necessary to enable Tower's insurance companies to reflect credit for the quota share reinsurance on their statutory statements pursuant to the laws of their various domiciliary states. Under the quota share reinsurance agreements, CastlePoint Re is required to provide security to secure its obligations under the agreements (1) in the form of a letter of credit for the benefit of Tower and/or (2) through the deposit of assets into a trust fund established for the benefit of Tower in accordance with the State of New York's Insurance Regulation 114.

        Term and Termination Provisions.    The term of each of the quota share reinsurance agreements is three years from April 5, 2006, the effective date of the agreement. Either party to each agreement has the right to cancel the agreement 36 months after the effective date of the agreement and annually thereafter by giving at least six months' prior written notice. In addition, CastlePoint Re has the right to cancel any of the agreements 24 months after its effective date and annually thereafter by giving 60 days prior written notice if the sum of the net loss ratio plus (weighted) ceding commission for the business covered under the applicable agreement equals or exceeds 99% at the end of the calendar quarter immediately preceding the date of such notice. If the parties cannot agree as to the calculation of the net loss ratio or the ceding commission within 30 days of receiving a report detailing the same, this matter shall be submitted to arbitration, with each party (assisted by an actuarial firm) selecting an arbitrator, and the two arbitrators selecting the third one. In the event CastlePoint Re terminates a quota share reinsurance agreement under these circumstances, the parties will agree to act reasonably to negotiate a new reinsurance agreement on terms similar to those then being offered by other reinsurers.

        In the event of any such termination, CastlePoint Re will participate in all policies ceded within the terms of the agreement written or renewed by Tower after receipt of notice of termination but prior to termination, and will remain liable for all cessions in force at termination of the agreement. However, the liability of CastlePoint Re will cease with respect to loss occurrences subsequent to the first anniversary, natural expiration or cancellation of each policy ceded, but not to extend beyond 12 months after such termination. The parties may agree to terminate the agreement or some portion of the business covered on a cut-off basis, pursuant to which CastlePoint Re will incur no liability for loss occurrences subsequent to the effective date of termination.

        In addition, the parties may terminate any of the reinsurance agreements by giving 30 days prior written notice to the other party upon the occurrence of certain enumerated events, including an order by a state insurance department or other legal authority to cease writing business, insolvency, a 50% reduction in the other party's statutory policyholders' surplus or a reduction in paid-up capital, a merger, a party reinsuring its entire liability under the agreement without the other party's prior written consent, or the failure of Tower to retain any of the risks of the business covered under the applicable agreement. Tower may also terminate any of the reinsurance agreements upon 30 days prior written notice if the A.M. Best rating of CastlePoint Re falls below "A-" (Excellent). In the event of any such termination, the liability of the reinsurer will be terminated in accordance with the termination provisions described in the immediately preceding paragraph. However, if the terminating party is Tower, Tower will have the right, by the giving of prior written notice, to terminate such agreement on a cut-off basis.

        The agreements may not be assigned without the other party's prior written consent.

  Property and Casualty Excess of Loss Reinsurance Agreements

        CastlePoint Re participates as of May 1, 2006 as a reinsurer of Tower, under the existing property and casualty excess of loss reinsurance agreements among Tower's insurance companies and third party reinsurers, at an attachment level of $1 million for the brokerage business, traditional program business and specialty program business, pursuant to an understanding we have reached with the reinsurance intermediary of the third party reinsurers party to such agreements. These arrangements have not yet been set forth in a written agreement. Under these arrangements, CastlePoint Re currently reinsures 37.5% of the ceded first property excess of loss layer and 42% of the ceded first multiline excess of loss layer under Tower's 2006 reinsurance program. The multi-line layer applies to all lines of business with certain exceptions, including, but not limited to, umbrella coverage, professional liability coverage, aircraft liability coverage, earthquake coverage and financial guarantee coverage. The multi-line layer affords coverage for property business up to $1 million in excess of $1 million for each risk, with a per occurrence limit of $3 million and an annual aggregate limit for terrorism losses of $4 million as well as coverage for casualty and workers' compensation losses up to $1 million in excess of $1 million per occurrence. Reinsurance coverage under the first property excess layer affords coverage for losses up to $3 million in excess of $2 million per risk, with a per occurrence limit of $6 million and an annual aggregate limit for terrorism losses of $6 million. The Tower property and casualty excess reinsurance program will be up for renewal on January 1, 2007, at terms that will be negotiated with third party reinsurers. Under the master agreement, CastlePoint Re has the right of first refusal to participate in the 2007 reinsurance program.

  Pooling Agreements

        Overview.    After CastlePoint Insurance Company is acquired, it will enter into three pooling agreements with Tower Insurance Company of New York and Tower National Insurance Company: (i) a brokerage business pooling agreement; (ii) a traditional program business pooling agreement; and (iii) a specialty program business pooling agreement, pursuant to which it will pool, or share, underwriting results with Tower Insurance Company of New York and Tower National Insurance Company. Under each pool, each participating party will pay its proportionate share of the underwriting expenses to the pool manager, and will cede 100% of the appropriate business they write to the pool manager who will then retain a share and retrocede a share to the participating companies.

        Percentage Participation in the Brokerage Business Pool and the Traditional Program Business Pool.    The brokerage business pool and the traditional program business pool will be managed by Tower Insurance Company of New York under the brokerage business pooling agreement and the traditional program business pooling agreement, respectively. The initial percentage participation of Tower Insurance Company of New York and Tower National Insurance Company, on the one hand, and CastlePoint Insurance Company, on the other hand, will be 75% and 25% for each of the brokerage business pool and the traditional program business pool. Under both pooling agreements, Tower Insurance Company of New York, may, in its sole discretion, change the pooling percentages effective as of the date that is six months following the effective date of the applicable agreement, and from time to time, as of any six month anniversary of the effective date thereafter, upon not less than 90 days prior written notice, subject to a minimum percentage participation by CastlePoint Insurance Company of 25%, and a maximum percentage participation of 45%; provided that CastlePoint Insurance Company's gross written premium assumed under this agreement does not exceed $150 million and $50 million for the 12 months ended March 31, 2007 for the brokerage business pool and the traditional program business pool, respectively, subject to a 25% growth factor per year with respect to each pool thereafter. Each such change will apply to policies issued or renewed after the effective date of such change. If the maximum gross written premium after pooling is attained in any twelve-month period ended March 31, then the percentage participation of CastlePoint Insurance Company, which shall apply to all applicable premiums and losses on a prorated basis for such period, will be decreased for that twelve-month period, even if such percentage participation is below 25%.

        The pool managers for each of the brokerage, traditional program and specialty program business pools are required to purchase property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance from third party reinsurers to protect the net exposure of the pool participants. In purchasing the property catastrophe excess of loss reinsurance, the pool manager may retain approximately 10% of the combined surplus of Tower and CastlePoint Insurance Company (referred to as the pooled retention). With respect to the brokerage business pooling agreement in the first year only, Tower shall reimburse CastlePoint Insurance Company for the property catastrophe excess of loss premium paid to CastlePoint Re to protect CastlePoint Insurance Company's net exposure to the pooled retention in excess of an amount equal to the product of $10 million multiplied by its percentage participation in the brokerage business pool. In addition, with respect to each of the pools, any of the participating companies shall have the option to require the pool manager to increase the pooled retention by an amount up to 10% of CastlePoint Re's surplus provided that CastlePoint Re reinsures this increase to the pooled retention.

        Notwithstanding the foregoing, with respect to either the brokerage business pool or traditional program business pool, if Tower (i) writes business of the type that it has historically not written or (ii) writes more than 25% of its gross written premium outside the State of New York in any 12-month period ending on the anniversary date of the applicable pooling agreement, then such business that Tower has not historically written and such excess business written outside the State of New York may, at CastlePoint Insurance Company's sole discretion, be excluded from the relevant pool. In addition, both pools will exclude any property excess of loss liabilities over $10 million resulting from any one occurrence.

        Percentage Participation in Specialty Program Business Pool.    The specialty program business pool will be managed by CastlePoint Insurance Company under the specialty program business pooling agreement. The initial percentage participation of CastlePoint Insurance Company, on the one hand, and Tower Insurance Company of New York and Tower National Insurance Company, on the other hand, will be 85% and 15% for the special program business pool. Under the pooling agreement, CastlePoint Insurance Company has the right, in its sole discretion, to change the pooling percentages effective as of the date that is six months following the effective date of the agreement, and from time to time, as of any six month anniversary of the effective date thereafter, upon not less than 90 days prior written notice, subject to a minimum percentage participation by Tower Insurance Company of New York and Tower National Insurance Company, collectively, of 15% and a maximum percentage of 25%; provided that the collective gross written premium of Tower Insurance Company of New York and Tower National Insurance Company assumed under this agreement does not exceed $25 million for the 12 months ended March 31, 2007, subject to a 25% growth factor per year thereafter. Each such change will apply to policies issued or renewed after the effective date of such change. If the maximum gross written premium after pooling is attained in any twelve-month period ended March 31, then the percentage participation of Tower, which shall apply to all premiums and losses on a prorated basis for such period, will be decreased for that twelve-month period, even if such percentage participation is below 15%.

        Management Fee for Managing the Brokerage Business Pool.    The initial provisional management fee percentage for Tower Insurance Company of New York for managing the brokerage business will be 34% (which will be applied during each year as to premium written during that year) and will be adjusted based on the net loss ratio of the pooled business beginning with the year commencing April 1, 2007. The initial provisional 34% management fee percentage may increase by 0.9% for every 1.0% decline in the net loss ratio below 61% up to a maximum management fee percentage of 36.0%, and decrease by 0.9% for every 1.0% increase in the net loss ratio above 61%, subject to a minimum management fee of 31%, as follows:

Net Loss Ratio(%)	Management Fee Percentage
64.3 or higher	31.0
64.0	31.3
63.0	32.2
62.0	33.1
61.0	34.0
60.0	34.9
59.0	35.8
58.7 or lower	36.0

        Under the pooling agreement, CastlePoint Insurance Company will pay Tower Insurance Company of New York an annual management fee equal to the sum of (i) (A) the applicable management fee percentage multiplied by (B) CastlePoint Insurance Company's percentage participation, multiplied by (C) the gross written premium of the brokerage business pool, net of return premium and net of ceded reinsurance premiums for reinsurance that inures to the benefit of the pool, less (ii) the direct commissions incurred by CastlePoint Insurance Company, including those that are paid to retail and wholesale agents and brokers producing business for the brokerage pool, less (iii) certain expenses allocated or charged to CastlePoint Insurance Company. The management fee remains provisional until all losses for a given year have been settled, or deemed settled, as described below. Within 60 days following the end of each year, Tower Insurance Company of New York must calculate the net loss ratio for each year that remains open and forward the same to the other pool participants. The participating companies must then settle amounts due within ten days thereafter. The net loss ratio for each year will be deemed finalized six years following the close of such year or at any time before six years by mutual agreement of the participating companies.

        Management Fee for Managing the Traditional Program Business Pool and the Specialty Program Business Pool.    The initial provisional management fee percentage for managing each of the traditional program business pool and the specialty program business pool will be 30% (which will be applied each year as to premium written during that year) and will be adjusted based on the net loss ratio of the applicable pooled business. The initial provisional 30% management fee percentage may increase by 0.9% for every 1.0% decline in the net loss ratio below 63% up to a maximum management fee percentage of 36%, as follows:

Net Loss Ratio(%)	Management Fee Percentage(%)
63.0 or higher	30.0
62.0	30.9
61.0	31.8
60.0	32.7
59.0	33.6
58.0	34.5
57.0	35.4
56.3 or lower	36.0

        Under each of the pooling agreements for the traditional program business and specialty program business, the participating companies will pay the manager of the applicable pool an annual management fee equal to the sum of (i) (A) the applicable management fee percentage multiplied by (B) the participating companies' percentage participation, multiplied by (C) the gross written premium of the applicable pool, net of return premium and net of ceded reinsurance premiums for reinsurance that inures to the benefit of the pool, less (ii) the direct commission incurred by the applicable participating companies, including those that are paid to program underwriting agents producing business for the applicable pool, less (iii) certain expenses allocated or charged to the applicable participating companies. The management fee remains provisional until all losses for a given year have been settled, or deemed settled, as described below. Within 60 days following the end of each year, the manager of the applicable pool must calculate the net loss ratio for each year that remains open and forward the same to the other pool participants. The participating companies must then settle amounts due within ten days thereafter. The net loss ratio for each year will be deemed finalized six years following the close of such year or at any time before six years by mutual agreement of the participating companies.

        Term and Termination Provisions.    Both Tower Insurance Company of New York and Tower National Insurance Company, on the one hand, and CastlePoint Insurance Company, on the other hand, will have the right to terminate their respective participation in the applicable pool as of the date 36 months from the effective date of the applicable pooling agreement and thereafter as of the close of a calendar quarter. Any such exercise of a party's termination right must be preceded by six months prior written notice to the other party. With respect to the brokerage business pool and traditional program business pool, CastlePoint Insurance Company will have the right to terminate its participation in the applicable pool at any time on or after 24 months after the effective date of the agreement by giving 60 days prior written notice to the other parties if the sum of the cumulative net loss ratio plus the management fee percentage for the applicable pool equals or exceeds 99%, for the period from the effective date of the applicable agreement to the end of the calendar quarter immediately preceding the date of such notice. Similarly, with respect to the specialty program business pool, Tower Insurance Company of New York and Tower National Insurance Company will have the right to terminate the specialty program business pooling agreement at any time on or after 24 months after the effective date of the agreement by giving 60 days prior written notice CastlePoint Insurance Company if the sum of the cumulative net loss ratio plus the management fee percentage for the specialty program business pool equals or exceeds 99% for the period from the effective date of the agreement to the end of the calendar quarter immediately preceding the date of such notice. If the parties cannot agree as to the calculation of the net loss ratio or the management fee percentage within 30 days of receiving the appropriate report, this matter will be submitted to arbitration, with each party (assisted by an actuarial firm) selecting an arbitrator, and the two arbitrators selecting the third one. Each of the pooling agreements may be terminated with respect to new or renewal business (i) at any time on or after 36 months after the effective date of the applicable pooling agreement by mutual consent in writing of each party or (ii) as of the close of a calendar quarter, upon not less than six months or 60 days prior written notice, as the case may be, by the terminating party of such party's exercise of its right to terminate its participation in the applicable agreement.

        In the event of any termination of the pooling agreements, all rights and obligations of the parties with respect to the business ceded pursuant to the applicable pooling agreement prior to its termination will continue to be governed by such agreement.

Program Management Agreement

        CastlePoint Management entered into a program management agreement with Tower Insurance Company of New York and Tower National Insurance Company, whereby CastlePoint Management was appointed agent to perform certain underwriting and claims services with respect to the specialty program business and insurance risk-sharing business. We refer to Tower Insurance Company of New York and Tower National Insurance Company in this description collectively as Tower. The agreement sets a total net written premium limit of $50 million. The agreement provides that each policy will have a maximum net limit of $30 million for commercial property (including equipment breakdown) and $1 million per occurrence and $2 million in the aggregate for commercial general liability. The coverage classifications are small market business, middle market business and large lines real estate general liability business.

        Under the program management agreement, Tower agreed to allow CastlePoint Management a management fee based on an initial management fee percentage of 30% less BB&T (which will be applied each year as to premium written during that year) and will be adjusted based on the net loss ratio of the business covered under the program management agreement. The initial 30% management fee percentage may increase by 0.9% for every 1.0% decrease in the net loss ratio below 63% to a maximum management fee of 36%. The annual management fee to be paid by Tower to CastlePoint Management will be equal to the sum of (i) the applicable management fee percentage multiplied by the gross written premium of the business covered under the agreement, net of return premium and net of ceded reinsurance premiums that inure to the benefit of the specialty programs business and insurance risk-sharing business, less (ii) ceding commission consisting of actual commissions paid to agents or brokers, premium taxes, guarantee fund assessments, fees and assessments for boards, bureaus and associations, and fees and assessments for industry and residual markets, less (iii) certain expenses involved in managing the business covered under the agreement.

        The term of the program management agreement continues until terminated by mutual written agreement. In addition, either party can terminate the agreement immediately upon giving written notice to the other party in the event of (1) the misappropriation by the other party of the terminating party's funds or property; (2) the fraud, gross negligence or willful misconduct of the other party; (3) the cancellation, non-renewal or suspension of the other party's license or certificate of authority in its state of domicile, or the expiration, termination or invalidity of the other party's licenses that are required to perform under the program management agreement; (4) the insolvency, bankruptcy, dissolution or liquidation of the other party; (5) the material breach by the other party of the program management agreement; (6) any applicable law or regulation in a jurisdiction where the other party is doing business renders illegal or invalid any term of or the transactions contemplated under or any term of the program management agreement, in which case the agreement may be terminated insofar as it applies to such jurisdiction; and (7) an ownership change of 10% or more of the outstanding voting stock of the other party, the sale or transfer of all its assets, a merger of the other party, or change or resignation of any of the other party's principal officers or directors.

        Upon termination of the program management agreement, the authority of CastlePoint Management to underwrite or issue policies on behalf of Tower will also terminate, but CastlePoint Management's responsibilities relating to the policies already issued, underwritten or serviced by CastlePoint Management and certain other obligations will survive such termination. In certain circumstances, in lieu of terminating the agreement, Tower will be able to suspend CastlePoint Management's authority entirely or in any particular state to bind new or renewal business, change any existing policy and/or settle any claim during the pendency of certain events.

Service and Expense Sharing Agreement

        CastlePoint Management entered into a service and expense sharing agreement with Tower Insurance Company of New York, Tower National Insurance Company and Tower Risk Management Corp., pursuant to which CastlePoint Management and Tower agreed to offer each other insurance company services. CastlePoint Management and Tower agreed to pay for the services rendered by the other party on a cost basis. In addition, CastlePoint Management and Tower agreed to share equally in the profits and losses realized from providing insurance company services to our clients in connection with our management of the specialty program business and insurance risk-sharing business after paying for the cost of these services.

        The agreement has a term of three years. The agreement states that it may be terminated (1) immediately by mutual consent of the parties; (2) immediately upon insolvency, rehabilitation, bankruptcy or liquidation of a party thereto; (3) upon 60 days' written notice in the event of any material change in the ownership or control of the other party; (4) immediately by either party in the event any law or regulation has rendered the service and expense sharing agreement illegal; (5) immediately by either party in the event of fraud, abandonment, gross or willful misconduct, or lack of legal capacity to act on behalf of the other party; and (6) upon 60 days' written notice by either party in the event of default in any material term of the service and expense sharing agreement, unless such default is cured prior to the end of such 60 days' period. Following termination, Tower and CastlePoint Management is required to promptly cease performing any services under the agreement, including the settlement of accounts or winding up of affairs between Tower and CastlePoint Management if so requested by either party and the provision of claims and legal defense with respect to claims reported to either party prior to the effective date of termination.

        The service and expense sharing agreement provides that it may not be assigned, terminated or amended by any party thereto without the prior written consent of the New York Superintendent and any other regulatory body required to provide such consent.

Potential Conflicts of Interest

        Tower provides, and we expect that it will continue to provide, a substantial amount of business to us in our initial years of operation. We also issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price equal to $10.00 per share, which shares represent 3.5% of our outstanding common shares on a fully-diluted basis. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, currently represent 11.3% of our outstanding common shares on a fully-diluted basis. Accordingly, we are heavily dependent on Tower. As part of our business strategy of making strategic investments in the insurance companies and program underwriting agents that may become our clients, we may make a strategic investment in Tower at some point in the future.

        In addition, Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer, holds the same positions at Tower, and certain members of our executive management are former managers at Tower.

        The master agreement provides that business opportunities that arise must be pursued by the company whose expected activities as set forth in the master agreement are most similar, unless our respective audit committees approve that the other organization pursue that business for sound reasons such as financial resources, geography, technical expertise and licensing. To the extent that a new business opportunity is not similar, our respective audit committees must agree in good faith which organization will pursue that opportunity based on the aforementioned factors.

        Tower has informed us that, in connection with its sponsorship of our company, a committee comprised of Tower's independent directors approved Tower's agreements and arrangements with us. Our independent directors also approved the agreements and arrangements with Tower. However, the agreements we entered into with Tower, including the master agreement and the transactions contemplated thereby, the warrants to be issued to Tower, as well as the employment agreements and compensation arrangements with Mr. Lee and the other managers at Tower, were negotiated while we were a wholly-owned subsidiary of Tower. Accordingly, the terms of these agreements do not necessarily reflect terms that we or Tower would agree to in arms-length negotiations with an independent third party. See "Risk Factors—Our business relationship with Tower and its subsidiaries may present, and make us vulnerable to, difficult conflicts of interest, related party transactions, business opportunity issues and legal challenges." Our agreements and arrangements with Tower and/or its subsidiaries may be amended in the future only after the approval of our audit committee or, with respect to compensatory matters, of our compensation committee. Because Mr. Lee holds leadership positions at both Tower and our company, potential conflicts of interest may arise should the interests of Tower, CastlePoint and Mr. Lee diverge. While we expect that initially our interests and Tower's interests should be aligned, they may diverge as we develop additional business through other distribution sources and become less dependent on Tower.

        To address any future potential conflicts of interest, related party transactions and business opportunity issues, including any transaction involving us and Tower or any other party in which Mr. Lee or his affiliates have an interest, we require that such matters be reviewed by our audit committee, as required by our audit committee charter, code of business conduct and ethics and corporate governance guidelines. Our corporate governance guidelines also restrict any of our independent directors from beneficially owning any securities in Tower or its subsidiaries. We expect that Mr. Lee will withdraw from any management or board deliberations on behalf of us and Tower that might present a conflict of interest between us and Tower. No assurance can be given that the above measures will fully address the conflicts of interest, related party transactions and business opportunity issues that we and Tower may face in the future.

PRINCIPAL SHAREHOLDERS

        The following table sets forth the total number and percentage of our common shares beneficially owned as of May 31, 2006 (except as otherwise indicated) by:

  •
  each person known to us to be the beneficial owner of more than 5% percent of any class of our outstanding voting shares;

  •
  each of our directors and executive officers; and

  •
  all of such directors and executive officers as a group.

        This table does not include stock options since none of the stock options approved for issuance are exercisable at this time or within 60 days of this prospectus. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Unless otherwise stated, the address for all the persons listed below is: c/o CastlePoint Holdings Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

	Shares beneficially owned(1)
Name
	Number		Percent
Tower Group, Inc.(2)	3,682,000	(3)	12.0%
Omega Advisors, Inc.(4)(7)	2,300,000		7.8%
The Northwestern Mutual Life Insurance Company(5)(7)	2,000,000		6.8%
Excelsior Value & Restructuring(6)(7)	1,889,800		6.4%
Michael H. Lee	500,000		1.7%
Joel S. Weiner	25,000		*
Joseph P. Beitz	0		*
Gregory T. Doyle	5,000		*
William A. Robbie	10,000		*
Robert S. Smith	2,000		*
All executive officers and directors as a group (six persons)	542,000		1.8%

*
Less than 1%.

(1)
Based on 29,580,000 common shares outstanding. Does not include the grant at the closing of the private offering to each of our non-employee directors (Messrs. Smith, Robbie and Doyle) of options to purchase 7,622 of our common shares, which options will vest on the first anniversary of the date of grant. Does not include the grant at the closing of the private offering of options to purchase (i) 840,000 of our common shares in the case of Mr. Lee, (ii) 128,750 of our common shares in the case of Mr. Weiner, and (iii) 39,000 of our common shares in the case of Mr. Beitz, which options will vest in installments over a period of three and a half years.

(2)
Tower Group, Inc., a Delaware corporation, is our sponsor. The address of Tower is 120 Broadway, 14th Floor, New York, New York 10271.

(3)
Includes 1,127,000 common shares issuable upon exercise of ten-year warrants we have issued to Tower.

(4)
Based on the information provided to us by Omega Advisors, Inc. as of May 10, 2006. Its address is Wall Street Plaza, 88 Pine Street, 31st Floor, New York, New York 10005. See also "Selling Shareholders."

(5)
Based on the information provided to us by The Northwestern Mutual Life Insurance Company as of May 30, 2006. Its address is 720 East Wisconsin Avenue, Milwaukee, WI 53202. See also "Selling Shareholders."

(6)
Based on the information provided to us by Excelsior Value & Restructuring as of May 24, 2006. Its address is 3 Essex Square, Essex, CT 06426. See also "Selling Shareholders."

(7)
The shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares in transactions exempt from the registration requirements of the Securities Act after the dates listed above, on which each such shareholder provided the information set forth on the table above.

DESCRIPTION OF SHARE CAPITAL

        The following description of the share capital of our company summarizes select provisions of our bye-laws.

General

        We have an authorized share capital of $1 million divided into 100 million shares of par value $0.01 per share. Our issued and outstanding share capital consists of 29,580,000 common shares, par value $0.01 per share.

Common Shares

        Holders of shares have no pre-emptive, redemption, conversion or sinking fund rights. Subject to the limitation on voting rights described below, holders of shares are entitled to one vote per share on all matters submitted to a vote of holders of shares. Most matters to be approved by holders of shares require approval by a simple majority vote. Under the Companies Act, the holders of at least 75% of the shares voting in person or by proxy at a meeting must generally approve an amalgamation with another company. In addition, the Companies Act provides that a resolution to remove our auditor before the expiration of its term of office must be approved by at least two-thirds of the votes cast at a meeting of our shareholders. The quorum for any meeting of our shareholders is two or more persons holding or representing a majority of the outstanding shares on an unadjusted basis. Our board of directors has the power to approve our discontinuation from Bermuda to another jurisdiction. The rights attached to any class of shares, common or preferred, may be varied with the consent in writing of the holders of at least 75% of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with the Companies Act.

        In the event of our liquidation, dissolution or winding-up, the holders of shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. All outstanding shares are fully paid and nonassessable. Authorized but unissued shares may, subject to any rights attaching to existing shares, be issued at any time and at the discretion of the board of directors without the approval of our shareholders, with such rights, preferences and limitations as the Board may determine.

Limitation on Voting Rights

        Each share has one vote on a poll of the shareholders, except that, in order to avoid adverse tax consequences to us and our shareholders, our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person, constructively or by attribution, shares with more than 9.5% of the total voting power of all shares entitled to vote generally at an election of directors will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. "Controlled shares" means all shares that a person is deemed to own directly, beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, or, in the case of a U.S. person, indirectly (within the meaning of Section 958(a) of the Code) or constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder's "control group" or "related group", as the case may be.

        Under these provisions, certain shareholders may have the right to exercise their voting rights limited to less than one vote per share, while other shareholders may have the right to exercise their voting rights increased to more than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

        The limitation on voting rights applies to Tower Group, Inc.

        Our directors are empowered to require any shareholder to provide information as to that shareholder's beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder's shares, relationships, associations or affiliations with other shareholders or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. Our directors may disregard the votes attached to the shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

        Our directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will hold more than 9.5% of our voting rights at any time (a "9.5% Shareholder").

Restrictions on Transfer

        Our bye-laws contain several provisions restricting the transferability of shares. Except with respect to the shares held by Tower, our directors are required to decline to register a transfer of shares if they have reason to believe that the result of such transfer would be (1) that any person would become or continue to be a 9.5% Shareholder or (2) that any person would become or continue to be a U.S. 25% Shareholder, in each case without giving effect to the limitation on voting rights described above. Similar restrictions apply to our ability to issue or repurchase shares. "U.S. 25% Shareholder" means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Code, 25% or more of either (1) the total combined voting rights attaching to the issued common shares and the issued shares of any other class of CastlePoint Holdings or (2) the total combined value of the issued common shares and any other issued shares of CastlePoint Holdings, determined pursuant to Section 957 of the Code.

        Our directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe (1) that the transfer may expose us, any of our subsidiaries, any shareholder or any person ceding insurance to any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, our directors may decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

        We are authorized to request information from any holder or prospective acquiror of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

        Conyers Dill & Pearman, our Bermuda counsel, has advised us that while the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any shares purchased that violate the restrictions and as to the transfer of which registration is refused. The proposed transferor of those shares will be deemed to own those shares for dividend, voting and reporting purposes until a transfer of such shares has been registered on our shareholders register.

        If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. Our bye-laws also provide that our board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

        The voting restrictions and restrictions on transfer described above may have the effect of delaying, deferring or preventing a change in control of us.

Bye-laws

        Our bye-laws provide for our corporate governance, including the establishment of share rights, modification of those rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations of capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and power of directors, the payment of dividends, the appointment of an auditor and our winding-up.

        Our bye-laws provide for a staggered board, which means that members of only one of three classes of our directors are elected each year. Shareholders may only remove a director for cause prior to the expiration of that director's term at a meeting of shareholders at which a majority of the holders of shares voting thereon vote in favor of that action. For a description of the number and term of our Directors, see "Management—Board of Directors and Corporate Action" above.

        Our bye-laws also provide that if our board of directors in its absolute discretion determines that share ownership by any shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any other shareholder, then we will have the option, but not the obligation, to repurchase all or part of the shares held by such shareholder to the extent the board of directors determines it is necessary to avoid such adverse or potential adverse consequences. The price to be paid for such shares will be the fair market value of such shares.

        Our bye-laws and those of CastlePoint Re and CastlePoint Bermuda Holdings provide that matters of direct or indirect non-U.S. subsidiaries required to be submitted to a vote of their shareholders are required to be submitted to our shareholders, and the shareholders of such subsidiaries are required to vote the subsidiaries' shares in accordance with and in proportion to the vote of our shareholders.

        Our bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.

Transfer Agent

        Our registrar and transfer agent for the shares is The Bank of New York.

Differences in Corporate Law

        The Companies Act differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us, which differ in certain respects from provisions of Delaware corporate law, which is the law that governs many U.S. public companies. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors

        Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

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  a duty to act in good faith in the best interests of the company;

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  a duty not to make a personal profit from opportunities that arise from the office of director;

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  a duty to avoid conflicts of interest; and

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  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

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  to act honestly and in good faith with a view to the best interests of the company; and

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  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of CastlePoint Holdings, against any director or officer of us for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

        The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

        A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Dividends

        Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See "Dividend Policy" and "Regulation."

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Mergers and Similar Arrangements

        The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. We may, with the approval of at least 75% of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the holders of a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration that the stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (1) in exchange for the assets of the business to be acquired; (2) in exchange for the outstanding stock of the corporation to be acquired; (3) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation; or (4) in a merger in which the corporation's certificate of incorporation is not amended and the corporation issues less than 20% of its common stock outstanding prior to the merger.

Takeovers

        Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer (other than shares held by or for the offeror or its subsidiaries) accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The test is one of fairness to the body of the shareholders and not to individuals and the burden is on the dissenting shareholder to prove unfairness, not merely that the scheme is open to criticism. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock that is entitled to vote on the transaction. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Interested Directors

        Bermuda law provides that if a director has a personal interest in a transaction to which the company is also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then the company will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, Bermuda law and our bye-laws provide that, after a director has made the declaration of interest referred to above, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed to or are known by the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed to or are known by the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Shareholder's Suit

        The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of CastlePoint Holdings, against any of our directors or officers for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Indemnification of Directors

        Our bye-laws indemnify our directors and officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own fraud or dishonesty, which is the maximum extent of indemnification permitted under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Under our bye-laws, each of our shareholders agrees to waive any claim or right of action, other than those involving fraud or dishonesty, against us or any of our officers or directors.

Inspection of Corporate Records

        Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda, which will include our memorandum of association (including our objects and powers) and alterations to our memorandum of association, including any increase or reduction of our authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and our audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain a share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation's stockholder list and its other books and records for any purpose reasonably related to such person's interest as a stockholder.

Enforcement of Judgments and Other Matters

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts obtained in actions against us or our directors and officers who may reside outside the United States, as well as the experts named in this prospectus who reside outside the United States, predicated upon the civil liability provisions of the U.S. federal securities laws and (2) original actions brought in Bermuda against us or our directors and officers, as well as the experts named in this prospectus who reside outside the United States predicated solely upon U.S. federal securities laws. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies available under the U.S. federal securities laws, would not be allowed in Bermuda courts as contrary to Bermuda's public policy.

Registration Rights

  Purchasers in the Private Offering

        The purchasers of common shares in the private offering are entitled to the benefits of a registration rights agreement between us and Friedman, Billings, Ramsey & Co., Inc., which has been filed as an exhibit to the registration statement, of which this prospectus is a part. Pursuant to the registration rights agreement, we have agreed, at our expense, to file with the SEC no later than 90 days following the closing of the private offering a shelf registration statement registering for resale the common shares sold therein, and any additional common shares issued in respect thereof whether by share dividend, split or otherwise. The registration statement of which this prospectus is a part is being filed in accordance with our obligations under this registration rights agreement, and constitutes such a shelf registration statement.

        We are required to use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and to continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the first to occur of:

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  the sale, transfer or other disposition of all of the common shares covered by the shelf registration statement or pursuant to Rule 144 under the Securities Act;

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  the shares covered by the shelf registration statement are no longer outstanding; or

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  the second anniversary of the initial effective date of the shelf registration statement.

        If we choose to file a registration statement for an initial public offering of our common shares, all holders of our common shares purchased in the private offering and each of their respective direct and indirect transferees may elect to participate in the registration in order to resell their shares, subject to:

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  compliance with the registration rights agreement;

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  cutback rights on the part of the underwriters; and

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  other conditions and limitations that may be imposed by the underwriters.

        Upon an initial public offering by us, the holders of our common shares that are beneficiaries of the registration rights agreement will not be able to sell any remaining shares not included in the initial public offering for a period of 60 days following the effective date of the registration statement filed in connection with the initial public offering.

        Notwithstanding the foregoing, we are permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of a shelf registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as "blackout periods," if, among other things, any of the following occurs:

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  the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of our common shares under the shelf registration statement would have a material adverse effect on such primary offering;

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  the majority of the independent members of our board of directors, in good faith, determines that (1) the offer or sale of any common shares would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, amalgamation, merger, tender offer, business combination, corporate reorganization or other significant transaction involving us; or (2) after the advice of counsel, the sale of the shares covered by the shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (3) (a) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (b) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction or (c) the proposed transaction renders us unable to comply with requirements of the SEC; or

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  the majority of the independent members of our board of directors, in good faith, after advice of counsel, determines that we are required by law, rule or regulation, or that it is in our best interests to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the shelf registration statement for the purpose of (1) including in the shelf registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the shelf registration statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the prospectus included in the shelf registration statement any material information with respect to the plan of distribution not disclosed in the shelf registration statement or any material change to such information.

        The cumulative blackout periods may not exceed an aggregate of 90 days in any rolling twelve month period or 60 days in any rolling 90-day period.

        We cannot, without the prior written consent of the holders of a majority of the outstanding registrable shares, enter into any agreement with current or prospective holders that would allow them to (i) include their shares in any registration statement filed pursuant to the registration rights agreement, unless such holders reduce the amount of their shares to be included if necessary to allow the inclusion of all of the shares of the holders under the registration rights agreement or (ii) have their common shares registered on a registration statement that could be declared effective prior to or within 180 days of the effective date of any registration statement filed pursuant to the registration rights agreement.

        A holder that sells our common shares pursuant to a shelf registration statement or as a selling shareholder pursuant to an underwritten public offering generally is required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and is bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common shares is required to deliver information to be used in connection with the shelf registration statement within a twenty business-day period following receipt of notice from us in order to have such holder's common shares included in the shelf registration statement.

        Each common share certificate may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the registration rights agreement. In that regard, each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common shares pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common shares may be resumed.

        In connection with our filing of a registration statement, we have agreed to use our commercially reasonable efforts to satisfy the criteria for listing and list or include (if we meet the criteria for listing on such exchange or market) our common shares on the New York Stock Exchange or The Nasdaq Stock Market (including seeking to cure in our listing application any deficiencies cited by the exchange or market), and thereafter maintain the listing on such exchange or market. Application will be made to have our common shares approved for quotation on the Nasdaq National Market System under the symbol "CPHL."

        We have agreed to bear certain expenses incident to our registration obligations upon exercise of these registration rights, including the payment of U.S. federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions relating to the sale of common shares. We have agreed to indemnify each selling shareholder for certain violations of U.S. federal or state securities laws in connection with any registration statement in which such selling shareholder sells its common shares pursuant to these registration rights. Each selling shareholder has in turn agreed to indemnify us for U.S. federal or state securities law violations that occur in reliance upon written information it provides for us in the registration statement.

        We will also provide each holder of registrable shares copies of the prospectus that is a part of the registration statement, notify such holder when the registration statement has become effective, and take certain other actions as are required to permit unrestricted resales.

        You may be deemed an "underwriter" as that term is defined in the Securities Act. Underwriters have statutory responsibilities and liabilities in respect of the accuracy of any prospectus used by them.

        Generally, you can satisfy the prospectus delivery requirement by disclosing to a selling broker the existence of the requirement to sell the shares in accordance with the resale registration statement covering the shares and making arrangements with such broker to deliver a current prospectus in connection with any such sale. Upon receipt of a written request therefor, we will provide a reasonable number of current prospectuses to each investor.

        The preceding summary of certain provisions of the registration rights agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreement and you should read this summary together with the complete text of the registration rights agreement. Copies of the registration rights agreement have been made available to purchasers in the private offering.

  Tower Registration Rights

        We also entered into a registration rights agreement with Tower, pursuant to which we have agreed to register the 2,555,000 common shares Tower has purchased from us together with the 1,127,000 of our common shares issuable upon the exercise of the warrants we granted to Tower. The 2,555,000 shares held by Tower are being registered pursuant to the registration statement, of which this prospectus is a part. Tower's registration rights include, subject to certain limitations, the right to participate in future registered offerings of our common shares and the right to request on not more than two occasions that we register a portion or all of its shares. We agreed to bear certain expenses incident to our registration obligations upon exercise of Tower's registration rights, including the payment of U.S. federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions relating to the sale of our common shares. We agreed to indemnify Tower for certain violations of U.S. federal or state securities laws in connection with any registration statement in which Tower sells its common shares pursuant to these registration rights, and Tower in turn agreed to indemnify us for U.S. federal or state securities law violations that occur in reliance upon written information it provides for us in the registration statement.

Lock-Up Arrangements

        We have agreed that for a period beginning on March 27, 2006 and continuing for the next 180 days, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., we will not:

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities (other than our common shares that are issued under our 2006 Long-Term Equity Compensation Plan), except that we may conduct an initial public offering of our common shares; or

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  enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described above is to be settled by delivery of our common shares or such other securities, in cash or otherwise.

        For a period beginning on March 27, 2006 and continuing until 180 days after the registration statement of which this prospectus is a part, all of our directors, executive officers and Tower have agreed, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., not to:

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or

  •
  enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described above is to be settled by delivery of our common shares or such other securities, in cash or otherwise.

        The restricted period described in the immediately preceding paragraph is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period following the last day of the restricted period, the "lock-up' restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless Friedman, Billings, Ramsey & Co., Inc. waives such extension in writing.

        Subject to applicable securities laws, our directors, executive officers and Tower may transfer their common shares in our company: (i) as a bona fide gift or gifts, provided that the donees agree to be bound by the same restriction; (ii) to any trust for the direct or indirect benefit of the shareholder or the immediate family of the shareholder, provided that the trustee agrees to be bound by the same restriction; (iii) as a distribution to its shareholders, partners or members, provided that such shareholders, partners or members agree to be bound by the same restriction; (iv) as required under any of our benefit plans or our bye-laws; (v) as collateral for any loan, provided that the lender agrees to be bound by the same restrictions; (vi) with respect to sales of securities acquired in the open market; or (vii) to an executor or heir in the event of the death of the shareholder, provided that the executor or heir agrees to be bound by the same restrictions. In addition, the restrictions described above do not apply to the exercise of any options or other convertible securities granted under any of our benefit plans.

        Upon an initial public offering by us, the holders of our common shares that are beneficiaries of the registration rights agreement will not be able to sell our common shares for a period of 60 days following the effective date of the registration statement with respect to the initial public offering. In addition, upon an initial public offering by us, our directors, executive officers and Tower generally will not be able to sell our common shares for a period of 180 days following the effective date of the registration statement with respect to the initial public offering. See "Description of Share Capital—Registration Rights."

MATERIAL TAX CONSIDERATIONS

U.S. Treasury Circular 230 Disclosure

        To ensure compliance with United States Treasury Department Circular 230, investors are hereby notified that: (i) any discussion of United States federal tax issues in this document is not intended or written by us to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed on investors under the Code; (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein by the issuer and dealers, managers and underwriters; and (iii) investors should seek advice based on their particular circumstances from their own independent tax advisors. Counsel does not intend to be, and is not engaged in the promotion or marketing of the transactions or matters described in this prospectus and no inference to the contrary shall be implied by reason of the disclosures set forth herein.

        The following summary of our taxation and the taxation of our shareholders is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase shares. Legislative, judicial or administrative changes may be adopted that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (1) "Certain Bermuda Tax Considerations" is based upon the advice of Conyers Dill & Pearman, Bermuda legal counsel and (2) "Certain U.S. Federal Income Tax Considerations" is based upon the advice of Baker & McKenzie LLP. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to CastlePoint Holdings and its subsidiaries and the ownership of CastlePoint Holdings' shares by investors that are U.S. Persons (as defined below). The advice of such firms is based upon the facts provided to them, and does not include any factual conclusions by such firms or any advice on accounting matters, determinations or conclusions such as insurance accounting determinations or determinations pertaining to RPII, amounts and computations of amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of CastlePoint Holdings and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by CastlePoint Holdings concerning the business and properties, ownership, organization, source of income and manner of operation of CastlePoint Holdings and its subsidiaries. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be adopted that could be retroactive and could affect the tax consequences to holders of shares. The tax treatment of a holder of shares, or of a person treated as a holder of shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained in this prospectus as to the beliefs, expectations and conditions of CastlePoint Holdings and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel.

  Prospective investors should consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences to them of owning shares.

Certain Bermuda Tax Considerations

        Bermuda does not currently impose any income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax on us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. There is currently no Bermuda withholding or other tax on principal, interest or dividends paid to holders of the shares, other than holders ordinarily resident in Bermuda, if any. We cannot assure you that we or our shareholders will not be subject to any such tax in the future.

        Each of CastlePoint Holdings, CastlePoint Re and CastlePoint Bermuda Holdings has received a written assurance from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, that, if any legislation is enacted in Bermuda imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to CastlePoint Holdings, CastlePoint Bermuda Holdings or CastlePoint Re or to any of their respective operations, shares, debentures or obligations until March 28, 2016; provided, that the assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by CastlePoint Holdings, CastlePoint Bermuda Holdings or CastlePoint Re in respect of real property or leasehold interests in Bermuda held by them. We cannot assure you that we will not be subject to any such tax after March 28, 2016.

Certain U.S. Federal Income Tax Considerations

        The following discussion is a summary of certain U.S. federal income tax considerations relating to CastlePoint Holdings, CastlePoint Bermuda Holdings, CastlePoint Re, CastlePoint Management, the U.S. licensed insurance companies we plan to acquire, and the ownership of our shares by investors who acquire such shares in the offering. As discussed further in this prospectus and based on our expected business, properties, ownership, organization, source of income and manner of operation, we believe that (1) no U.S. Person that owns shares in CastlePoint Holdings directly or indirectly through foreign entities subsequent to the offering should be subject to treatment as a 10% U.S. Shareholder of a controlled foreign corporation, or CFC, and (2) CastlePoint should not be considered a passive foreign investment company, or PFIC, for the year ended December 31, 2006. We do not intend to seek an opinion of legal counsel as to whether or not we are a PFIC for the year ended December 31, 2006, or with respect to any other tax issues.

        This summary is based upon the Code, the Treasury Regulations promulgated under the Code, rulings and other administrative pronouncements issued by the IRS, judicial decisions, and the tax treaty between the United States and Bermuda (the "Bermuda Treaty"), all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of such investor's investment or tax circumstances, or to investors subject to special tax rules, such as shareholders who own directly, or indirectly through certain foreign entities or through the constructive ownership rules of the Code, 10% or more of the voting power or value of CastlePoint (or how those ownership rules may apply in certain circumstances), tax-exempt organizations, dealers in securities, banks, insurance companies, persons that hold shares that are a hedge or that are hedged against interest rate or insurance risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. This summary generally does not discuss federal taxes other than income tax or other U.S. taxes such as state or local income taxes. This summary assumes that an investor will acquire our shares in this offering and hold our shares as capital assets, which generally means as property held for investment. Prospective investors should consult their tax advisors concerning the consequences, in their particular circumstances, of the ownership of shares under U.S. federal, state, local and other tax laws.

        For U.S. federal income tax purposes and purposes of the following discussion, a "U.S. Person" means (1) a citizen or resident of the United States for U.S. tax purposes, (2) a corporation,

partnership or other entity taxable as a corporation or partnership created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source, (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust or (5) certain electing corporations and trusts.

  U.S. Taxation of CastlePoint Holdings, CastlePoint Bermuda Holdings, CastlePoint Re, CastlePoint Management and U.S. Licensed Insurers

        U.S. Income and Branch Profits Tax. A foreign corporation deemed to be engaged in the conduct of a trade or business in the U.S. will generally be subject to U.S. federal income tax (at a current maximum rate of 35%), as well as a 30% branch profits tax in certain circumstances, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable income tax treaty, as discussed below. Such tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is entitled to deductions and credits only if it files a U.S. federal income tax return. CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re intend to operate in such a manner that they will not be considered to be conducting a trade or business within the United States for purposes of U.S. federal income taxation. Whether a trade or business is being conducted in the United States is an inherently factual determination. Because the Code, Treasury Regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, and because CastlePoint Holdings' Chairman of the Board, President and Chief Executive Officer is also the Chairman of the Board, President and Chief Executive Officer of Tower, which provides a substantial portion of CastlePoint's business, we cannot assure you that the IRS will not contend successfully that CastlePoint Holdings, CastlePoint Bermuda Holdings and/or CastlePoint Re are or will be engaged in a trade or business in the United States. CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax.

        An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (1) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (2) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. CastlePoint Re expects to be entitled to the benefits of the Bermuda Treaty. Assuming CastlePoint Re is entitled to the benefits under the Bermuda Treaty, it will not be subject to U.S. federal income tax on any insurance income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States, and then only on income attributable to that permanent establishment. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. CastlePoint Re intends to conduct its activities so as not to have a permanent establishment in the United States, although we cannot assure you that it will achieve this result.

        Foreign corporations also are subject to U.S. withholding tax at a rate of 30% of the gross amount of certain "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), to the extent such amounts are not effectively connected with the foreign corporation's conduct of a trade or business in the United States. The tax rate is subject to reduction by applicable treaties. Dividends, if any, paid by the U.S. licensed insurance companies we plan to acquire will be subject to U.S. withholding tax at a rate of 30%.

        CastlePoint Management and the U.S. licensed insurance companies we plan to acquire will be subject to taxation in the United States on their worldwide income at regular corporate rates (of which the maximum rate is currently 35%).

        Sections 482 and 845 of the Code give the Internal Revenue Service broad authority to reallocate income, deductions and credits from transactions (in the case of Section 845, reinsurance transactions) between related parties to reflect the proper amount, character and source of income, if the transactions are not entered into at arm's length. CastlePoint believes that all agreements it or its subsidiaries enter into, whether with related or unrelated parties, are and will remain at arm's-length. Nevertheless, no assurance can be given that the Internal Revenue Service will not assert its authority under Sections 845 or 482 of the Code in a manner that would increase the tax liability of CastlePoint Holdings' U.S. subsidiaries and/or the tax cost of an investment in CastlePoint.

        The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to premiums paid to CastlePoint Re is 4% for insurance premiums and 1% for reinsurance premiums.

        Personal Holding Companies.    One or more of our U.S. subsidiaries could be subject to additional U.S. tax on a portion of its income if it is considered to be a personal holding company, or PHC, for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% (50% after the first year a corporation is a PHC) of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, certain interest, certain royalties, annuities and, under certain circumstances, rents. The PHC rules contain an exception for foreign corporations.

        If any of our U.S. subsidiaries were a PHC in a given taxable year, it would be subject to PHC tax on its "undistributed PHC income" at a rate of 15% in addition to its regular corporate income tax. For taxable years beginning after December 31, 2008, the PHC tax rate would be the highest marginal rate on ordinary income applicable to individuals, which is currently 35%.

        Although we believe that none of our U.S. subsidiaries will be a PHC, we cannot provide assurance that this will be the case because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of our shareholder base, the gross income of that subsidiary and other circumstances that could change the application of the PHC rules to our U.S. subsidiaries. In addition, if one or more of our U.S. subsidiaries were to become a PHC, we cannot be certain that the amount of PHC income would be immaterial.

U.S. Taxation of Holders of Shares

Shareholders Who Are U.S. Persons:

        Dividends.    Subject to the discussion below relating to the potential application of the "controlled foreign corporation," "related person insurance income," and "passive foreign investment company" rules, distributions made with respect to common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of CastlePoint Holdings (as computed under U.S. tax principles). Certain dividends paid before 2009 to U.S. individuals, entities or trusts may be eligible for reduced rates of tax. We do not expect dividends paid by CastlePoint Holdings to be eligible for the reduced rate of tax unless CastlePoint's shares become readily tradable on an established securities market in the United States. Even in such case, dividends paid by CastlePoint would not be eligible for the reduced rate of tax if CastlePoint Holdings were to be a PFIC in the year in which the dividends are paid, or in the prior year, or if certain holding period and other requirements were not met by the shareholder receiving the dividend. Legislation was introduced in 2005 in the U.S. Senate, which, if enacted, would provide that dividends received from CastlePoint Holdings after the date of enactment would not in any event be eligible for the reduced rate of tax. Dividends paid by CastlePoint Holdings generally will be foreign source income for U.S. federal income tax purposes and will not be eligible for the dividends- received deduction allowed to U.S. corporations under the Code. The amount of any distribution in excess of the current and accumulated earnings and profits of CastlePoint Holdings will first be applied to reduce a holder's tax basis in the shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of such holder's shares.

        Classification of CastlePoint Holdings, CastlePoint Bermuda Holdings or CastlePoint Re as a Controlled Foreign Corporation. In general, a foreign corporation is considered a controlled foreign corporation, or CFC, if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year and owns shares in that CFC directly or indirectly through foreign entities on the last day of the foreign corporation's taxable year on which it is a CFC must include in its gross income for U.S. federal income tax purposes its pro rata share (based on its actual direct and indirect, through foreign entities, ownership) of the CFC's "subpart F income," even if the subpart F income is not distributed. Subpart F income generally includes, among other things, investment income such as dividends, interest and capital gains, and income from insuring risks located outside the insurer's country of incorporation. For purposes of taking into account subpart F insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts which do not produce exempt insurance income as defined in Section 953(e) of the Code exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. It is expected that all of CastlePoint Re's income will be considered subpart F insurance income. In addition, CastlePoint Re may be considered a CFC under the RPII rules discussed below.

        For purposes of determining whether the more-than-50% (or more-than-25%, in the case of insurance income) and 10% ownership tests have been satisfied, and therefore whether a corporation is a CFC, shares owned includes shares owned directly, shares owned indirectly through foreign entities or shares considered as owned by application of certain constructive ownership rules. Pursuant to those constructive ownership rules:

  •
  an individual is treated as owning stock owned by certain members of his or her family;

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  a corporation is treated as owning stock owned by a 50% or greater shareholder;

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  a partnership is treated as owning stock owned by its partners (regardless of their percentage ownership of the partnership); and

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  stock owned by a partnership or a corporation is treated as owned proportionately by the owners of the entity (in the case of corporations, only if the shareholder owns 10% or more of the stock of the corporation).

        Additional rules apply to trusts and estates. Operating rules apply to prevent reattribution of ownership in certain circumstances, as well as attribution that would cause stock to be treated as not owned by a U.S. person. Because the attribution rules are complicated and depend on the particular facts relating to each investor, you are urged to consult your own tax advisors regarding the application of the rules to your ownership of our shares.

        Because Tower owned all of the shares of CastlePoint Holdings prior to the closing of the private offering, CastlePoint Holdings was a CFC during that period of 2006 prior to the closing of the private offering. Due to the dispersion of CastlePoint Holdings' share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its voting shares, that authorize the board to repurchase such shares under certain circumstances and that address the voting of non-U.S. subsidiaries' shares and other factors, CastlePoint believes that no U.S. Person that owns shares in CastlePoint Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC (whether CastlePoint Holdings, CastlePoint Bermuda Holdings or CastlePoint Re) after the offering. These bye-law provisions are described in "Risk Factors—Risks Related to Our Shares", "Description of Share Capital—Limitation on Voting Rights" and "Description of Share Capital—Bye-laws." We cannot assure you, however, that the IRS will not challenge the effectiveness of these provisions for purposes of preventing CFC and 10% U.S. Shareholder status and that a court will not sustain such challenge.

RPII Companies:

        Generally.    The CFC rules described above also apply (with certain modifications) to certain insurance companies that earn related person insurance income, or RPII. For purposes of applying the CFC rules to foreign corporations that earn RPII, a foreign corporation will be treated as a CFC if RPII Shareholders collectively own directly, indirectly through foreign entities or by application of the constructive ownership rules 25% or more of the stock of the corporation by vote or value. The term "RPII Shareholder" means any U.S. Person who owns, directly or indirectly through foreign entities, any amount (rather than stock possessing 10% or more of the total combined voting power) of the foreign corporation's stock.

        RPII is defined as any "insurance income" attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII Shareholder" of the foreign corporation or a "related person" to such RPII Shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the provisions of the Code relating to insurance companies if the income were the income of a domestic insurance company.

        For purposes of the RPII rules, "related person" means someone who controls or is controlled by the RPII Shareholder or someone who is controlled by the same person or persons that control the RPII Shareholder. "Control" is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation. In the case of a partnership, trust or estate, control means the ownership, directly or indirectly, of more than 50 percent (by value) of the beneficial interests in such partnership, estate or trust.

        If none of the exceptions described below applies, each U.S. Person who owns shares in CastlePoint Holdings (and therefore, indirectly in CastlePoint Re) on the last day of the tax year in which CastlePoint Re is a CFC, will be required to include in its gross income for U.S. federal income tax purposes its share of RPII of CastlePoint Re for the U.S. Person's taxable year that includes the end of CastlePoint Re's taxable year. This inclusion generally will be determined as if such RPII were distributed proportionately only to such U.S. Persons holding shares at that date. The inclusion will be limited to the current-year earnings and profits of CastlePoint Re reduced by the shareholder's pro rata share, if any, of certain prior-year deficits in earnings and profits. Even if one or more of the exceptions to the RPII rules applies, the general CFC rules described earlier may still apply to require 10% U.S. Shareholders to include in income their pro rata share of RPII, among other things.

        RPII Exceptions.    The special RPII rules described above will not apply to CastlePoint Re if (1) direct or indirect insureds and persons related to such insureds, whether or not U.S. Persons, own, at all times during CastlePoint Re's taxable year directly or indirectly, less than 20% of the voting power and less than 20% of the value of the stock of CastlePoint Re (the "20% Ownership Exception"), (2) RPII, determined on a gross basis, is less than 20% of CastlePoint Re's gross insurance income for the taxable year (the "20% Gross Income Exception"), (3) CastlePoint Re elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meets certain other requirements or (4) CastlePoint Re elects to be treated as a U.S. corporation for U.S. tax purposes. CastlePoint Holdings does not expect to meet the 20% Gross Income Exception in its initial years of operation. CastlePoint Re intends to monitor its share ownership in order to operate in a manner that is designed to ensure that it qualifies for the 20% Ownership Exception. Tower, which currently owns approximately 8.6% of our outstanding common shares as a result of its $15.0 million investment in us, will be an insured, and CastlePoint Holdings will not always be able to tell who all of its shareholders or direct or indirect insureds are. Accordingly, it is possible that the IRS will assert that 20% or more of the vote or value of the shares of CastlePoint Re are owned by insureds of CastlePoint Re or their related persons, and that CastlePoint Holdings will be unable to prove otherwise.

        Computation of RPII.    In order to determine how much RPII CastlePoint Re has earned in each taxable year, CastlePoint Holdings intends to obtain and rely upon information from CastlePoint Re's insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own CastlePoint Holdings' shares and are U.S. Persons. CastlePoint Holdings may not be able to determine whether any of the underlying insureds of the insurance companies to which CastlePoint Re provides insurance or reinsurance are RPII shareholders or related persons to such shareholders. Consequently, CastlePoint Holdings may not be able to determine accurately the gross amount of RPII earned by CastlePoint Re in a given taxable year. CastlePoint Holdings may also seek information from its shareholders to determine whether direct or indirect owners of CastlePoint's shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent CastlePoint Holdings is unable to determine whether a direct or indirect owner of shares is a U.S. Person, CastlePoint Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all shareholders identified as U.S. Persons.

        Uncertainty as to Application of RPII.    Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these Regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to CastlePoint Re is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe "such regulations as may be necessary to carry out the purposes of this subsection, including.. . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition we cannot assure you that the IRS will not challenge any determinations by CastlePoint Re as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Prospective investors should consult their tax advisors as to the effects of these uncertainties.

Basis Adjustments

        A U.S. shareholder's tax basis in its CastlePoint Holdings' shares will be increased by the amount of any subpart F income that the shareholder includes in income, including any RPII included in income by an RPII shareholder. Any distributions made by CastlePoint Holdings out of previously taxed subpart F income, including RPII income, will be exempt from further U.S. income tax in the hands of the U.S. shareholder. The U.S. shareholder's tax basis in its CastlePoint Holdings shares will be reduced by the amount of any distributions that are excluded from income under this rule.

Information Reporting

        Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (1) a person who is treated as a RPII Shareholder, (2) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (3) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. Because Tower owned all of the shares of CastlePoint Holdings for more than 30 consecutive days in 2006 prior to the closing of the private offering, Tower intends to file Form 5471 for 2006. For any taxable year in which CastlePoint Holdings determines that gross RPII constitutes 20% or more of CastlePoint Re's gross insurance income and the 20% Ownership Exception does not apply, CastlePoint Holdings intends to mail to all U.S. Persons registered as holders of its shares IRS Form 5471, completed with information from CastlePoint Holdings, for attachment to the U.S. federal income tax returns of such shareholders. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above. Failure to file IRS Form 5471 may result in penalties.

Tax-Exempt Shareholders

        Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income.

Dispositions of Shares

        Subject to the discussion below relating to the potential application of Code section 1248 or the "PFIC" rules, any gain or loss realized by a U.S. Person on the sale or other disposition of shares in CastlePoint will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized upon such sale or exchange and such person's tax basis in the shares. Capital gains received by individuals from the disposition of shares held for more than one year are subject to tax at preferential rates; the use of capital losses is subject to limitations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

        Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Existing Treasury Regulations do not address whether section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of shares.

Passive Foreign Investment Companies

        In general, a foreign corporation will be a PFIC during a given year if (1) 75% or more of its gross income constitutes "passive income" or (2) 50% or more of its assets produce passive income or are held for the production of passive income. For these purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business. This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. CastlePoint expects for purposes of the PFIC rules that CastlePoint Re will be considered to be predominantly engaged in the active conduct of an insurance business and that it is unlikely to have financial reserves in excess of the reasonable needs of its insurance business.

        The PFIC statutory provisions also contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received "directly its proportionate share of the income. .." and as if it "held its proportionate share of the assets. .." of any other corporation in which it owns at least 25% by value of the shares. While no explicit guidance is provided by the statutory language, under this look-through rule, we believe that CastlePoint should be deemed to directly own the assets and to directly receive the income (characterized as non-passive income) of CastlePoint Re and the U.S. licensed insurance companies we intend to acquire for purposes of determining whether it qualifies for the insurance exception and, consequently, that CastlePoint should not be treated as a PFIC for U.S. federal income tax purposes for tax years in which CastlePoint owns CastlePoint Re and/or the U.S. licensed insurance companies. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provision. No assurance can be given that the IRS would not challenge this position or that a court would not sustain such challenge.

        The Internal Revenue Service, in Revenue Ruling 2005-40, took the position that a transaction between an insurer and an insured did not provide risk distribution, and thus did not constitute insurance for U.S. federal income tax purposes, when the insured provided over 90% of the insurer's premiums for the year. We do not believe that IRS would attempt to apply such a rule to quota share reinsurance transactions in which the ceding company cedes a significant number of unrelated risks to the reinsurer, even if the ceding company provided substantially all of the reinsurance business, nor do we believe the IRS would be successful if it took such a position. Nevertheless, if the IRS successfully advocated such a position, and transactions between Tower and CastlePoint Re and/or the U.S. licensed insurance companies we intend to acquire were not considered insurance, CastlePoint Re likely would not qualify for the "insurance exception," in which case CastlePoint could be considered a PFIC.

        If CastlePoint were characterized as a PFIC during a given year, a U.S. Person owning shares would be subject to a penalty tax at the time of the sale of such shares at a gain (including gain deemed recognized if the shares are used as security for a loan), or upon receipt of an "excess distribution" with respect to its shares, unless such shareholder made a "qualified electing fund election" or "mark-to-market" election. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the gain or excess distribution received in a year must be allocated ratably to each day that the U.S. Person held our shares. A U.S. Person must include amounts allocated to the year of receipt, as well as amounts allocated to taxable years prior to the first year in which we were a PFIC, in its gross income as ordinary income for that year. All amounts allocated to prior years of the U.S. Person during which we were a PFIC would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The U.S. Person also would be liable for interest on the deferred tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year.

        Prospective investors should consult their tax advisor as to the effects of the PFIC rules to them. We do not intend to seek an opinion of legal counsel as to whether or not we are a PFIC for the year ended December 31, 2006. In addition, there can be no assurance that we will not become a PFIC in a later year.

Other

        Except as discussed below with respect to backup withholding, dividends paid by CastlePoint Holdings will not be subject to U.S. withholding tax.

Shareholders Who Are Non-U.S. Persons

        Subject to certain exceptions, non-U.S. Persons will be subject to U.S. federal income tax (including potential branch profits tax in the case of shareholders that are corporations) on dividend distributions with respect to, and gain realized from the sale or exchange of, shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States. Gain recognized by an individual non-U.S. Person will be subject to U.S. tax if the non-U.S. Person is present in the U.S. for 183 days or more in the taxable year of the sale and other conditions are met. Nonresident alien individuals will not be subject to U.S. estate tax with respect to the shares. Special rules may apply to certain former U.S. citizens and long-term residents.

All Shareholders

        Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the shares to U.S. Persons. In addition, you may be subject to backup withholding with respect to dividends paid by CastlePoint Holdings unless you (1) are a corporation, non-U.S. Person or come within certain other exempt categories and, when required, demonstrate this fact, or (2) provide a taxpayer identification number, certify that you have not lost exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax and may be credited against your regular U.S. federal income tax liability or otherwise you may be entitled to a refund for any such tax withheld.

SHARES ELIGIBLE FOR FUTURE SALE

        We have 29,580,000 common shares outstanding, consisting of (1) 27,025,000 common shares sold in the private offering, and (2) 2,555,000 common shares issued to Tower in connection with our formation and capitalization, prior to the private offering. We are registering up to 29,580,000 shares pursuant to the registration statement, of which this prospectus is a part. We have also granted stock options to purchase an aggregate of 1,082,666 of our common shares, to our non-employee directors and to some officers of our company and some of our subsidiaries. In addition, we issued warrants to Tower to purchase up to 1,127,000 of our common shares, which are described under "Certain Relationships and Related Transactions—Sponsor and Related Agreements."

        All of our issued common shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act (which is expected to be the case pursuant to the registration rights agreement that requires us to file a registration statement within 90 days of the closing of the private offering) unless an exemption from registration is available, including exemptions contained in Rule 144, which are summarized below.

Rule 144

        In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted common shares from us or any of our affiliates and we have been a public reporting company under the Exchange Act for at least 90 days, the holder of such restricted common shares can sell the shares, provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

  •
  1% of the total number of our common shares then outstanding; or

  •
  the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and to the availability of current public information about us. If two years have elapsed since the date of the acquisition of restricted common shares from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        No assurance can be given as to (1) the likelihood of an active market for our common shares developing, (2) the liquidity of any such market, (3) the ability of the shareholders to sell the shares or (4) the prices that shareholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares. See "Risk Factors—Risks Related to Our Shares."

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding the proposed sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who was not an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provision of Rule 144.

Lock-Up Agreements

        All of our directors, executive officers and Tower have agreed to be restricted in their ability to sell, pledge or otherwise dispose of or transfer their common shares in our company for a period beginning on the completion of the offering until 180 days following the effective date of our shelf registration statement that provides for the resale of the shares of our common shares sold in the private offering. The registration statement of which this prospectus is a part constitutes such a shelf registration statement. In addition, upon an initial public offering by us, our directors, executive officers and Tower will not be able to sell our common shares for a period of 180 days following completion of the initial public offering.

        In addition, we agreed, subject to various exceptions (including an initial public offering of common shares by us), not to sell or issue any common shares or any securities convertible into or exchangeable for common shares, or file any registration statement with the SEC, until 180 days after the private offering, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

        Upon an initial public offering by us, the holders of our common shares that are beneficiaries of the registration rights agreement will not be able to sell our common shares for a period of 60 days following the effective date of the registration statement with respect to the initial public offering. In addition, upon an initial public offering by us, our directors, executive officers and Tower generally will not be able to sell our common shares for a period of 180 days following the effective date of the registration statement with respect to the initial public offering. See "Description of Share Capital—Registration Rights."

        For a description of other restrictions on transfers and ownership of our common shares held by certain of our shareholders, see "Description of Share Capital" and "Plan of Distribution."

SELLING SHAREHOLDERS

        The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common shares set forth below. When we refer to the selling shareholders in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling shareholders' interests other than through a public sale.

        The table below is based on the information provided to us by the selling shareholders and sets forth the name of each selling shareholder and the number of common shares that each selling shareholder may offer pursuant to this prospectus. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our affiliates.

        Based on the information provided to us by the selling shareholders, assuming that the selling shareholders sell all of the common shares beneficially owned by them that have been registered by us and do not acquire any additional common shares during the offering, each selling shareholder will not beneficially own any common shares other than the common shares appearing in the column entitled "Beneficial ownership after offering." We cannot advise you as to whether the selling shareholders will in fact sell any or all of such common shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

	Beneficial ownership prior to offering		Shares offered pursuant to this prospectus (maximum number that may be sold)	Beneficial ownership after offering(3)
Selling Shareholders	Shares(1)	Percentage of class		Shares	Percentage of class
Acadia Life International, Ltd.(7)	1,242	*	1,242	—	—
Acadia Master Fund I, Ltd.(7)	68,375	*	68,375	—	—
Acadia Master Fund II, Ltd.(7)	3,386	*	3,386	—	—
Adam Naaman MD Employee Profit Sharing Plan, Adam Naaman, MD Trustee(8)	3,400	*	3,400	—	—
ADAR Investment Fund Ltd(9)	850,000	2.87	850,000	—	—
Alexander, Leslie L.	900,000	3.04	900,000	—	—
Alexander, Sherry and Lee	3,000	*	3,000	—	—
Alexandra Global Master Fund Ltd.(10)	150,000	*	150,000	—	—
Allied Funding Inc.(11)	20,000	*	20,000	—	—
Alonso, Steven	8,000	*	8,000	—	—
Alpine Woods Growth Values Financial Equities, LP(12)	40,000	*	40,000	—	—
Amy Berler and Matthew Berler, Trustees U/A DTD 01/09/2004(13)	5,000	*	5,000	—	—
Anima S.G.R.p.A.(14)	200,000	*	200,000	—	—
Apple Ridge Partners, L.P.(15)	50,000	*	50,000	—	—
Ariella Ben-Dov Trust(16)	25,000	*	25,000	—	—
Atlas Allocation Fund L.P.(17)	150,000	*	150,000	—	—
Atlas Master Fund, Ltd.(18)	200,000	*	200,000	—	—
Augustus V.L. Brokaw III TTEE Augustus V.L. Brokaw III Revocable Trust Dated 10-14-1993(8)	1,600	*	1,600	—	—

Banque Privee Edmond de Rothschild Europe S.A.(4)(19)	20,000	*	20,000	—	—
Barnett L. Gershen, IRA Rollover(8)	2,900	*	2,900	—	—
Barrow, Wylie R. Jr. and Rosalind K.(8)	3,000	*	3,000	—	—
Baumann, James Schards	10,000	*	10,000	—	—
Baumann, Susan Gardner	3,000	*	3,000	—	—
Bavely, Donald and Kathleen	5,500	*	5,500	—	—
Baxter, Martha W.(8)	1,200	*	1,200	—	—
Beach, Patrick L. and Christine C.	5,000	*	5,000	—	—
Bear Stearns Sec. Corp. FBO Emerson Partners(20)	60,000	*	60,000	—	—
Bear Stearns Securities Corp, FBO J. Steven Emerson Roth IRA(20)	170,000	*	170,000	—	—
Bear Stearns Sec. Corp. FBO J. Steven Emerson IRA R/O II(20)	400,000	1.35	400,000	—	—
Beebe, Clark A. and Donna L.	20,000	*	20,000	—	—
Bill Ham, IRA Rollover(8)	10,000	*	10,000	—	—
Black Foundation(8)	1,800	*	1,800	—	—
Boston Partners Asset Management, LLC(5)(21)	900,000	3.04	900,000	—	—
Branisa, Michael I. and Susan(8)	1,200	*	1,200	—	—
Michael I. Branisa, IRA Rollover(8)	1,000	*	1,000	—	—
Brasher, James E. and Nancy E. Wilkerson(8)	4,600	*	4,600	—	—
Brian Wilmovsky, SEP IRA	1,300	*	1,300	—	—
Broesche, C. Rodney and Rebecca(8)	1,400	*	1,400	—	—
Broesche, Gerald Wayne and Brook Anne(8)	6,600	*	6,600	—	—
Brookstone, L.P. ESP-FBO John D. Carson(8)	3,600	*	3,600	—	—
Brookstone, L.P. ESP-FBO Stephen J. Dishman(8)	1,700	*	1,700	—	—
Brown, Roger A.(22)	5,000	*	5,000	—	—
Bryt, A. Bartley and Maud S.	9,000	*	9,000	—	—
Calm Waters Partnership(23)	250,000	*	250,000	—	—
Carney, Bryon R. and Judith I.	1,400	*	1,400	—	—
Cheyne Special Situations Fund LP(24)	425,000	1.44	425,000	—	—
Children's Healthcare of Atlanta Inc.(25)	44,100	*	44,100	—	—
Circle T Explorer Master Limited(7)	1,997	*	1,997	—	—
Clarke, Ronald and Gwendoline(8)	3,300	*	3,300	—	—
Colalucci, Francis M.(26)	10,000	*	10,000	—	—
Coleman Family Revocable Trust(27)	3,500	*	3,500	—	—
Conley, Stephen C. and Ellen J.	3,000	*	3,000	—	—
Copeland Jr., Darryl W.	16,000	*	16,000	—	—
Coronado Fund LLC(25)	20,000	*	20,000	—	—
Corsair Capital Investors, Ltd.(5)(28)	35,350	*	35,350	—	—
Corsair Capital Partners, L.P.(5)(28)	300,300	1.02	300,300	—	—
Corsair Capital Partners 100, L.P.(5)(28)	14,350	*	14,350	—	—
Cottingham, Jennifer E.	2,000	*	2,000	—	—

Cumber International S.A.(29)	201,980	*	201,980	—	—
Cumberland Benchmarked Partners, L.P.(29)	434,520	1.47	434,520	—	—
Cumberland Long Partners, L.P.(29)	1,040	*	1,040	—	—
Cumberland Partners LP(29)	641,020	2.17	641,020	—	—
Dacoma Investments, Ltd.(8)	3,400	*	3,400	—	—
Dawson, Jabon R., M.D. and Jacqueline(8)	1,100	*	1,100	—	—
Delfino, John R.	25,000	*	25,000	—	—
Dishman Partners Limited(8)	900	*	900	—	—
Doyle, Gregory T.(30)	5,000	*	5,000	—	—
Drake Associates, L.P.(31)	35,000	*	35,000	—	—
Drouin, Rene L. and Julie(8)	2,800	*	2,800	—	—
DWS Dreman Small Cap Value Fund(32)	783,000	2.65	783,000	—	—
DWS Dreman Small Cap Value VIP(32)	417,000	1.41	417,000	—	—
Eakin III, Le Roy and Lindsay Eakin, JTBE	9,000	*	9,000	—	—
Edward P. Hansen, IRA(8)	1,400	*	1,400	—	—
Edward and Barbara Hansen Family Partnership Ltd. #2(8)	2,400	*	2,400	—	—
E. Holt Williams, IRA Rollover(8)	2,700	*	2,700	—	—
Elliot Horowitz Trust DTD 11/1/89(33)	13,800	*	13,800	—	—
EJF Crossover Master Fund LP(34)	10,000	*	10,000	—	—
Endeavor Asset Management, L.P.(35)	15,000	*	15,000	—	—
Eskanazy, Al	10,000	*	10,000	—	—
Excelsior Value & Restructuring(36)	1,889,800	6.39	1,889,800	—	—
Fauth, Steven G.(37)	5,000	*	5,000	—	—
Feinberg, Richard	4,400	*	4,400	—	—
Felix R. Harke SEP IRA	1,200	*	1,200	—	—
Fernandez, Antonio I.	2,000	*	2,000	—	—
First Security Bank Comingled Investment Fund for Qualified Employee Benefit Plan(8)	135,000	*	135,000	—	—
First, Thomas and Kristan	10,500	*	10,500	—	—
Fox, Edward	7,500	*	7,500	—	—
Fountainhead Special Value Fund(8)	46,300	*	46,300	—	—
Frank Russell Company Limited Multi-style Multi-manager Fund PLC(25)	14,500	*	14,500	—	—
Frank Russell Investment Aggressive Equity Fund(25)	30,900	*	30,900	—	—
Frank Russell Investments (Cayman) Limited(25)	69,600	*	69,600	—	—
Friedman, Billings, Ramsey Group, Inc.(5)(38)(39)	500,000	1.69	500,000	—	—
Gardner Lewis Fund L.P.(33)	138,600	*	138,600	—	—
GAS Partners(40)	3,500	*	3,500	—	—
Geddes and Company(41)	10,500	*	10,500	—	—
George Weiss Associates, Inc. Profit Sharing Plan(5)(42)	150,000	*	150,000	—	—
Gershen, Barnett L.(8)	9,000	*	9,000	—	—
Gies, Thomas P. and Lucy G.	6,000	*	6,000	—	—
Graves Revocable Trust(43)	10,000	*	10,000	—	—

GJVogel Inc. Profit Sharing(44)	1,400	*	1,400	—	—
Global Cap. Ltd. Inc.(45)	8,000	*	8,000	—	—
Goldsmith Family Foundation(33)	11,100	*	11,100	—	—
Goldsmith Family Investments, LLC(33)	9,700	*	9,700	—	—
Greenstone, Robert and Sandra(8)	2,400	*	2,400	—	—
Greenstone, Sandra S., Separate Property(8)	3,400	*	3,400	—	—
Grelsamer, Nadine	3,000	*	3,000	—	—
Ham, Bill(8)	21,000	*	21,000	—	—
Hedges, Robert W.(46)	2,500	*	2,500	—	—
HFR HE Platinum Master Trust(29)	37,960	*	37,960	—	—
HG Holdings Ltd.(47)	816,818	2.76	816,818	—	—
HG Holdings II Ltd.(47)	186,818	*	186,818	—	—
Hill, Bonnie M.(8)	1,200	*	1,200	—	—
H.J. & Aggie Foster Trust Dated 02-17-1994(8)	1,700	*	1,700	—	—
H.J. Foster, IRA Rollover(8)	7,200	*	7,200	—	—
Horn, Juliet Elizabeth	2,000	*	2,000	—	—
Horn Jr., Michael F.	2,000	*	2,000	—	—
Huber & Weakland Profit Sharing Plan & Trust(48)	1,500	*	1,500	—	—
Hudspeth, Alice R.(8)	8,000	*	8,000	—	—
Hughes, Michael Rodney	15,000	*	15,000	—	—
Hunter Global Investors Fund I L.P.(47)	346,364	1.17	346,364	—	—
Hutchens, Timothy C.	5,000	*	5,000	—	—
Huthwaite, Daniel W. and Constance R.	3,500	*	3,500	—	—
Hyman, Victoria Peslak	50,000	*	50,000	—	—
IL Hedge Investments LLC(49)	50,000	*	50,000	—	—
Im, Edward and Jill	1,800	*	1,800	—	—
IOU Limited Partnership(5)(42)	150,000	*	150,000	—	—
Iroquois Master Fund Ltd.(50)	17,500	*	17,500	—	—
J&S Black F.L.P.(8)	7,100	*	7,100	—	—
James E. Brasher, IRA Rollover(8)	2,800	*	2,800	—	—
Jean C. Brokaw TTEE Jean C. Brokaw Revocable Trust Dated 10-14-1993(8)	1,600	*	1,600	—	—
Joan G. Eastwood, IRA Rollover FBO Dawn E. Adams(8)	1,000	*	1,000	—	—
Jody Irwin, Separate Property(8)	3,100	*	3,100	—	—
John Black, IRA Rollover(8)	4,300	*	4,300	—	—
John Hancock Funds II(36)	57,000	*	57,000	—	—
John Hancock Trust(36)	53,200	*	53,200	—	—
John J. Pohanka Declaration of Trust(51)	24,000	*	24,000	—	—
John J. Pohanka Family Foundation(51)	79,000	*	79,000	—	—
John S. Osterweis, IRA	25,000	*	25,000	—	—
Johnson, Thomas S.	16,000	*	16,000	—	—

Julber, Evan L.	15,000	*	15,000	—	—
Kantarian, Harry K.	15,000	*	15,000	—	—
Keegan Family Partnership(52)	20,000	*	20,000	—	—
Kent, Edward Davis(8)	1,000	*	1,000	—	—
Kent, Michael Wayne and Doylena Inez(8)	1,300	*	1,300	—	—
King Investment Advisors, Inc.(8)	10,000	*	10,000	—	—
Kings Road Investments Ltd.(53)	1,000,000	3.38	1,000,000	—	—
Kung, Greg(8)	13,500	*	13,500	—	—
Lacy, Jeffry L.(8)	1,500	*	1,500	—	—
Lansing Family Trust(54)	7,000	*	7,000	—	—
Lawson, Paul E. and Patricia J.(8)	2,600	*	2,600	—	—
L.H. Rich Companies(55)	10,000	*	10,000	—	—
Lapin, Gregory A.	11,000	*	11,000	—	—
Lee, Carl P.(56)	200,000	*	200,000	—	—
Lee, Chung Han(5)(57)	35,000	*	35,000	—	—
Lee, Chong Ho(58)	150,000	*	150,000	—	—
Lee, Michael H.(59)	500,000	1.69	500,000	—	—
Lee, Terrance and Clara(60)	150,000	*	150,000
Levine, Edwin	15,000	*	15,000	—	—
Levy, Howard	5,000	*	5,000	—	—
Levy, Jay	15,000	*	15,000	—	—
Lippman, Christopher S.	5,000	*	5,000	—	—
LongView Partners B, L.P.(29)	150,610	*	150,610	—	—
Louise E. Liszewski, IRA Rollover(8)	1,800	*	1,800	—	—
Lowell Associates Limited Partnership(61)	17,000	*	17,000	—	—
Lubert, Ira M.	50,000	*	50,000	—	—
Maier, Gary S.	20,000	*	20,000	—	—
Magnolia Charitable Trust, Emily L. Todd and David A. Todd, TTEE's(8)	4,700	*	4,700	—	—
Mary C. McDonald Revocable Trust U/A DTD 08-11-1994, Mary C. McDonald, Trustee(8)	1,500	*	1,500	—	—
Mary L G Theroux, Trustee Mary L G Theroux Charitable Remainder Unitrust 5-14-96(8)	6,400	*	6,400	—	—
Mary LG Theroux Trustee Mary LG Theroux Revocable Living Trust U/A DTD 9-30-68(8)	7,400	*	7,400	—	—
Marshall-Inman, Daryll and Jennifer	1,800	*	1,800	—	—
Matthew K. Berler, IRA, Rollover(62)	5,000	*	5,000	—	—
Mattin, Christina	10,000	*	10,000	—	—
Matz, Timothy B. and Jane F. Matz JTWROS(6)(63)	1,500	*	1,500	—	—
McCleary, Dale Lancaster(8)	4,000	*	4,000	—	—
McCorkindale, Douglas H.	9,000	*	9,000	—	—
McDonald, Jennifer C.(8)	1,000	*	1,000	—	—

McDougall, Donald P. and Jean M.	5,500	*	5,500	—	—
McGinley, R. Patrick anf Shelley	4,900	*	4,900	—	—
Melchor Capital(64)	50,000	*	50,000	—	—
Michael A. Claggett, IRA Rollover(8)	1,100	*	1,100	—	—
Michael E. Heijer IRA R/O	3,500	*	3,500	—	—
Middleton, John C.(8)	2,900	*	2,900	—	—
Miller, Charles H.	7,000	*	7,000	—	—
Minshall, Peter C.	20,000	*	20,000	—	—
M.J. Murdock Charitable Trust(33)	68,900	*	68,900	—	—
Moore, Stephen P.	7,000	*	7,000	—	—
Morgan Stanley & Co. International Limited(4)(5)(65)	175,000	*	175,000	—	—
Morris III, William R.	10,000	*	10,000	—	—
Nancy Lee Smith, IRA Rollover(8)	2,500	*	2,500	—	—
Neal, Jeffrey Todd	10,000	*	10,000	—	—
Nesting Ltd. Family Partnership, Martha Claire Tompkins, GP(8)	2,600	*	2,600	—	—
Nicholas Applegate Capital Management U.S. Small Cap Value Fund(25)	237,400	*	237,400	—	—
Omega Advisors, Inc.(66)	2,300,000	7.78	2,300,000	—	—
Pacific Century Trust #2(25)	267,400	*	267,400	—	—
Pacific Gas and Electric Company Bargained VEBA(25)	23,600	*	23,600	—	—
Pacific Gas and Electric Company Retirement Plan Master Trust(25)	191,700	*	191,700	—	—
Palder, Stanley J.	11,000	*	11,000	—	—
Park West Investors LLC(67)	144,274	*	144,274
Park West Partners International, Ltd.(67)	30,726	*	30,726	—	—
Parsons, Thomas Branch	5,000	*	5,000	—	—
Pequot Capital Management, Inc.(68)	175,000	*	175,000	—	—
Petro, Alec and Leah	30,000	*	30,000	—	—
Philadelphia Financial Management of San Francisco, LLC(69)	400,000	1.35	400,000	—	—
Pinelli, Massimo	25,000	*	25,000	—	—
Polachek, Michael	700	*	700	—	—
Post, Charles A.	9,000	*	9,000	—	—
Prism Partners I, L.P.(70)	80,000	*	80,000	—	—
Prism Partners II Offshore Fund(70)	32,000	*	32,000	—	—
Prism Partners III Leveraged L.P.(70)	160,000	*	160,000	—	—
Prism Partners IV Leveraged Offshore Fund(70)	120,000	*	120,000	—	—
Prism Partners Offshore Fund(70)	8,000	*	8,000	—	—
Pruett Family Partnership, Ltd.(8)	1,000	*	1,000	—	—
Rabke Family Trust, Shirley P. Rabke, Trustee(8)	5,100	*	5,100	—	—
Rabke, Shirley P.(8)	6,700	*	6,700	—	—
Rainey, Kevin J.(8)	12,000	*	12,000	—	—
Rastiello, Patrick Justin	1,500	*	1,500	—	—
Reimers, Eric and Marcia	7,000	*	7,000	—	—
Requadt, Charles O. and Julie K. Requadt, TIC(8)	7,200	*	7,200	—	—

Richard S. Bodman Rev. Trust DTD 09/01/1998(71)	9,000	*	9,000	—	—
Rider Fund, LP(72)	80,000	*	80,000	—	—
Robbie, William & Susan JTWROS(73)	10,000	*	10,000	—	—
Robert H. Dunlap Irrevocable Trust #101 Dated 04-02-1987(8)	3,900	*	3,900	—	—
Robert L. Rewey Jr. Trustee, Robert L. Rewey Revocable Trust(74)	5,000	*	5,000	—	—
Roger E. King, Separate Property	10,000	*	10,000	—	—
Roger E. King TTEE King Investment Advisors, Inc. Profit Sharing Plan(8)	1,600	*	1,600	—	—
Rothstein, Steven	8,000	*	8,000	—	—
Ryan, John M.(8)	2,000	*	2,000	—	—
Searcy, Sam T. and Sharon M.(8)	1,700	*	1,700	—	—
Shah, Rajnikant Ramji and Dilroza Rajnikant	14,000	*	14,000	—	—
Shannon, Thomas F.	6,000	*	6,000	—	—
Shepherd Investments International, Ltd.(75)	440,000	1.49	440,000	—	—
Singh, Rajendra and Neera	50,000	*	50,000	—	—
Slayton, Robert(76)	3,000	*	3,000	—	—
Slayton, Robert and Phyllis(77)	3,000	*	3,000	—	—
Smith, Jodi Alexander	100,000	*	100,000	—	—
Smith, Robert H.	7,500	*	7,500	—	—
Smith, Stephanie S.(8)	1,500	*	1,500	—	—
Song, Thomas(78)	7,500	*	7,500	—	—
Soundpost Capital, LP(79)	10,000	*	10,000	—	—
Spolane, David and Marlene(8)	4,500	*	4,500	—	—
Stark International(75)	110,000	*	110,000	—	—
Stathis, Peter Nicholas	20,000	*	20,000	—	—
Stuckey Timberland, Inc.(80)	9,500	*	9,500	—	—
Summer Street Cumberland Investors LLC(29)	32,870	*	32,870	—	—
Susan P. Schantz Family Foundation(81)	24,000	*	24,000	—	—
Susan J. Pohanka Declaration of Trust(81)	25,000	*	25,000	—	—
Syme, J. Anthony and Phyllis	3,500	*	3,500	—	—
Tash, Barry and Bernice	6,000	*	6,000	—	—
Tamar Ben-Dov Trust(16)	25,000	*	25,000	—	—
The JJP Trust(51)	7,000	*	7,000	—	—
The Mason Family Trust Dated 02/16/99(82)	5,000	*	5,000	—	—
The Northwestern Mutual Life Insurance Company(5)(83)	2,000,000	6.76	2,000,000	—	—
The Oneida Tribe of Indians(8)	39,800	*	39,800	—	—
The William K. Warren Foundation(84)	20,000	*	20,000	—	—
Third Avenue Special Situations (Master) Fund, L.P.(85)	300,000	*	300,000	—	—
Third Point Partners L.P.(86)	195,800	*	195,800	—	—
Third Point Partners Qualified L.P.(86)	113,900	*	113,900	—	—
Third Point Offshore Fund. Ltd.(86)	1,058,900	3.58	1,058,900	—	—

Third Point Ultra Ltd.(86)	131,400		*		131,400		—	—
Tivoli Partners LP(5)(87)	40,000		*		40,000		—	—
Todd, David A.(8)	6,300		*		6,300		—	—
Todd, Emily Leland(8)	7,800		*		7,800		—	—
Todd, Lucie Wray(8)	12,000		*		12,000		—	—
Tower Group, Inc.(88)	3,682,000		12.00%		2,555,000		1,127,000	3.67%
United Capital Management, Inc.(90)	25,000		*		25,000		—	—
Vestal Venture Capital(91)	40,000		*		40,000		—	—
Washburn, Christopher W.	10,000		*		10,000		—	—
Weiner, Joel(92)	25,000		*		25,000		—	—
Weinglass, Leonard(33)	7,900		*		7,900		—	—
Weiss, Jay	10,000		*		10,000		—	—
Whalen, John and Linda Rabbitt	2,500		*		2,500		—	—
White, Craig	200,000		*		200,000		—	—
Wilson, Ann B.(8)	3,000		*		3,000		—	—
Wisconsin Alumni Research Foundation(25)	51,400		*		51,400		—	—
Wolf, Richard R.	65,000		*		65,000		—	—
Wray & Todd Interests, Ltd.(8)	32,000		*		32,000		—	—
York, John C.	20,000		*		20,000		—	—
Zeke, LP(93)	225,000		*		225,000		—	—
Zohar Ben-Dov	25,000		*		25,000		—	—
Total:	28,564,000	(94)	96.6	%(94)	28,564,000	(94)	—	—

*
Less than one percent (1%).

(1)
Beneficial ownership prior to offering includes private placement shares acquired by the listed selling shareholder and not subsequently disposed of (through May 5, 2006, except as otherwise indicated). Beneficial ownership is calculated based on Rule 13d-3(d)(i) of the Exchange Act.

(2)
Intentionally omitted.

(3)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act. Assumes that each named selling shareholder sells all of the common shares it holds that are covered by this prospectus and neither acquires nor disposes of any other shares, or rights to purchase other shares, subsequent to the date as of which we obtained information regarding its holdings. Because the selling shareholders are not obligated to sell all or any portion of the common shares shown as offered by them, we cannot estimate the actual number of common shares (or actual percentage of the class) that will be beneficially held by any selling shareholder upon completion of the offering.

(4)
The selling shareholder identified itself as a broker-dealer and stated that it did not receive the common shares as a form of compensation.

(5)
The selling shareholder identified itself as an affiliate of a broker-dealer, and stated that it purchased the common shares in the ordinary course of business and that, at the time of the purchase, it did not have any agreement or understanding, directly or indirectly, with any person to distribute the common shares.

(6)
The selling shareholder identified itself as an affiliate of a broker-dealer and stated that it did not purchase the common shares in the ordinary course of business. The selling shareholder further stated that, at the time of the purchase, it did not have any agreement or understanding, directly or indirectly, with any person to distribute the common shares.

(7)
Eric D. Jacobs and Jeffrey A. Miller, the principals of Miller & Jacob Capital, LLC, have sole voting and investment power over the shares that this selling shareholder beneficially owns.

(8)
Roger E. King, President of King Investment Advisors, Inc., an investment advisor to the selling shareholder, has shared voting and investment power over the shares that this selling shareholder beneficially owns.

(9)
Yehuda Blinder and Abby Flamholz, managers of Adar Investment Management LLC, an investment advisor to the selling shareholder, share voting and investment power over the shares that this selling shareholder beneficially owns.

(10)
Mikhail A. Filimonov and Dimitri Sogoloff, managing members of Alexandra Investment Management LLC, an investment advisor to the selling shareholder, share voting and investment power over the shares that this selling shareholder beneficially owns.

(11)
Ken S. Perry, President of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(12)
Peter Kovalski, the portfolio manager of this selling shareholder, and Samuel L. Lieber and Stephen A. Lieber, Presidents of the selling shareholder, have sole voting and investment power over the shares that this selling shareholder beneficially owns.

(13)
Matthew Berler, trustee, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(14)
Alberto Foá, Chief Executive Officer of this selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(15)
Jay Spellman, general partner of the selling shareholder, has voting and investment power over the shares that this selling shareholder beneficially owns.

(16)
Zohar Ben-Dov, trustee, has voting and investment power over the shares that this selling shareholder beneficially owns.

(17)
Robert H. Alpert has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(18)
Dmitry Balyasny has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(19)
Bernard Nozza has voting and investment power over the shares that this selling shareholder beneficially owns.

(20)
Steve Emerson has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(21)
Boston Partners Asset Management, LLC, acting in its capacity as investment advisor on behalf of various beneficial owners none of whom is a natural person, has voting and investment power over the shares.

(22)
Mr. Brown is our Senior Corporate Counsel.

(23)
Richard S. Strong, the managing partner of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(24)
Massi Khadjenouri, Chief Investment Officer of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(25)
The selling shareholder has delegated full investment authority to Nicholas-Applegate Capital Management LLC ("Nicholas-Applegate"), an investment adviser registered under the Investment Advisers Act of 1940, as amended. Horacio A. Valeiras, the chief investment officer of Nicholas-Applegate, has oversight authority over all portfolio managers at Nicholas-Applegate and, as such, has investment power over the shares that this selling shareholder beneficially owns.

(26)
Mr. Colalucci is the Chief Financial Officer of Tower, our sponsor.

(27)
Ron Coleman and Michelle A. Coleman, trustees, share voting and investment power over the shares that this selling shareholder beneficially owns.

(28)
Jay Petschek and Steven Major share voting and investment power over the shares that this selling shareholder beneficially owns.

(29)
Bruce G. Wilcox, Andrew M. Wallach and Gary G. Tynes, the management committee of Cumberland Associates LLC, an investment advisor to the selling shareholder, and Brad Gendell, the portfolio manager of the selling shareholder, share voting and investment power over the shares that this selling shareholder beneficially owns.

(30)
Mr. Doyle is one of our directors.

(31)
Alec Rutherford, the portfolio manager of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(32)
Nelson Woodard, Managing Director of Dremen Value Management, an investment advisor to the selling shareholder, has shared voting power and sole investment power of the shares that this selling shareholder beneficially owns.

(33)
Gardner Lewis Asset Management, LP, an investment advior to the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(34)
Emanuel Friedman, Chief Executive Officer of EJF Capital LLC, an investment advisor to the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(35)
Patrick Tully, the general partner of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(36)
David Williams, Managing Director of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(37)
Mr. Fauth is the Senior Vice President, General Counsel, Secretary and director of Tower, our sponsor

(38)
Friedman, Billings, Ramsey Group, Inc. is an affiliate of Friedman, Billings, Ramsey & Co., Inc., which acted as initial purchaser in the private offering. We also granted to Friedman, Billings, Ramsey & Co., Inc. a right of first refusal to perform certain investment banking and financial advisory services for us.

(39)
Richard J. Hendrix and Eric F. Billings share voting and investment power over the shares that this selling shareholder beneficially owns.

(40)
Garnett A. Smith, the general partner of GAS Partners, has voting and investment power over the shares that this selling shareholder beneficially owns.

(41)
F. Michael Geddes and C. Richard Childress have sole voting and investment power over the shares that this selling shareholder beneficially owns.

(42)
George A. Weiss has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(43)
Nicholas Graves, trustee, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(44)
Gregory Vogel has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(45)
Brandon R. Perry has voting and investment power over the shares that this selling shareholder beneficially owns.

(46)
Mr. Hedges currently is an employee of Tower. Following the closing of the private offering and until May 1, 2006, Mr. Hedges served as the President and Chief Underwriting Officer of CastlePoint Re. Prior to the closing of the private offering, Mr. Hedges has served as Vice President, Home Office Underwriting at Tower since 2003. See also "Management."

(47)
Duke Buchan III controls Hunter Global Investors L.P., the investment manager of this selling shareholder, and has sole voting and investment power over the shares by this entity.

(48)
Philip Huber and Gail Weakland, trustees, have shared voting and investment power over the shares that this selling shareholder beneficially owns.

(49)
Jon Lubert, the managing member of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(50)
Joshua Silverman, a partner of the selling shareholder, has voting and investment power over the shares that this selling shareholder beneficially owns.

(51)
John J. Pohanka, trustee, has sole voting power over the shares that this selling shareholder beneficially owns.

(52)
Eamonn P. Keegan has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(53)
The selling shareholder is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund ("Master Fund"). Polygon Investment Partners LLP and Polygon Investment Partners LP, together, the investment managers, Polygon Investments Ltd., the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share investment and voting power over the shares that this selling shareholder beneficially owns. The investment managers, Polygon Investment Ltd., Alexander Jackson, Reade Griffith and Paddy Bear stated that they disclaim beneficial ownership of our common shares held by the selling shareholder.

(54)
Thomas Lansing and Susan Lansing, trustees, have sole voting and investment power over the shares that this selling shareholder beneficially owns.

(55)
Steven Spector, trustee and partner of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(56)
Mr. Lee is the father of Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer.

(57)
Mr. Lee is a relative of Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer.

(58)
Mr. Lee is the uncle of Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer.

(59)
Mr. Lee serves as the Chairman of the Board, President and Chief Executive Officer of our company and of Tower, our sponsor.

(60)
Mr. Lee is the brother of Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer.

(61)
Scott Weiser and Michael Weiser, general partners of the selling shareholder, have sole voting and investment power over the shares that this selling shareholder beneficially owns.

(62)
Matthew Berler has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(63)
Timothy Matz and Jane Matz have shared voting and investment power over the shares that this selling shareholder beneficially owns.

(64)
Gregory L. Melchor, President of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(65)
Morgan Stanley, a parent company of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(66)
Purchased on behalf of Omega Capital Partners, L.P., Omega Capital Investors, L.P., Omega Equity Investors, L.P., Omega Overseas Partners, Ltd., Beta Equities, Inc., GS&Co. Profit Sharing Master Trust, The Ministers and Missionaries Benefit Board of American Baptist Churches, Presidential Life Corporation, SGAM AI Portable Alpha—Omega and Long-Short Equity Fund Portfolio Company, Ltd. Leon G. Cooperman, chief executive officer of Omega Advisors, Inc., investment adviser to the entities listed above, has voting and investment power over the shares that this selling shareholder beneficially owns.

(67)
Peter S. Park has sole voting power and investment power over the shares that this selling shareholder beneficially owns.

(68)
The shares are held of record of Pequot Market Neutral Financial Services Master Fund, Ltd. (the "Fund"). Pequot Capital Management, Inc., as investment advisor to the Fund, has sole investment and voting power over the shares that this selling shareholder beneficially owns. Arthur J. Samberg, the controlling shareholder of the selling shareholder, disclaims beneficial ownership of the shares except for his pecuniary interest.

(69)
Jordan Hymowitz has voting and investment power over the shares that this selling shareholder beneficially owns.

(70)
Jerald M. Weintraub has sole voting power and investment power over the shares that this selling shareholder beneficially owns.

(71)
Richard S. Bodman, trustee, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(72)
Joseph D. O'Brien III has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(73)
Mr. Robbie is one of our directors.

(74)
Robert L. Rewey, Jr., trustee, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(75)
Brian J. Stark and Michael A. Roth have sole investment and voting power over the shares that this selling shareholder beneficially owns.

(76)
Robert Slayton has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(77)
Robert and Phyllis Slayton, trustees, have sole investment and voting power over the shares that this selling shareholder beneficially owns.

(78)
Mr. Song is the Managing Vice President of our sponsor, Tower.

(79)
Jaime Lester, managing member of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(80)
Wade B. Hall, President of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(81)
Susan Pohanka Schantz, trustee, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(82)
Mark K. Mason and Tracy K. Mason, trustees, share voting and investment power over the shares that this selling shareholder beneficially owns.

(83)
Mark E. Kishler, a portfolio manager at Northwestern Investment Management Company, LLC ("NIMC"), an investment adviser to the selling shareholder, and NIMC have shared voting power and investment power over the shares that this selling shareholder beneficially owns.

(84)
Mark Buntz, chief financial officer of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(85)
Third Avenue Management LLC, investment adviser, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(86)
Daniel Loeb has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(87)
Peter I. Kenner has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(88)
The address of Tower, our sponsor, is 120 Broadway, 14th Floor, New York, New York 10271. The number of shares includes 1,127,000 common shares issuable upon exercise of ten-year warrants we issued to Tower. See also "Principal Shareholders."

(89)
Intentionally omitted.

(90)
James A. Lustig, President of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(91)
Allan R. Lyons, the managing member of the general partner of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(92)
Mr. Weiner is our Senior Vice President and Chief Financial Officer. Prior to April 4, 2006, Mr. Weiner served as Senior Vice President of Tower since January 2004. See also "Management."

(93)
Eduard Antoin, general partner of the selling shareholder, has sole voting and investment power over the shares that this selling shareholder beneficially owns.

(94)
Shareholders of 1,016,000 of our common shares in the aggregate have not been identified. Only those selling shareholders specifically identified above may sell their shares pursuant to this prospectus. Information concerning other selling shareholders will be set forth in amendments to the registration statement of which this prospectus forms a part from time to time, if and when required.

PLAN OF DISTRIBUTION

        The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders), may sell the common shares offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common shares are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the common shares by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of any stock exchange on which the common shares are listed;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  through the writing of options on the common shares, whether or not the options are listed on an options exchange;

  •
  through the distribution of the common shares by any selling shareholder to its partners, members or shareholders;

  •
  one or more underwritten offerings on a firm commitment or best efforts basis; and

  •
  any combination of any of these methods of sale.

        These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling shareholders may also transfer the common shares by gift. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common shares offered hereby. The selling shareholders have advised us that they have not entered into any agreements, arrangements or understandings for the sale of any of their common shares.

        The selling shareholders may sell shares directly to market makers acting as principals and/or to brokers and dealers, acting as agents for themselves or their customers. Brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common shares. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell common shares acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the common shares in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

        A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the common shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common shares pursuant to this prospectus, as supplemented or amended to reflect such transactions. A selling shareholder may also loan or pledge the common shares offered by this prospectus to a broker-dealer and the broker-dealer may sell the common shares offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common shares offered by this prospectus.

        To the extent required under the Securities Act, the aggregate amount of selling shareholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a Post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling shareholder can presently estimate the amount of any such compensation.

        The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling shareholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

        The selling shareholders and other persons participating in the sale or distribution of the common shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed. These restrictions may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares. The selling shareholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        We have agreed to indemnify the selling shareholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common shares offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against specified liabilities, including liabilities under the Securities Act.

        The common shares offered by this prospectus were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the common shares under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earliest of:

  •
  the date on which all the common shares offered hereby have been sold in accordance with this prospectus and the registration statement to which this prospectus relates;

  •
  the date on which the common shares offered hereby are distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or are saleable pursuant to Rule 144(k) under the Securities Act;

  •
  the common shares offered hereby are no longer outstanding; or

  •
  the second anniversary of the effective date of the registration statement to which this prospectus relates.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may suspend offers and sales of the common shares pursuant to the registration statement to which this prospectus relates.

        We have agreed to pay all expenses incident to the registration of the common shares in connection with the private offering, including the fees and expenses of one counsel to the selling shareholders, but not including broker or underwriting discounts and commissions or any transfer taxes relating to the sale or disposition of the common shares by the selling shareholders.

        The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts and commissions, if any. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts and commissions and/or agent's commissions. We will not receive any proceeds from sales of any common shares by the selling shareholders.

        We cannot assure you that the selling shareholders will sell all or any portion of the common shares offered by this prospectus. In addition, we cannot assure you that a selling shareholder will not transfer our common shares by other means not described in this prospectus.

CUSIP Number

        The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the common shares covered by this prospectus included shares with three different CUSIP numbers, depending upon whether the sale of the shares to the selling shareholder was conducted (a) by us under Section 4(2) of the Securities Act, (b) by Friedman, Billings, Ramsey &

Co., Inc., as the initial purchaser, under Rule 144A or (c) by the initial purchaser under Regulation S. Prior to any registered resale, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.

        Any sales of our common shares by means of this prospectus must be settled with common shares bearing our general (not necessarily restricted) common shares CUSIP number. A selling shareholder named in this prospectus may obtain shares bearing our general common shares CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP) to our transfer agent, The Bank of New York. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling shareholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

LEGAL MATTERS

        The validity of the common shares under Bermuda law has been passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS

        The balance sheet as of April 6, 2006 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers (Bermuda), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

        CastlePoint Holdings is incorporated under the laws of Bermuda. In addition, some of our directors and officers may reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against CastlePoint Holdings or such directors and officers or obtain judgments from U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

        In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to Bermuda public policy. It is the advice of Conyers Dill & Pearman that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy.

Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

WHERE YOU CAN FIND MORE INFORMATION

        We filed with the SEC a registration statement on Form S-1 under the Securities Act for the common shares to be sold by our selling shareholders pursuant to this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common shares and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. We will file reports, proxy statements and other information with the SEC. Our SEC filings, and a copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Website Access to our Periodic SEC Reports

        The Internet address of our corporate website is www.castlepoint.bm. We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% shareholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus and will not be part of any of periodic or current reports to be filed by us with the SEC.

INDEX TO CONSOLIDATED BALANCE SHEET

Page
CastlePoint Holdings, Ltd.
Report of PricewaterhouseCoopers (Bermuda), Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of April 6, 2006	F-3
Consolidated Statement of Changes in Shareholders' Equity	F-4
Consolidated Notes to Balance Sheet	F-5

Report of Independent Registered Public Accounting Firm

To the Shareholders of CastlePoint Holdings, Ltd.

        In our opinion, the accompanying balance sheet and footnotes (the "financial statements") present fairly, in all material respects, the financial position of CastlePoint Holdings, Ltd. at April 6, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Hamilton, Bermuda
May 31, 2006

A list of partners can be obtained from the above address
PricewaterhouseCoopers refers to the members of the worldwide PricewaterhouseCoopers organisation

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEET
AS OF APRIL 6, 2006

Assets
Cash	$265,209,124
Assumed premium receivable	27,069,237
Deferred acquisition cost	13,865,037
Prepaid expenses	163,500

Total Assets	$306,306,898

Liabilities and Shareholders' Equity
Liabilities
Unearned premium	$40,934,274
Accounts payable and accrued expenses	$549,565
Payable to Tower Group, Inc.	961,901

Total Liabilities	$42,445,740

Shareholders' Equity
Common shares ($0.01 par value, 100,000,000 shares authorized, 29,580,000 shares issued)	$295,800
Additional paid-in-capital	268,734,107
Retained deficit	(5,168,749)

Total Shareholders' Equity	$263,861,158

Total Liabilities and Shareholders' Equity	$306,306,898

The accompanying notes are an integral part of the consolidated financial statements.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

	Common Shares	Additional Paid-in Capital	Accumulated Other Comprehensive Net Income	Retained Deficit	Total Shareholders' Equity
Balance at February 27, 2006	$25,550	$14,974,450	$—	$(604,056)	$14,395,944

Issue of common shares	$270,250	$249,154,657			$249,424,907
Fair value of warrants qualifying as equity		$4,605,000		$4,605,000
Net (loss)	$—	$—	$(4,564,693)	$(4,564,693)
Balance at April 6, 2006	$295,800	$268,734,107	$—	$(5,168,749)	$263,861,158

The accompanying notes are an integral part of the consolidated financial statements.

CASTLEPOINT HOLDINGS, LTD.

CONSOLIDATED NOTES TO BALANCE SHEET

1.
Basis of Presentation and Summary of Accounting Principles

Description of Business

        CastlePoint Holdings, Ltd. (sometimes referred to as the "Company"), a new Bermuda holding company incorporated on November 16, 2005, was organized to provide, through its subsidiaries, property and casualty insurance and reinsurance business solutions, products and services primarily to small insurance companies and program underwriting agents in the United States. The Company was formed to take advantage of opportunities that management of the Company believes exist in the insurance and reinsurance industry for providing traditional quota share reinsurance, insurance risk sharing, program capacity and support, and insurance services that can be purchased on a stand-alone, or unbundled basis.

Basis of Presentation

        The consolidated financial statements include the financial statements of CastlePoint Holdings, Ltd. and its wholly-owned subsidiaries, CastlePoint Bermuda Holdings, Ltd. ("CastlePoint Bermuda Holdings"), CastlePoint Reinsurance Company, Ltd. ("CastlePoint Re") and CastlePoint Management Corporation ("CastlePoint Management"). All significant inter-company balances have been eliminated in consolidation.

        These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities as at the balance sheet date. Estimates also affect the reported amounts of income and expenses for the reporting period. Actual results could differ from those estimates.

        No financial statements schedules have been included as part of these financial statements since all of the relevant information is disclosed within the balance sheet and these consolidated notes.

Formation

        On April 4 and 5, 2006, we sold an aggregate of 27,025,000 common shares in a private offering exempt from registration under the Securities Act. We raised approximately $249.4 million in net proceeds, after offering and related expenses, from the private offering. In addition, prior to the private offering, Tower Group, Inc., a Delaware corporation and our sponsor ("Tower"), invested $15.0 million in the Company in consideration of receiving 2,555,000 of our common shares.

Significant accounting policies

        The following is a summary of the significant accounting policies adopted by the Company:

  (a)
  Cash and cash equivalents

    Cash and cash equivalents are carried at cost, which approximates fair value, and include all securities that, at their purchase date, have a maturity of less than 90 days.

    The Company maintains its cash balances at financial institutions in both U.S. and Bermuda. In the U.S., The Federal Deposit Insurance Corporation secures accounts up to $100,000 at these institutions. Management monitors balances in excess of insured limits and believes they do not represent a significant credit risk to the Company. Bermuda laws do not give similar protection to Bermuda depositors or checking account users or savers.

  (b)
  Share plans

    The Company accounts for its share compensation plans in accordance with the fair value recognition provisions of FAS 123 (R) "Share-Based Payment." Accordingly, the Company recognizes the compensation expense for stock option grants based on the fair value of the award on the date of grant, over the vesting period.

    Options granted under the Plan as described in note 3(c) below may be exercised for common shares upon vesting. Options granted to date have a term of ten years. Options generally vest annually over three and a half years from the date of grant, except that options granted to the Company's non-employee directors vest on the first anniversary of grant. At the closing of the private offering, a total of 1,126,166 stock options were granted to non-employee directors and certain officers of the Company and its subsidiaries. The options have an exercise price of $10.00 per share and a fair value of $4.09, with a total fair value of the granted options of approximately $4,606,000. Grant prices are established at the fair value of the Company's common shares at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in April 2006: volatility of 25%, risk free interest rates of 5.0%, expected life of ten years and a dividend yield of 1.0%. The exercise price for all options issued and outstanding as of April 6, 2006 is $10.00. The aggregate intrinsic value of the options is $1,126,166 based on the most recent fair value of shares at $11.00 per share. At this time, no options have been vested.

  (c)
  Warrants

    The Company has accounted for certain warrants to purchase up to 1,127,000 common shares of the Company issued to the founder and sponsor of the Company, Tower, in conjunction with the capitalization of the Company, and which may be settled by the Company using either the physical settlement or net-share settlement methods, in accordance with EITF 00-19: "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Accordingly, the fair value of these warrants has been recorded in equity as an addition to additional paid-in-capital. The associated cost of the fair value of these warrants has been recorded in accordance with 1(d) below.

  (d)
  Offering and incorporation expenses

    Offering expenses incurred in connection with the Company's common share offering in April 2006 (the "private offering") were recorded as a reduction of paid-in capital. These costs included investment banking fees, legal fees, printer fees and audit fees.

    With respect to the warrants issued to Tower, which had an effective date of April 6, 2006, the aggregate value of these warrants was recorded as an expense on such effective date.

    Incorporation expenses not related to the raising of capital are expensed as incurred and are included in other operating expenses.

  (e)
  Recent Accounting Developments

    In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, "Other-Than-Temporary Impairment and Its Application to Certain Investments." The guidance in this FSP addresses the determination of when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. This guidance in the FSP is required to be applied to reporting periods beginning after December 15, 2005. The implementation of FSP

    FAS 115-1 and FAS 124-1 did not have a material effect on the Company's financial position or results of operations.

    In February 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This standard permits fair value re-measurement of an entire hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; narrows the scope exemption applicable to interest-only strips and principal-only strips from FAS 133, and clarifies that only the simplest separations of interest payments and principal payments qualify as not being subject to the requirements of FAS 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends FAS140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is intended to require more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for hybrid financial instruments. This statement is effective for all financial instruments acquired or issued after January 1, 2007 and is not expected to have a material impact on the Company's financial condition or results of operations.

2.
Income Statement

    For the period ending April 6, 2006, the Company did not have any revenue to report. The retained deficit of $5,168,749 was due to the incorporation expenses of $563,749 and the warrant expense of $4,605,000.

3.
Segments

    We will report our business in three segments: insurance, reinsurance and insurance services. The insurance segment will include our results of our U.S. licensed insurance companies that we will acquire and CastlePoint Re for the insurance policies written under pooling agreements or other risk sharing agreements with insurance companies, as well as insurance policies written by program underwriting agents as part of our program business. The reinsurance segment will include the results from the reinsurance business written through CastlePoint Re. Our insurance services segment will include the results from managing the specialty program business and insurance risk-sharing business through CastlePoint Management, as well as results from providing our unbundled insurance services to program underwriting agents.

4.
Share capital

(a)
Authorized and issued

    The Company's authorized share capital is 100,000,000 common shares with a par value of $0.01 each, of which there are 29,580,000 common shares issued and outstanding.

    On April 4 and April 5, 2006, the Company had issued a total of 27,025,000 common shares. Of these shares, 26,525,000 were sold at $10.00 per share and 500,000 were sold at $9.30 per share. Proceeds to the Company from this issuance, after offering and related expenses, were $249,424,907. The Company used these proceeds and the $15.0 million Tower invested in the Company prior to the private offering as follows: (1) $250 million to capitalize the Company's reinsurance subsidiary, CastlePoint Re; and (2) approximately $14.4 million to capitalize the Company's intermediate Bermuda holding company, CastlePoint Bermuda Holdings.

    The holders of our common shares are entitled to receive dividends and are allocated one vote per share, provided that, if the controlled shares of any shareholder or group of related shareholders constitute more than 9.5% percent of the outstanding common shares of the Company, their voting power will be reduced to 9.5% percent. There are various restrictions on the ability of certain shareholders to dispose of their shares.

  (b)
  Warrants

    The Company's sponsor, Tower, made available (i) its office space for use by the Company prior to April 6, 2006; and (ii) the time of certain employees of Tower, prior to April 6, 2006. In consideration of Tower's contribution, the Company issued warrants to Tower to purchase up to 1,127,000 common shares of the Company. The warrants are effective as of April 6, 2006 and will expire on April 6, 2016. The warrants are exercisable at a price per share of $10.00, equal to the price per share paid by investors in the private offering. At the effective date, the aggregate value of these warrants was recorded as additional paid-in-capital with an offsetting charge to retained deficit.

    The warrants may be settled using either the physical settlement or net-share settlement methods. The warrants have been classified as equity instruments, in accordance with EITF 00-19: "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". The warrants were initially measured at an aggregate fair value of $4,605,000 and recorded as addition to additional paid-in-capital. The warrants in the amount of $4,605,000 were accounted for as additional paid-in capital and the balance was reported with an offsetting charge to retained deficit.

    The fair value of the warrants issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of 25%, was derived from the historical volatility of the share price of a range of publicly-traded Bermuda reinsurance companies with similar types of business to that of the Company. No allowance was made for any potential illiquidity associated with the private trading of the Company's shares. The other assumptions in the option pricing model were as follows: risk free interest rate of 5%, expected life of ten years and a dividend yield of 1%.

  (c)
  Share plans

  2006 Long-Term Equity Compensation Plan

        The Company's 2006 Long-Term Equity Compensation Plan (the "Plan") provides for grants of any option, stock appreciation right ("SAR"), restricted share, restricted share unit, performance share, performance unit, dividend equivalent or other share-based award. The total number of shares reserved for issuance under the Plan is 1,735,021 common shares. The plan is administered by the Compensation Committee of the Board of Directors. No SARs have been granted to date. Grant prices are established at the fair market value of the Company's common shares at the date of grant.

  (d)
  Dividends

    The Company did not declare any dividends as of April 6, 2006.

5.
Retirement plans

        The Company maintains a defined contribution Employee Pre-tax Savings Plan ((401)(k) Plan) for its employees. The Company contributes 50% of each participant's contribution up to 8% of the participant's compensation. The Company did not have any expense for its defined contribution retirement plan as of April 6, 2006.

6.
Taxation

  Bermuda

        The Company has received an undertaking from the Bermuda government exempting it from all local income, withholding and capital gains taxes until March 28, 2016. At the present time, no such taxes are levied in Bermuda.

  United States

        The Company believes that it, and its non-U.S. subsidiaries, are not engaged in a trade or business in the United States and, accordingly, are not subject to United States taxation.

7.
Commitments and contingencies

(a)
Concentrations of credit risk

    As of April 6, 2006 the Company's assets primarily consisted of cash and assumed premium receivable. The Company believes it bears no credit risk in its cash on deposit. Although there may be credit risk with respect to its assumed premium receivable from Tower Insurance Company of New York, an insurance company subsidiary of Tower, we believe these premiums will be fully collectible.

    The Company's future investments will be managed following prudent standards of diversification. Specific provisions limit the allowable holdings of a single issue and issuers. The Company believes that there are no significant concentrations of credit risk associated with its investments.

  (b)
  Employment agreements

    The Company has entered into employment agreements, effective April 4, 2006, with certain individuals that provide for option awards, executive benefits and severance payments under certain circumstances.

  (c)
  Operating leasesThe Company leases and/or subleases office space. Future minimum lease commitments are $77,400 for 2006. There are no commitments for 2007 and thereafter.

8.
Related party transactions

        The transactions listed below are classified as related party transactions as each counterparty may be deemed to be an affiliate of the Company.

        Pursuant to a master agreement the Company entered into with Tower and certain of its subsidiaries, the Company provides traditional quota share reinsurance to certain of Tower's subsidiaries pursuant to three quota share reinsurance agreements. The Company also will enter into pooling agreements with certain of Tower's subsidiaries to supplement or replace Tower's management agreements with other insurance companies. The pooling agreements will ensure that all premiums and losses will be shared by the Company and Tower proportionately from the first claim dollar based on their respective participation percentages. The reinsurance agreements have, and the pooling agreements contemplated by the master agreement will have, a term of three years, subject to regulatory approval and to certain termination rights of the parties. The master agreement provides that the Company and Tower will cause their respective subsidiaries to enter into these pooling agreements as soon as practicable after required regulatory approvals and third party consents are obtained. As contemplated by the master agreement, Tower will manage and enter into the pooling agreements with the Company to pool brokerage business as well as traditional program business. In addition, the Company will manage and pool with Tower the specialty program business. CastlePoint Management entered into a service and expense sharing agreement with Tower and certain of its subsidiaries pursuant to which CastlePoint Management can purchase from them insurance company services at cost and market these services to the Company's program underwriting agents on an unbundled basis. CastlePoint Management will share with Tower 50% of the profits and losses generated from these services. In addition, pursuant to a program management agreement between CastlePoint Management and Tower's insurance companies, CastlePoint Management is appointed agent to perform certain underwriting and claims services with respect to the specialty program business and insurance risk-sharing business.

        As of March 31, 2006, Tower Insurance Company of New York and Tower National Insurance Company ceded $40,934,274 of unearned premium as part of the three quota share reinsurance agreements described above.

9.
Statutory financial data

        CastlePoint Re is registered as a Class 3 reinsurer under The Insurance Act 1978 (Bermuda), amendments thereto and related regulations (the "Insurance Act"). Under the Insurance Act, CastlePoint Re is required to prepare Statutory Financial Statements and to file a Statutory Financial Return. The Insurance Act also requires CastlePoint Re to maintain a minimum share capital of $120,000 and to meet a minimum solvency margin. To satisfy these requirements, CastlePoint Re was required to maintain a minimum level of statutory capital and surplus of $6.5 million. CastlePoint Re was also required to maintain a minimum liquidity ratio. All requirements were met by CastlePoint Re. The statutory assets were approximately $292.3 million and surplus was approximately $249.8 million, as of April 6, 2006.

GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS

Acquisition costs:	The aggregate of policy acquisition costs, including commissions and the portion of administrative, general and other expenses attributable to underwriting operations.
Attachment point:	The amount of loss (per occurrence or in the aggregate, as the case may be) above which excess of loss insurance or reinsurance becomes operative.
Broker:	One who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other service rendered, between (1) a policyholder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.
Bundled Services:	Services generally provided by an insurance company as part of its insurance product offering.
Capacity:	The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions or indirect restrictions.
Captives	Insurance companies that are owned by policyholders or program underwriting agents. "Rent-a-captives" refer to facilities that allow policyholders or program underwriting agents to receive the benefit of captives without owning them; for example, rent-a-captives allow policy holders or program underwriting agents to rent a "cell" within a captive that segregates their underwriting results.
Case reserves:	Loss reserves, established with respect to specific, individual reported claims.
Casualty insurance or reinsurance:	Insurance or reinsurance that is primarily concerned with the losses caused by injuries to third persons (in other words, persons other than the policyholder) and the resulting legal liability imposed on the underlying insured resulting therefrom.
Catastrophe; Catastrophic:	A severe loss or disaster, typically involving multiple claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.
Catastrophe loss:	Loss and directly identified loss adjustment expenses from catastrophes.

Catastrophe reinsurance:	A form of excess of loss reinsurance which, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. These reinsurance contracts are typically designed to cover property insurance losses but can be written to cover other types of insurance losses such as losses from workers' compensation policies.
Cede; Cedent; Ceding company:	When a party reinsures its liability with another, it transfers or "cedes" business (premiums or losses) and is referred to as the "cedent" or "ceding company."
Ceding commission:	A fee based upon the ceding company's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense), which also may include a profit factor.
Claim:	Request by an insured or reinsured for indemnification by an insurance company or a reinsurance company for loss incurred from an insured peril or event.
Combined ratio:	The combined ratio is the sum of the loss ratio and the underwriting expense ratio. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio over 100% generally indicates unprofitable underwriting prior to the consideration of investment income.
Deductible:	The amount of loss that an insured retains, although the insurer is legally responsible for losses within the deductible and looks to the insured for reimbursement for such losses. Contrast this with a self-insured retention (SIR), where the insurer is only responsible for claims in excess of the SIR, regardless of the financial status of the insured.
Directors' and officers' insurance:	Insurance or reinsurance which covers liability for corporate directors and officers for wrongful acts, subject to applicable exclusions, terms and conditions of the policy.
Excess and surplus lines:	Insurers who are not licensed and accept risks on a non-admitted or unregulated basis in accordance with state laws regarding excess and surplus lines insurance. Excess and surplus lines provisions of state law allow excess and surplus lines insurers to provide insurance only for risks for which there is no market available through licensed insurers in such state.

Excess of loss:	A generic term describing insurance or reinsurance that indemnifies the insured or the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "retention." Also known as non-proportional insurance or reinsurance. Excess of loss insurance or reinsurance is written in layers. An insurer or reinsurer or group of insurers or reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program" and will typically be placed with predetermined insurers or reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of an insurer's or reinsurer's insolvency.
Exclusions:	Provisions in an insurance or reinsurance policy excluding certain risks or otherwise limiting the scope of coverage.
Exposure:	The possibility of loss. A unit of measure of the amount of risk a company assumes.
Facultative Reinsurance:	The reinsurance of all or a portion of the insurance provided by a single policy. Each policy reinsured is separately negotiated.
Frequency:	The number of claims occurring during a given coverage period. This is sometimes quoted as number of claims per unit of exposure.
Generally accepted accounting principles ("U.S. GAAP"):	Accounting principles generally accepted in the United States of America,as defined by the American Institute of Certified Public Accountants, or statements of the Financial Accounting Standards Board. U.S. GAAP is the method of accounting to be used by CastlePoint for reporting to shareholders.
Gross premiums written:	Total premiums for insurance written and assumed reinsurance during a given period.
Incurred but not reported ("IBNR"):	Reserves for estimated losses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on losses which are known to the insurer or reinsurer.
Layer:	The interval between the retention or attachment point and the maximum limit of indemnity for which an insurer or reinsurer is responsible.
Loss ratio:	Loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our insurance and reinsurance business.

Loss reserves:	Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss expenses.
Losses and loss expense:	The expense of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs (also known as claim adjustment expenses) plus losses incurred with respect to claims.
Losses incurred:	The total losses sustained by an insurer or reinsurer under a policy or policies, whether paid or unpaid. Incurred losses include a provision for IBNR.
Net premiums earned:	The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.
Net premiums written:	Gross premiums written for a given period less premiums ceded to reinsurers and retrocessionaires during such period.
Pooling:	An arrangement or agreement providing a method of sharing premiums and losses between two or more primary insurance companies based on the percentage of participation in the pool by each pool member. The company that manages the pool may share its underwriting expenses related to such management by allocating a portion of these expenses to the other pool members based on their pro rata participation, or be compensated through management fees paid by the other pool members. See also the definition of "Pool management; managing" below.
Pool management; managing:	Services provided by a manager of a pool that may include, among other services, marketing, underwriting and issuing insurance policies, establishing underwriting guidelines, establishing producer and service provider fees and commissions, collecting premiums, adjusting, settling, defending and paying claims, performing administrative and policyholder services, as well as managing and administering existing and pool reinsurance. A pool manager earns a management fee for providing these and similar services.
Premiums:	The amount charged during the term on policies and contracts issued, renewed or reinsured by an insurance company or reinsurance company.
Program business:	Refers to narrowly defined classes of business that are underwritten on an individual policy basis by program underwriting agents on behalf of insurance companies.

Program underwriting agent:	Refers to an insurance intermediary that aggregates business from retail and general agents and manages business on behalf of insurance companies, including functions such as risk selection and underwriting, premium collection, policy form design and client service.
Property catastrophe premium reimbursement:	An amount that Tower reimburses CastlePoint Insurance Company for the property catastrophe excess of loss premium paid to CastlePoint Re to protect CastlePoint Insurance Company's net exposure to the pooled retention in excess of an amount equal to the product of $10 million multiplied by its percentage participation in the brokerage business pool. This applies to the brokerage business pooling agreement in the first year only.
Property insurance or reinsurance:	Insurance or reinsurance that provides coverage to a person with an insurable interest in tangible property for that person's property loss, damage or loss of use.
Proportional insurance and reinsurance; Pro rata insurance and reinsurance:	A generic term describing all forms of (re)insurance in which the (re)insurer shares a proportional part of the original premiums and losses of the (re)insured. Proportional (re)insurance is also known as pro rata (re)insurance, quota share (re)insurance or participating (re)insurance. In proportional (re)insurance, the (re)insurer generally pays the ceding company a ceding commission.
Quota share reinsurance:	Reinsurance under which the insurer cedes an agreed-upon fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis. The reinsurer pays the ceding company a commission, called a ceding commission, on the premiums ceded.
Rates:	Amounts charged per unit of insurance and reinsurance (also sometimes shown per unit of exposure).
Reinsurance:	An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.
Reinsurance agreement:	A contract specifying the terms of a reinsurance transaction (also known as a reinsurance certificate).

Reported losses:	Claims or potential claims that have been identified to a reinsurer by a ceding company or to an insurer by an insured.
Reserves:	Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses, for loss expenses and for unearned premiums. Loss reserves consist of "case reserves," or reserves established with respect to individual reported claims, and "IBNR reserves." For reinsurers, loss expenses reserves are generally not significant because substantially all of the loss expenses associated with particular claims are incurred by the primary insurer and reported to reinsurers as losses. Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also "Loss Reserves."
Retention:	The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level up to the outer limit of the policy or program, if any, are paid by the reinsurer. In proportional agreements, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage. Retention may also mean that portion of the loss retained by the insured or policyholder. Most insureds do not purchase insurance to cover their entire exposure. Rather, they elect to take a deductible or self-insured retention, a portion of the risk that they will cover themselves.
Retrocessional reinsurance;	A transaction in which a reinsurer cedes to another reinsurer, the retrocessionaire, all or
Retrocessionaire:	part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.
Risk-based capital ("RBC"):	A measure adopted by the NAIC and enacted by states for determining the minimum statutory capital and surplus requirements of insurers with required regulatory and company actions that apply when an insurer's capital and surplus is below these minimums.
Self-insure; Self-insurance layer or amount:	The retention of a portion of the risk by a person or entity for its own account. See "Deductible" above for a comparison.

Specialty lines:	Lines of insurance and reinsurance that provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard carriers.
Statutory accounting principles ("SAP"):	Recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by United States state insurance regulatory authorities including the NAIC, which in general reflect a liquidating, rather than going concern, concept of accounting.
Surplus:	As determined under SAP, the amount remaining after all liabilities, including loss reserves, are subtracted from all admitted assets. Admitted assets are assets of an insurer prescribed or permitted by a state to be recognized on the statutory balance sheet. Surplus is often referred to as "surplus as regards policyholders" for statutory accounting purposes.
Treaty reinsurance; Reinsurance treaties:	The reinsurance of a specified type or category of risks defined in a reinsurance agreement between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer, and the reinsurer is obligated to accept, a specified portion of all of that type or category of risks originally written by the primary insurer or reinsured.
Unbundled Services:	Unbundled services are services that can be purchased separately from an insurance service provider.
Underwriter:	An employee of an insurance or reinsurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.
Underwriting:	The insurer's or reinsurer's process of reviewing applications for coverage, and the decision whether to accept all or part of the exposure and determination of the applicable premiums; also refers to the acceptance of that coverage.
Underwriting expense ratio:	The underwriting expense ratio is the ratio of direct and ceding commission expenses and other underwriting expenses less policy billing fees to premiums earned. The underwriting expense ratio measures our operational efficiency in producing, underwriting and administering our insurance and reinsurance business.
Workers' compensation:	A system (established under state and federal laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.

You may rely only on the information contained in this prospectus or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are making an offer to sell, or are soliciting an offer to buy, these securities in any circumstances in which such offer or solicitation is unlawful. The information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date, and neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, crease any implication that the information contained in this prospectus is correct as of any time after its date.

29,580,000 Common Shares

CastlePoint Holdings, Ltd.

PROSPECTUS

                , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The expenses in connection with the registration of the common shares covered by this prospectus are set forth in the following table. All amounts except the registration fee are estimated:

Securities and Exchange Commission registration fee		$34,816
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

Item 14. Indemnification of Directors and Officers.

Indemnification of Directors and Officers

        We are a Bermuda exempted company. Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

        We have adopted provisions in our bye-laws that provide that we will indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors' and officers' liability policy for such a purpose.

Item 15. Recent Sales of Unregistered Securities

        The following information relates to the securities we have issued or sold since our incorporation on November 16, 2005 that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

        (i)    On January 16, 2006, we issued 12,000 of our common shares, with an initial par value of $1.00 per share, to Tower Group, Inc. ("Tower"), our sponsor, in consideration of its $15.0 million investment in us. Our authorized share capital was subsequently subdivided from $1.00 per share to

$0.01 per share, and the common shares held by Tower were therefore sub-divided into 1,200,000 shares of par value $0.01 each. On February 27, 2006, our Board approved the bonus issue of an additional 1,355,000 common shares to Tower. All of these shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

        (ii)   On April 4 and April 5, 2006, we issued an aggregate of (1) 19,916,190 of our common shares to Friedman, Billings, Ramsey & Co., Inc. ("FBR") as the initial purchaser at a purchase price of $9.30 per share, (2) 500,000 of our common shares to Friedman, Billings, Ramsey Group, Inc., the parent company of FBR, for its own account, at $9.30 per share, and (3) 6,608,810 of our common shares directly to "accredited investors" (as defined under Rule 501(a) under the Securities Act) at a purchase price of $10.00 per share. The shares purchased by FBR were resold by FBR to investors at $10.00 per share pursuant to Rule 144A and Regulation S under the Securities Act. The aggregate offering price to investors was $269,900,000.

        The issuances we made to FBR and to "accredited investors" were made pursuant to the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

        FBR received a discount of $0.70 per share with respect to 19,916,190 of the common shares sold pursuant to Rule 144A and Regulation S under the Securities Act and a placement fee of $0.70 per share with respect to 5,481,810 of the common shares that we sold directly to "accredited investors", for an aggregate discount/placement fee of $17,778,600.

        (iii)  Our sponsor, Tower, made available (i) its office space for use by us prior to April 6, 2006; and (ii) the time of certain employees of Tower, prior to April 6, 2006. In consideration of Tower's contribution, effective April 6, 2006, we issued warrants to Tower to purchase up to 1,127,000 of our common shares. These warrants are exercisable at $10.00 per share and have a ten-year term. The warrants were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

        (iv)  On April 4, 2006, we granted options to (1) certain officers to purchase an aggregate of 1,103,300 common shares and (ii) our non-employee directors to purchase an aggregate of 22,866 common shares, each pursuant to 2006 long-term equity compensation plan. These options are exercisable at $10.00 per share and have a ten-year term. The options granted to our officers will vest in installments over a period of three and a half years. The options granted to our non-employee directors will vest on the first anniversary of the date of grant. The options were granted pursuant to the exemption provided by Section 4(2) under the Securities Act for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1	Purchase/Placement Agreement by and between the Company and Friedman, Billings, Ramsey & Co., Inc. dated March 27, 2006
3.1	Memorandum of Association of the Company
3.2	Amended and Restated Bye-Laws of the Company
*4.1	Form of Common Share Certificate
*4.2	Amended and Restated Warrant granted by the Company to Tower Group, Inc., effective April 6, 2006
4.3	Registration Rights Agreement by and between the Company and Friedman, Billings, Ramsey & Co., Inc., dated as of April 4, 2006
4.4	Registration Rights Agreement by and between the Company and Tower Group, Inc., dated as of April 4, 2006
5.1	Opinion of Conyers Dill & Pearman
10.1	Employment Agreement between CastlePoint Holdings, Ltd. and Michael H. Lee, dated as of April 4, 2006
*10.2	Employment Agreement between Joel S. Weiner and CastlePoint Holdings, Ltd., dated as of April 4, 2006
*10.3	Employment Agreement between CastlePoint Reinsurance Company, Ltd. and Joseph P. Beitz
10.4	2006 Long-Term Equity Compensation Plan
10.5	Form of Stock Option Agreement for Executive Employee Recipients of Options under 2006 Long-Term Equity Compensation Plan
10.6	Form of Stock Option Agreement for Non-Employee Director Recipients of Options under 2006 Long-Term Equity Compensation Plan
10.7	Master Agreement, dated as of April 4, 2006, among the Company, CastlePoint Management Corp., Tower Group, Inc., Tower Insurance Company of New York and Tower National Insurance Company
10.8
Program Management Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Management Corp., Tower Insurance Company of New York and Tower National Insurance Company
10.9
Service and Expense Sharing Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Management Corp., Tower Risk Management Corp., Tower Insurance Company of New York and Tower National Insurance Company
10.10
Brokerage Business Quota Share Reinsurance Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company

10.11
Amendment No. 1 to Brokerage Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
10.12
Traditional Program Business Quota Share Reinsurance Agreement, dated as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
10.13
Amendment No. 1 to Traditional Program Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
10.14
Specialty Program Business and Insurance Risk Sharing Quota Share Reinsurance Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
10.15
Amendment No. 1 to Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
10.16	Form of Brokerage Business Pooling Agreement among Tower Insurance Company of New York, Tower National Insurance Company and CastlePoint Insurance Company
10.17	Form of Traditional Program Business Pooling Agreement among Tower Insurance Company of New York, Tower National Insurance Company and CastlePoint Insurance Company
10.18	Form of Specialty Program Business Pooling Agreement among Tower Insurance Company of New York, Tower National Insurance Company and CastlePoint Insurance Company
21.1	List of subsidiaries of the Company
23.1	Consent of PricewaterhouseCoopers (Bermuda)
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

*
To be filed by amendment

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

  (2)
  That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 31st day of May, 2006.

CASTLEPOINT HOLDINGS, LTD.
/s/ MICHAEL H. LEE Michael H. Lee Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Michael H. Lee and Joel S. Weiner and each of them, with full power of substitution and full power to act, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any and all registration statements filed pursuant to Rule 462(b) of the Securities Act of 1933 (including post-effective amendments) to register additional securities and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL H. LEE Michael H. Lee	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2006
/s/ JOEL S. WEINER Joel S. Weiner	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 31, 2006
/s/ WILLIAM A. ROBBIE William A. Robbie	Director	May 31, 2006

/s/ ROBERT SMITH Robert Smith	Director	May 31, 2006
/s/ GREGORY T. DOYLE Gregory T. Doyle	Director	May 31, 2006
/s/ MICHAEL H. LEE Michael H. Lee	Authorized Representative in the United States	May 31, 2006

EXHIBIT INDEX

Exhibit Number	Description
1	Purchase/Placement Agreement by and between the Company and Friedman, Billings, Ramsey & Co., Inc. dated March 27, 2006
3.1	Memorandum of Association of the Company
3.2	Amended and Restated Bye-Laws of the Company
*4.1	Form of Common Share Certificate
*4.2	Amended and Restated Warrant granted by the Company to Tower Group, Inc., effective April 6, 2006
4.3	Registration Rights Agreement by and between the Company and Friedman, Billings, Ramsey & Co., Inc., dated as of April 4, 2006
4.4	Registration Rights Agreement by and between the Company and Tower Group, Inc., dated as of April 4, 2006
5.1	Opinion of Conyers Dill & Pearman
10.1	Employment Agreement between CastlePoint Holdings, Ltd. and Michael H. Lee, dated as of April 4, 2006
*10.2	Employment Agreement between Joel S. Weiner and CastlePoint Holdings, Ltd., dated as of April 4, 2006
*10.3	Employment Agreement between CastlePoint Reinsurance Company, Ltd. and Joseph P. Beitz
10.4	2006 Long-Term Equity Compensation Plan
10.5	Form of Stock Option Agreement for Executive Employee Recipients of Options under 2006 Long-Term Equity Compensation Plan
10.6	Form of Stock Option Agreement for Non-Employee Director Recipients of Options under 2006 Long-Term Equity Compensation Plan
10.7	Master Agreement, dated as of April 4, 2006, among the Company, CastlePoint Management Corp., Tower Group, Inc., Tower Insurance Company of New York and Tower National Insurance Company
10.8
Program Management Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Management Corp., Tower Insurance Company of New York and Tower National Insurance Company
10.9
Service and Expense Sharing Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Management Corp., Tower Risk Management Corp., Tower Insurance Company of New York and Tower National Insurance Company
10.10
Brokerage Business Quota Share Reinsurance Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
10.11
Amendment No. 1 to Brokerage Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company

10.12
Traditional Program Business Quota Share Reinsurance Agreement, dated as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
10.13
Amendment No. 1 to Traditional Program Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
10.14
Specialty Program Business and Insurance Risk Sharing Quota Share Reinsurance Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
10.15
Amendment No. 1 to Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
10.16	Form of Brokerage Business Pooling Agreement among Tower Insurance Company of New York, Tower National Insurance Company and CastlePoint Insurance Company
10.17	Form of Traditional Program Business Pooling Agreement among Tower Insurance Company of New York, Tower National Insurance Company and CastlePoint Insurance Company
10.18	Form of Specialty Program Business Pooling Agreement among Tower Insurance Company of New York, Tower National Insurance Company and CastlePoint Insurance Company
21.1	List of subsidiaries of the Company
23.1	Consent of PricewaterhouseCoopers (Bermuda)
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

*
To be filed by amendment

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Table of Contents
CERTAIN IMPORTANT INFORMATION
PROSPECTUS SUMMARY
The Offering
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
INSTITUTIONAL TRADING AND RELATED SHAREHOLDER MATTERS
DIVIDEND POLICY
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY BACKGROUND
BUSINESS
REGULATION
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SHARE CAPITAL
MATERIAL TAX CONSIDERATIONS
SHARES ELIGIBLE FOR FUTURE SALE
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED BALANCE SHEET
CASTLEPOINT HOLDINGS, LTD. CONSOLIDATED BALANCE SHEET AS OF APRIL 6, 2006
CASTLEPOINT HOLDINGS, LTD. CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
CASTLEPOINT HOLDINGS, LTD. CONSOLIDATED NOTES TO BALANCE SHEET
GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX